Exhibit 10.1

EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of
June 2, 2021
among
BELDEN INC.

The Foreign Borrowers and Other Loan Parties Party Hereto
The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agent

and
CITIBANK, N.A. and U.S. BANK NATIONAL ASSOCIATION
as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Bookrunners and Joint Lead Arrangers

ASSET BASED LENDING

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SCHEDULES:
Commitment Schedule
Schedule 2.06 – Existing Letters of Credit
Schedule 3.06 – Disclosed Matters
Schedule 3.14 – Insurance
Schedule 3.15 – Capitalization and Subsidiaries
Schedule 5.18 – Post-Closing Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.09 –Transactions with Affiliates
Schedule 6.10 – Existing Restrictions
EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Borrowing Base Certificate
Exhibit C – Form of Compliance Certificate
Exhibit D – Joinder Agreement
Exhibit E-1 – U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2 – U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3 – U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4 – U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F – List of Closing Documents
Exhibit G – Form of Borrowing Subsidiary Agreement

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 2, 2021 (as it may be amended or modified from time to time, this “Agreement”) among BELDEN INC., the FOREIGN BORROWERS party hereto, the other Loan Parties party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and CITIBANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents.
The parties hereto agree as follows:
Article I.

Definitions
SECTION 1.01.     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in U.S. Dollars.
“Account” has the meaning assigned to the term (a) “Accounts” in the applicable Collateral Documents (other than the Dutch Collateral Documents and the German Collateral Documents), (b) “Receivables” in the Dutch Collateral Documents, and (c) “Trade Receivables” in the German Collateral Documents.
“Account Debtor” means any Person obligated on an Account.
“Acquisition” means any transaction, or any series of related transactions, by which any Loan Party or any Restricted Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person (or business line or division thereof), whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
“Adjusted EURIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a)  the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in U.S. Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent, security trustee and collateral agent for the Secured Parties hereunder or, as applicable, such branches or affiliates of JPMorgan Chase Bank, N.A. as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agency Site” means the Intralinks or another electronic platform site established by the Administrative Agent to administer this Agreement.
“Agent-Related Person” has the meaning assigned to it in Section 9.03(c).
“Aggregate Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Commitment and (ii) the Aggregate Borrowing Base minus (b) the Aggregate Revolving Exposure.
“Aggregate Borrowing Base” means, at any time, the sum of the Domestic Borrowing Base at such time plus the Primary Foreign Borrowing Base at such time plus the German A Borrowing Base at such time plus the German B Borrowing Base at such time.
“Aggregate Commitment” means, at any time, the aggregate of the Commitments of all of the Lenders, as increased and/or reduced from time to time pursuant to the terms and conditions hereof. As of the Restatement Effective Date, the Aggregate Commitment is $300,000,000.
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.
“Agreed Currencies” means, collectively, (a) U.S. Dollars, Euro, Sterling and Canadian Dollars and (b) and any additional currencies determined after the Effective Date by mutual agreement of the Company, each Lender and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into U.S. Dollars.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in U.S. Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.
“AML Legislation” has the meaning assigned to such term in Section 9.15(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its Affiliates from time to time concerning or relating to money laundering, bribery or corruption.
“Applicable Parties” has the meaning assigned to it in Section 8.03(c).
“Applicable Percentage” means (a) with respect to any Domestic Tranche Lender in respect of a Domestic Tranche Credit Event, its Domestic Tranche Percentage and (b) with respect to any Global Tranche Lender in respect of a Global Tranche Credit Event, its Global Tranche Percentage.
“Applicable Overnight Rate” means, with respect to any Swingline Loan, LC Disbursement, Protective Advance or other applicable obligation bearing interest at the Applicable Overnight Rate, (a) if made to any Foreign Borrower (other than the Canadian Borrower) and denominated in U.S. Dollars, the Overnight LIBO Rate, (b) if denominated in Sterling, the applicable Daily Simple RFR for Sterling, (c) if denominated in Euro, the applicable Daily Simple RFR for Euro, and (d) if denominated in Australian Dollars, the AUD Screen Rate.
“Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth below under the caption “ABR and Canadian Base Rate Spread” or “Eurocurrency, CDOR, Applicable Overnight Rate, CBR and RFR Spread”, as the case may be, based upon the Average Quarterly Availability as of the most recent determination date:

	Average Quarterly Availability	ABR and Canadian Base Rate Spread	Eurocurrency, CDOR, Applicable Overnight Rate, CBR and RFR Spread
Category 1	> $200,000,000	0.25%	1.25%
Category 2	> $100,000,000 but < $200,000,000	0.50%	1.50%
Category 3	< $100,000,000	0.75%	1.75%

For purposes of the foregoing,  the Applicable Rate shall be determined as of the beginning of each fiscal quarter of the Company and shall be effective during the period commencing on and including the first day of each fiscal quarter of the Company and ending on the last day of such fiscal quarter, it being understood and agreed that, for purposes of determining the Applicable Rate on the first day of any fiscal quarter of the Company, the Average Quarterly Availability during the most recently ended fiscal quarter of the Company shall be used; provided that (i) the Average Quarterly Availability shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate or related information required to be delivered hereunder, during the period from the expiration of the time for delivery thereof until each such Borrowing Base Certificate and related information is so delivered and (ii) the Average Quarterly

Availability shall be deemed to be in Category 1 during the period from the Restatement Effective Date to, and including, the last day of the first full fiscal quarter of the Company ending after the Restatement Effective Date.
“Applicable Time” means, with respect to any Borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent and, if the Borrower Representative’s consent is required for the related assignment, the Borrower Representative (such approval not to be unreasonably withheld or delayed).
“AUD Screen Rate” means for any date of determination, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange for overnight deposits as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the day of such determination. If the AUD Screen Rate shall be less than 0%, the AUD Screen Rate shall be deemed to be 0% for purposes of this Agreement.
“Auditor’s Determination” has the meaning assigned to such term in Section 11.14(c).
“Australian Dollars” means the lawful currency of the Commonwealth of Australia.
“Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.
“Average Quarterly Availability” means, for any fiscal quarter of the Company, an amount equal to the average daily Aggregate Availability during such fiscal quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, with (a) respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the U.K., Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the U.K. relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services” means each and any of the following bank services provided to any Loan Party (or any Subsidiaries of the Loan Parties if the Borrower Representative has provided written notice to the Administrative Agent of the services in favor of such Subsidiaries to be secured) by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).
“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties (or any Subsidiaries of the Loan Parties if the Borrower Representative has provided written notice to the Administrative Agent of the Banking Services in favor of such Subsidiaries to be secured), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding or proposal, or has had a receiver, interim receiver, receiver and manager, sequestrator, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, with respect to any Loan in any Agreed Currency, the applicable Relevant Rate for such Loan in such Agreed Currency (or the CDOR Rate with respect to any Loan denominated in Canadian Dollars); provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.14.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency or in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below:
(1)    in the case of any Loan denominated in U.S. Dollars other than a Loan or other amount bearing interest at the Overnight LIBO Rate, the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment,
(2)    in the case of any Loan denominated in U.S. Dollars or any Loan or amount bearing interest at the Overnight LIBO Rate, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment,
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determinate the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower Representative shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other Dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;
(3)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower Representative pursuant to Section 2.14(c); or
(4)    in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), in each case, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Blocking Regulation” has the meaning assigned to such term in Section 3.21.
“Board” means the Board of Governors of the Federal Reserve System of the U.S.
“Borrowers” means, collectively, the Company and the Foreign Borrowers.
“Borrower Representative” has the meaning assigned to such term in Section 12.01.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans and CDOR Rate Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit G and/or such other agreement reasonably acceptable to the Administrative Agent and the Borrower Representative.
“Borrowing Bases” means, collectively, the Domestic Borrowing Base, the Primary Foreign Borrowing Base, the German A Borrowing Base and the German B Borrowing Base.
“Borrowing Base Certificate” means a certificate, setting forth the calculation of each Borrowing Base, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its Permitted Discretion.
“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day which is not a TARGET Day), (b) when used in connection with any Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are authorized or required by law to remain closed, (c) when used in connection with an RFR Loan and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day.
“Canada” means, collectively, Canada and each province and territory thereof.
“Canadian Attorney-in-Fact” has the meaning assigned to such term in Section 8.07(d).
“Canadian Base Rate” means, for any day, the rate per annum determined by the Administrative Agent to be the greater of (a) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (b) the sum of (i) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day (or if such day is not a Business Day, the immediately preceding Business Day) (as adjusted by the Administrative Agent after 10:15 a.m. Toronto time to reflect any error in the posted rate of interest or in the posted average annual rate of interest), plus (ii) one percent (1.0%); provided, that if any the above rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement. Any change in the Canadian Base Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“Canadian Base Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based on the Canadian Base Rate.
“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, maintained or sponsored by or under which any Canadian Loan Party or any Subsidiary of any Canadian Loan Party has any liability with respect to any of their respective employees or former employees, but excluding any Canadian Pension Plans and any plan maintained by the Government of Canada or the Government of any province of Canada including the Canada Pension Plan, the Quebec Pension Plan, Employment Insurance and workers’ compensation benefits plans.
“Canadian Borrower” means Belden Canada ULC, an unlimited liability company organized under the laws of the Province of Alberta, Canada.
“Canadian Collateral Documents” means the Canadian Security Agreement and each other pledge agreement, Mortgage, security agreement, deed of hypothec, charge, debenture or other collateral agreement that is entered into by any Canadian Loan Party (or any share pledge with respect to the shares of any Canadian Loan Party) in favor of the Administrative Agent, securing all or any portion of the Secured Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement (including, without limitation, Section 5.14) or any other Loan Document.
“Canadian Defined Benefit Plan” means a Canadian Pension Plan, including any Canadian MEPP that contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.
“Canadian Dollars” and “Cdn.$” means dollars in the lawful currency of Canada.
“Canadian Insolvency Laws” means each of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of Canada or any province or territory thereof, including any law of Canada or any province or territory thereof permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
“Canadian Loan Parties” means, collectively, the Canadian Borrower and each Material Foreign Restricted Subsidiary or other Person that is organized under the laws of Canada (or any province or territory thereof) and is or becomes a party hereto and to a Canadian Security Agreement on the Restatement Effective Date or pursuant to Section 5.14.
“Canadian MEPP” means a pension plan described in paragraph (b) of the definition of Canadian Pension Plan.
“Canadian Pension Plan” means a pension plan that is subject to the ITA and the applicable pension standards laws of any jurisdiction in Canada and that is either (a) maintained or sponsored by a Canadian Loan Party for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which a Canadian Loan Party is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec.
“Canadian Pension Termination Event” means (a) the withdrawal of a Canadian Loan Party or any Subsidiary of a Canadian Loan Party from a Canadian Defined Benefit Plan which is a Canadian MEPP that gives rise to an obligation to make contributions to amortize a funding deficiency of such plan in respect of employees or former employees of the Canadian Loan Party or any Subsidiary of the Canadian Loan Party, (b) the giving or the filing, pursuant to applicable laws, of a notice by a Canadian Loan Party or any Subsidiary of a Canadian Loan Party of its intent to terminate in whole or in part a Canadian Defined Benefit Plan or the filing of an amendment by a Canadian Loan Party or any Subsidiary of a Canadian Loan Party with the applicable Governmental Authority which terminates a Canadian Defined Benefit Plan, in whole or in part, (c) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan other than a Canadian MEPP, in whole or in part, or have a replacement administrator or trustee appointed to administer a Canadian Defined Benefit Plan or (d) any other event or condition which, under applicable law, might reasonably constitute grounds for the termination or winding up of a Canadian Defined Benefit Plan other than a Canadian MEPP, in whole or in part, or the appointment by any Governmental Authority of a replacement administrator or trustee to administer such a Canadian Defined Benefit Plan.
“Canadian Priority Payables” means, at any time, with respect to the Primary Foreign Borrowing Base:
(a)    the amount past due and owing by any Canadian Loan Party (or any other Person for which any Canadian Loan Party has joint and several liability), or the accrued amount for which each Canadian Loan Party has an obligation (whether several, or joint and several) to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations, (ii) employment insurance, (iii) goods and services Taxes, harmonized sales Tax, sales Taxes, retail sales Taxes, employee income Taxes and other Taxes payable or to be remitted or withheld, (iv) workers’ compensation, (v) wages, salaries, commission or compensation, including vacation pay, (vi) obligations under the Canada Pension Plan or any equivalent under the laws of any province of Canada, (vii) obligations pursuant to the Wage Earner Protection Program Act (Canada), as amended, and (viii) other charges and demands; in each case in respect of which any Governmental Authority or other Person may claim a security interest, hypothec, prior claim, trust or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted pursuant to the Loan Documents; and
(b)    the aggregate amount of any other liabilities of the Canadian Loan Parties (or any other Person for which the Canadian Loan Parties have joint and several liability) (i) in respect of which a trust (deemed or otherwise) has been or may be imposed on any Accounts or Inventory of any Canadian Loan Party to provide for payment or (ii) which are secured by a security interest, hypothecation, prior claim, pledge, charge, right, or claim or other Lien on any Collateral of any Canadian Loan Party, in each case pursuant to any applicable law, rule or regulation and which trust, security interest, hypothecation, prior claim, pledge, charge, right, claim or other Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents.
“Canadian Priority Payable Reserve” means, on any date of determination for the Primary Foreign Borrowing Base, a reserve established from time to time by the Administrative Agent in the exercise of its Permitted Discretion in such amount as the Administrative Agent may determine in respect of Canadian Priority Payables of the Canadian Borrower and the other Canadian Loan Parties.
“Canadian Protective Advance” has the meaning assigned to such term in Section 2.04.
“Canadian Restricted Subsidiary” means each Restricted Subsidiary organized under the laws of Canada or any province or territory thereof.
“Canadian Security Agreement” means that certain ABL Pledge and Security Agreement (including any and all supplements thereto), dated as of October 3, 2013, between the Canadian Loan Parties and the Administrative Agent, for the benefit of the Secured Parties.
“Canadian Swingline Loan” has the meaning assigned to such term in Section 2.05.
“Canadian Unpaid Supplier Reserve” means, with respect to each Canadian Loan Party, a reserve established by the Administrative Agent in the exercise of its Permitted Discretion in respect of any Inventory that is subject to rights of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) as amended, or any other laws of Canada or laws of any province of Canada that grant repossession, revendication or similar rights to an unpaid supplier, where such supplier’s right ranks or is capable of ranking in priority to, or pari passu with, one or more of the Liens granted in the Collateral Documents.
“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.
“Capital Impairment” has the meaning assigned to such term in Section 11.14(a).
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Dominion Period” shall mean any period of time, at the election of the Administrative Agent or at the direction of the Required Lenders, (i) when an Event of Default has occurred and is continuing, or (ii) commencing with the date on which Aggregate Availability is less than the greater of 10% of the Aggregate Borrowing Base and $20,000,000, and continuing until such subsequent date as when the Aggregate Availability has exceeded the greater of 10% of the Aggregate Borrowing Base and $20,000,000 for thirty (30) consecutive days.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“CDOR Rate” means, for any applicable Interest Period the annual rate of interest equal to the average rate applicable to Canadian Dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m., Toronto local time. on the first day of such Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:15 a.m., Toronto local time, to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Rate shall be less than 0%, the CDOR Rate shall be deemed to be 0% for purposes of the Credit Agreement.
“CDOR Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based on the CDOR Rate.
“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time, or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) any other Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0%; plus (B) the applicable Central Bank Rate Adjustment.
“Central Bank Rate Adjustment” means for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, and (c) any other Foreign Currency determined after the Restatement Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month (or, in the event the EURIBOR Screen Rate for deposits in the applicable Agreed Currency is not available for such maturity of one month, shall be based on the EURIBOR Interpolated Rate as of such time); provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.
“CFC” means a “controlled foreign corporation” under Section 957 of the Code.
“CFC Holding Company” means (a) a Domestic Restricted Subsidiary (i) with no material assets or business activities other than the ownership or management of Equity Interests in, or Indebtedness of, one or more CFCs and (ii) that does not incur, and is not otherwise liable for, any Indebtedness other than

Indebtedness constituting intercompany Indebtedness permitted under this Agreement or (b) a pass-through entity (including a partnership or disregarded entity for U.S. federal income tax purposes) that owns directly or indirectly Equity Interests in, or Indebtedness of, one or more CFCs.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated or approved by the board of directors of the Company, or (ii) appointed or approved by directors so nominated or approved; or (c) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (d) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ or managers’ qualifying shares) of the ordinary voting and economic power of any Foreign Borrower.
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, or any European equivalent regulation (such as the European Market and Infrastructure Regulation) and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.18.
“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Domestic Tranche Revolving Loans, Global Tranche Revolving Loans, Swingline Loans or Protective Advances and (b) any Commitment, refers to whether such Commitment is a Domestic Tranche Commitment or a Global Tranche Commitment.
“Code” means the Internal Revenue Code of 1986, as amended.
“Co-Documentation Agent” means each of Citibank, N.A. and U.S. Bank National Association each in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Collateral” means any and all property of a Loan Party subject to a Lien created by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be subject to a Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations; provided that, “Collateral” shall not include any Excluded Assets.
“Collateral Access Agreement” has the meaning assigned to such term in the applicable Security Agreement.
“Collateral Documents” means, collectively, the Canadian Collateral Documents, the Domestic Collateral Documents, the Dutch Collateral Documents, the German Collateral Documents, the U.K. Collateral Documents and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations.
“Collection Account” has the meaning assigned to such term in the applicable Security Agreement.
“Commitment” means, with respect to each Lender, the sum of such Lender’s Domestic Tranche Commitment and Global Tranche Commitment. The initial U.S. Dollar Amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 8.03(c).
“Company” means Belden Inc., a Delaware corporation.
“Company Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of Revolving Loans made by such Lender to the Company at such time plus (b) the U.S. Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the Company at such time plus (c) the U.S. Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the Company at such time.
“Company Swingline Loan” has the meaning assigned to such term in Section 2.05.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes, branch profits Taxes or any U.K. Bank Levy.
“Contribution Notice” means a contribution notice issued by the Pensions Regulator under s38 or s47 of the Pensions Act 2004 (U.K.).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Disbursement Account” means, collectively, accounts of the Loan Parties maintained with the Administrative Agent from time to time as zero balance, cash management accounts pursuant to and under any agreement between the Loan Parties and the Administrative Agent, as modified and amended from time to time, and through which disbursements of the Borrowers, any other Loan Party and any designated Subsidiary of the Borrowers are made and settled on a daily basis with no uninvested balance remaining overnight.
“Corresponding Debt” has the meaning assigned to such term in Section 8.07(g).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 9.22.
“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding.
“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.
“CRR” means the Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.
“Customer” has the meaning assigned to such term in Section 2.17(i).
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) (i) for any Loan denominated in Sterling, SONIA plus 0.0326% for the day that is 5 Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR

Interest Day and (ii) for any Swingline Loan denominated in Euros, ESTR plus 0.0456% for the day that is 5 Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day and (b) 0%. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrowers. Notwithstanding the foregoing, solely for purposes of determining the Applicable Overnight Rate based on Daily Simple RFR, any such determination of SONIA or ESTR shall be made as of the applicable RFR Interest Day (or if not a Business Day, the Business Day immediately preceding such RFR Interest Day) rather than the day 5 Business Days prior to such RFR Interest Day or the Business Day immediately preceding such RFR Interest Day.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Deposit Account” has the meaning assigned to such term in the applicable Security Agreement.
“Deposit Account Control Agreement” has the meaning assigned to such term in the applicable Security Agreement.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or any Restricted Subsidiary in connection with a disposition of assets that is so designated as Designated Noncash Consideration pursuant to a certificate of a Financial Officer of the Company delivered to the Administrative Agent setting forth the basis of such valuation.
“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Document” has the meaning assigned to such term in the applicable Security Agreement.
“Domestic Borrowing Base” means, at any time, the sum of (a) 90% of the Eligible Accounts of the Domestic Loan Parties at such time, plus (b) the product of 90% multiplied by the Net Orderly Liquidation Value (expressed as a percentage) identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the Domestic Loan Parties at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis plus (c) the Domestic PP&E Component at such time (not to exceed that portion of the Maximum PP&E Component allocated by Borrower Representative to the Domestic Borrowing Base in the most recent Borrowing Base Certificate) minus (d) Reserves pertaining to the Domestic Loan Parties (without duplication of any Reserves accounted for in the Domestic PP&E Component), such Eligible Accounts or such Eligible Inventory.
“Domestic Collateral Documents” means the Domestic Security Agreement, the Mortgages and each other pledge agreement, security agreement, or other collateral agreement that is entered into by any Domestic Loan Party in favor of the Administrative Agent, securing the Secured Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 5.14).
“Domestic Loan Parties” means, collectively, the Company and each Material Domestic Restricted Subsidiary or other Person organized under the laws of the U.S. that is or becomes a party hereto and to the Domestic Security Agreement on the Restatement Effective Date or pursuant to Section 5.14.
“Domestic PP&E Component” means, at the time of any determination, an amount equal to (a) the sum of the following amounts calculated for each Eligible Equipment of the Domestic Loan Parties: the applicable Equipment Amortization Factor for such Equipment multiplied by 85% of the Net Orderly Liquidation Value of such Eligible Equipment less (b) Reserves applicable to the Domestic PP&E Component and, without duplication of Reserves set forth in clause (d) of the definition of “Domestic

Borrowing Base,” the Domestic Loan Parties and established by the Administrative Agent in its Permitted Discretion.
“Domestic Protective Advance” has the meaning assigned to such term in Section 2.04.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary organized under the laws of a jurisdiction located in the U.S.
“Domestic Security Agreement” means that certain ABL Pledge and Security Agreement (including any and all supplements thereto), dated as of October 3, 2013, between the Domestic Loan Parties and the Administrative Agent, for the benefit of the Secured Parties.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.
“Domestic Tranche Commitment” means, with respect to each Domestic Tranche Lender, the commitment, if any, of such Lender to make Domestic Tranche Revolving Loans and to acquire participations in Domestic Tranche Letters of Credit, Protective Advances and Swingline Loans hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Domestic Tranche Lender’s Domestic Tranche Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Domestic Tranche Lender shall have assumed its Domestic Tranche Commitment, as applicable. The aggregate principal amount of the Domestic Tranche Commitments on the Restatement Effective Date is $210,000,000.
“Domestic Tranche Credit Event” means a Domestic Tranche Revolving Borrowing, the issuance, amendment, renewal or extension of a Domestic Tranche Letter of Credit, the making of a Swingline Loan or Protective Advance that the Domestic Tranche Lenders are required to participate in pursuant to the terms hereof, or any of the foregoing.
“Domestic Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn U.S. Dollar Amount of all outstanding Domestic Tranche Letters of Credit at such time plus (b) the aggregate U.S. Dollar Amount of all LC Disbursements in respect of Domestic Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The Domestic Tranche LC Exposure of any Domestic Tranche Lender at any time shall be its Domestic Tranche Percentage of the total Domestic Tranche LC Exposure at such time.
“Domestic Tranche Lender” means a Lender with a Domestic Tranche Commitment or holding Domestic Tranche Revolving Loans.
“Domestic Tranche Letter of Credit” means any Letter of Credit issued under the Domestic Tranche Commitments pursuant to this Agreement.
“Domestic Tranche Percentage” means, with respect to any Domestic Tranche Lender, percentage equal to a fraction the numerator of which is such Lender’s Domestic Tranche Commitment and the denominator of which is the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders (provided that, if the Domestic Tranche Commitments have terminated or expired, the Domestic Tranche Percentages shall be determined based upon such Lender’s share of the aggregate Domestic Tranche Revolving Exposures of all Lenders at that time); provided that, in accordance with Section 2.20, so long as any Domestic Tranche Lender shall be a Defaulting Lender, such Domestic Tranche Lender’s Domestic Tranche Commitment shall be disregarded in the foregoing calculation.
“Domestic Tranche Revolving Borrowing” means a Borrowing comprised of Domestic Tranche Revolving Loans.
“Domestic Tranche Revolving Exposure” means, with respect to any Domestic Tranche Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of such Lender’s Domestic Tranche Revolving Loans plus (b) the U.S. Dollar Amount of such Lender’s Domestic Tranche LC Exposure plus (c) the U.S. Dollar Amount of such Lender’s Domestic Tranche Swingline Exposure.
“Domestic Tranche Revolving Loan” means a Loan made by a Domestic Tranche Lender pursuant to Section 2.01.
“Domestic Tranche Swingline Exposure” means, at any time, the U.S. Dollar Amount of the aggregate Swingline Exposure of Domestic Tranche Lenders pursuant to the terms hereof. The Domestic Tranche Swingline Exposure of any Domestic Tranche Lender at any time shall be its Domestic Tranche Percentage of the total Domestic Tranche Swingline Exposure at such time.
“Domestic Tranche Unused Commitment” means, at any time, the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders at such time minus the aggregate Domestic Tranche Revolving Exposures of all Domestic Tranche Lenders at such time.
“Dutch Attorney-in-Fact” has the meaning assigned to such term in Section 12.08.
“Dutch Borrower” means Belden Europe B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands.
“Dutch Collateral Documents” means the Dutch Security Agreements and each other pledge agreement, security agreement, or other collateral agreement that is entered into by any Dutch Loan Party (or any share pledge with respect to the shares in the capital of any Dutch Loan Party) in favor of the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 5.14).
“Dutch Insolvency Event” means any bankruptcy (faillissement), suspension of payments ((voorlopige) surseance van betaling), administration (onderbewindstelling), dissolution (ontbinding) (other than as permitted under Section 6.03) statutory proceeding for the restructuring of debt (akkoordprocedure) under article 370(3) or 371(1) of the Dutch Bankruptcy Act (Faillissementswet), a Dutch Loan Party having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or (to the extent in force at such time) any filing of a claim with a Dutch court under Section 2.3 of the Temporary Act COVID-19 Payment Deferral (Tijdelijke Wet COVID-19 SZW en JenV).
“Dutch Loan Parties” means, collectively, the Dutch Borrower and each Material Foreign Restricted Subsidiary or other Person that is organized under the laws of the Netherlands that is or becomes a party hereto and to a Dutch Security Agreement pursuant to Section 5.14.

“Dutch Security Agreements” means any non-notarial deed of disclosed and/or undisclosed pledge expressed to be governed by Dutch law and purporting to create security in favour of the Administrative Agent as pledgee.
“Early Opt-in Election” means, if the then-current Benchmark with respect to U.S. Dollars is LIBO Rate, the occurrence of:
(1)    a notification by the Administrative Agent to (or the request by the Borrower Representative to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and the Borrower Representative to trigger a fallback from LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower Representative and the Lenders.
“EBITDA” means Net Income plus, to the extent deducted in determining Net Income, without duplication, (i) Interest Expense (including amortization of debt discount and debt issuance fees, costs and expenses), (ii) expense for taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including, without limitation, federal and state and local income taxes, foreign income taxes, or franchise taxes, (iii) depreciation, (iv) amortization, (v) each non-cash expense (including, without limitation, non-cash expenses related to stock based compensation), non-cash charge or non-cash loss (including, extraordinary, unusual or non-recurring non-cash losses), including, without limitation, in connection with Permitted Acquisitions or restructurings, incurred or recognized, (vi) cash charges incurred in connection with acquisition or divestiture activities prior to the Restatement Effective Date and to the extent not in excess of $10,000,000, (vii) fees, costs and expenses incurred in connection with any Permitted Acquisition, in each case whether or not consummated and solely to the extent disclosed in writing to the Administrative Agent and in an aggregate amount not to exceed $10,000,000 during any period of four consecutive fiscal quarters of the Company, (viii) cash charges or extraordinary, unusual or non-recurring cash losses incurred or recognized, including, without limitation, severance, relocation and restructuring expenses (provided that, the aggregate amount of any such cash charges or cash losses under this clause (viii) during any period of four consecutive fiscal quarters of the Company shall not exceed $50,000,000), (ix) any premiums, penalties or similar payments in connection with any refinancing of Indebtedness, together with the fees, costs and expenses incurred in connection with any such refinancing and (x) fees, costs and expenses incurred in connection with the Transactions, all calculated for the Company and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis, minus, to the extent included in Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from income tax expense), (3) any cash payments made during such period in respect of items described in clause (v) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred and (4) extraordinary, unusual or non-recurring income or gains recognized, all calculated for the Company and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date”, as used herein or in any Loan Document, means October 3, 2013, in reference to the effective date of the Existing Credit Agreement.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including email, e-fax, web portal access for the Borrowers, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Accounts” means, at any time, the Accounts of any Loan Party which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include (x) any Account of the U.K. Borrower prior to satisfaction of the U.K. Borrowing Base Condition, or (y) any Account of a Loan Party:
(a)other than to the extent a Reserve is established pursuant to clause (b), which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
(b)which is subject to any Lien, unless (i) such Lien constitutes (x) a Lien in favor of the Administrative Agent, (y) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent or (z) a Lien permitted under Section 6.02(b) or 6.02(h) or (ii) the Administrative Agent shall have established a Reserve in its Permitted Discretion for liabilities of such Loan Party that are secured by such Lien;
(c)(i) which is unpaid more than one hundred twenty (120) days after the date of the original invoice therefor or more than ninety (90) days after the original due date therefor (“Overage”) (when calculating the amount under this clause (i), for the same Account Debtor, the Administrative Agent shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor), or (ii) which has been written off the books of such Loan Party or otherwise designated as uncollectible;

(d)which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under clause (c) above;
(e)which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Loan Parties exceeds 20% or such greater percentage as the Administrative Agent may determine from time to time in its Permitted Discretion (or, if such Account Debtor is Wesco, 30% or such greater percentage as the Administrative Agent may determine from time to time in its Permitted Discretion) of the aggregate amount of Eligible Accounts of all Loan Parties (but will only be ineligible to the extent of such excess);
(f)with respect to which any covenant, representation or warranty contained in any Loan Document has been breached or is not true in any material respect (or, with respect to any covenant, representation or warranty which is subject to any materiality qualifier, has been breached or is not true in any respect);
(g)which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest (but only to the extent thereof);
(h)for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or if such Account was invoiced more than once;
(i)with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(j)which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrative receiver, administrator, compulsory manager, liquidator or other similar officer of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee, administrative receiver, administrator, compulsory manager, liquidator or other similar officer, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, administration, winding-up, or voluntary or involuntary case under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due or has had a moratorium declared in respect of it, (v) become insolvent, or (vi) ceased operation of its business (other than, in any such case, post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the United States Bankruptcy Code and reasonably acceptable to the Administrative Agent);
(k)which is owed by any Account Debtor which has sold all or a substantially all of its assets;
(l)which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S., Canada or, solely with respect to any Account Debtor of the Dutch Loan Parties, the German Borrowers or the U.K. Loan Parties, any Eligible Jurisdiction or (ii) is not organized under applicable laws of the U.S., any state of the U.S., Canada, or any province of Canada or, solely with respect to the Dutch Loan Parties, the German Borrowers or the U.K. Loan Parties, any Eligible

Jurisdiction, unless, in any such case, such Account is backed by a letter of credit or bank guarantee reasonably acceptable to the Administrative Agent; provided that (A) Accounts owing from the Key Foreign Account Debtors shall not be excluded from “Eligible Accounts” pursuant to this clause (l), and (B) so long as the public corporate/family rating of the Company is equal to or greater than Ba3 from Moody’s and BB- from S&P, other Accounts shall not be excluded from “Eligible Accounts” pursuant to this clause (l), to the extent the aggregate amount of availability generated from such other Accounts, together with the aggregate amount of availability generated from Accounts that are not excluded from “Eligible Accounts” pursuant to clause (B) of the proviso in clause (y) below (but without duplication of Accounts that would have otherwise been excluded under both clauses), does not exceed $15,000,000 in aggregate at any time;
(m)which is owed in any currency other than U.S. Dollars, Canadian Dollars, Sterling or Euro;
(n)which is owed by (i) any Governmental Authority of any country other than Canada (or any province or territory thereof) or the U.S. unless such Account is backed by a letter of credit or bank guarantee reasonably acceptable to the Administrative Agent, (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction or (iii) any Governmental Authority of Canada, or any province, territory, crown corporation, department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada) or other applicable Federal or provincial statutes, and any other steps necessary to perfect the Lien of the Administrative Agent in such Account, have been complied with to the Administrative Agent’s satisfaction;
(o)which is owed by any Affiliate of any Loan Party or any employee, officer or director of any Loan Party or any of its Affiliates;
(p)which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(q)which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
(r)which is evidenced by any promissory note, chattel paper or instrument;
(s)which is owed by an Account Debtor located (i) in any State of the U.S. which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction (or may do so at a later date without material penalty or prejudice and without affecting the collectability of such Account) or (ii) which is a Sanctioned Person;
(t)with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business (but only to the extent of any such reduction), or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(u)which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, foreign, provincial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(v) unless the Administrative Agent has established a Reserve in its Permitted Discretion, which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods (including but not limited to by way of retention of title), or which indicates any party other than such Loan Party as payee or remittance party;
(w)which was created on cash on delivery terms;
(x)which is subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would under the local governing law of the contract have the effect of restricting the assignment for or by way of security or the creation of security, in each case, unless (other than with respect to Accounts arising under contracts governed by Dutch law) the Administrative Agent has determined that such limitation is not enforceable; or
(y)as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than (i) in the case of Accounts owing to any Domestic Loan Party or any Canadian Loan Party, the U.S., any state thereof, the District of Columbia or Canada (or any province or territory thereof) or (ii) in the case of any European Loan Party, any Eligible Jurisdiction; provided that, (A) Accounts owing by Key Foreign Account Debtors shall not be excluded from “Eligible Accounts” pursuant to this clause (y), and (B) so long as the public corporate/family rating of the Company is equal to or greater than Ba3 from Moody’s and BB- from S&P, other Accounts shall not be excluded from “Eligible Accounts” pursuant to this clause (y), to the extent the aggregate amount of availability generated from such other Accounts, together with the aggregate amount of availability generated from Accounts that are not excluded from “Eligible Accounts” pursuant to clause (B) of the proviso in clause (l) above (but without duplication of Accounts that would have otherwise been excluded under both clauses), does not exceed $15,000,000 in aggregate at any time.
In the event that an Account of a Loan Party which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Loan Party or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Loan Party, the face amount of an Account may in the Administrative Agent’s Permitted Discretion, and be reduced by, without duplication hereunder or under the foregoing eligibility criteria and to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account. Notwithstanding the foregoing, the eligibility criteria for “Eligible Accounts” may not be made more restrictive or newly established after the Restatement Effective Date (i) without at least three (3) Business Days’ prior notice to the Borrower Representative and (ii) in response to circumstances or events in existence on the Restatement Effective Date and disclosed to the Administrative Agent prior to the Restatement Effective Date (including under any field examinations or appraisals conducted prior to the

Restatement Effective Date); provided that, the foregoing limitation in clause (ii) shall not apply in the event of a material change in the scope or magnitude of any such circumstances or events.
“Eligible Equipment” means, at any time, the Equipment of any Loan Party which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Equipment shall not include (x) any Equipment of the U.K. Borrower prior to satisfaction of the U.K. Borrowing Base Condition, or (y) any Equipment of a Loan Party that does not meet each of the following requirements:
(a)    such Loan Party has good title to such Equipment;
(b)    other than to the extent the Administrative Agent shall have established a Reserve in its Permitted Discretion for liabilities that secure any other Liens, such Equipment is subject to a first priority perfected Lien in favor of the Administrative Agent governed by the laws of the jurisdiction in which the Equipment in question is located and is free and clear of all other Liens of any nature whatsoever (except for (i) Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent or (ii) any Lien permitted under Section 6.02(b) or 6.02(h));
(c)    the full purchase price for such Equipment has been paid by such Loan Party;
(d)    such Equipment is located on premises (i) owned by such Loan Party, which premises are subject to a first priority perfected Lien (subject to Permitted Encumbrances) in favor of the Administrative Agent, unless (x) such Loan Party shall have delivered to the Administrative Agent a mortgage waiver in form and substance reasonably satisfactory to the Administrative Agent or (y) such premises are owned by such Loan Party in fee title free and clear of any Liens (other than Permitted Encumbrances), or (ii) leased by such Loan Party where (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
(e)    such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Loan Party in the ordinary course of business of such Loan Party;
(f)    such Equipment (i) is not subject to any agreement which restricts the ability of such Loan Party to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment and (ii) has not been purchased from a Sanctioned Person; and
(g)    such Equipment does not constitute “Fixtures” under the applicable laws of the jurisdiction in which such Equipment is located.
In the event that Equipment of any Loan Party which was previously Eligible Equipment ceases to be Eligible Equipment hereunder, such Loan Party or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. Notwithstanding the foregoing, the eligibility criteria for “Eligible Equipment” may not be made more restrictive or newly established after the Restatement Effective Date (i) without at least three (3) Business Days’ prior notice to the Borrower Representative and (ii) in response to circumstances or events in existence on the Restatement Effective Date and disclosed to the

Administrative Agent prior to the Restatement Effective Date (including under any field examinations or appraisals conducted prior to the Restatement Effective Date); provided that, the foregoing limitation in clause (ii) shall not apply in the event of a material change in the scope or magnitude of any such circumstances or events.
“Eligible Inventory” means, at any time, the Inventory (including raw materials and work-in-process) of any Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory of a Loan Party shall not include (x) any Inventory of the U.K. Borrower prior to satisfaction of the U.K. Borrowing Base Condition, or (y) any Inventory:
(a)    other than to the extent a Reserve is established pursuant to clause (b), which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
(b)    which is subject to any Lien, unless (i) such Lien constitutes (x) a Lien in favor of the Administrative Agent, (y) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent or (z) a Lien permitted under Section 6.02(b) or 6.02(h) or (ii) the Administrative Agent shall have established a Reserve in its Permitted Discretion for liabilities of such Loan Party that are secured by such Lien;
(c)    unless accounted for in the most recent Inventory appraisal when determining the Net Orderly Liquidation Value percentage, which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;
(d)    with respect to which any covenant, representation or warranty contained in any Loan Document has been breached or is not true in any material respect (or, with respect to any covenant, representation or warranty which is subject to any materiality qualifier, has been breached or is not true in any respect) and which does not conform to all applicable standards imposed by any Governmental Authority;
(e)    in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
(f)    which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return (unless undamaged and able to be resold in the ordinary course of business), repossessed goods, defective or damaged goods, goods held by such Loan Party on consignment, or goods which are not of a type held for sale in the ordinary course of business;
(g)    which (i) if such Loan Party is a Domestic Loan Party, is not located in the U.S. or Canada or is in transit with a common carrier from vendors and suppliers, (ii) if such Loan Party is a Canadian Loan Party, is not located in Canada or the U.S. or is in transit with a common carrier from vendors and suppliers or (iii) if such Loan Party is a European Loan Party, is not located in an Eligible Jurisdiction or is in transit with a common carrier from vendors and suppliers; provided that, (x) the foregoing criteria shall not exclude Inventory in transit among Loan Parties located in the same country from being eligible and (y) notwithstanding the foregoing provisions of this clause (g), up to $7,500,000 of Inventory in transit from vendors and suppliers or among Loan Parties not located in the same country may be included as Eligible Inventory so long as:
(A)    such Inventory has been shipped for receipt by the applicable Loan Party within forty-five (45) days of the date of shipment, but which has not yet been delivered to or on behalf of such Loan Party;
(B)    if requested by the Administrative Agent, the Administrative Agent shall have received a true and correct copy of the bill of lading and other shipping documents for such Inventory;
(C) the Administrative Agent shall have received evidence of satisfactory casualty insurance naming the Administrative Agent as lender loss payee and otherwise covering such risks as the Administrative Agent may reasonably request;
(D)    if such Inventory is covered by a negotiable bill of lading, the Administrative Agent shall have received confirmation that the bill is issued in the name of such Loan Party and, upon the Administrative Agent’s request, consigned to the order of the Administrative Agent and, with respect to any such Inventory shipped internationally, an acceptable customs broker agreement has been executed with such Loan Party’s customs broker;
(E)    with respect to Inventory shipped internationally, the Administrative Agent shall have established a Reserve, if it determines a Reserve is needed, in its Permitted Discretion for customs duties and customs fees associated with such Inventory;
(F)    no default exists under any agreement in effect between the vendor of such Inventory and Loan Party that would permit such vendor under any applicable law to divert, reclaim, reroute or stop shipment of such Inventory;
(G)    the common carrier is not an Affiliate of the applicable vendor or supplier; and
(H)    with respect to Inventory shipped internationally, the customs broker is not an Affiliate of any Loan Party;
(h)    which is located in any location leased by such Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
(i)    which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
(j)    which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor, unless (i) such processor has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
(k)    which is a discontinued product or component thereof (unless such discontinuance does not adversely impact the salability of the remaining Inventory);
(l)    which is the subject of a consignment by such Loan Party as consignor; provided that, consigned Inventory may be eligible if the applicable consignee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation and the Administrative Agent may reasonably require;
(m)    which is perishable;
(n)    which contains or bears any intellectual property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
(o)    which is not reflected in a current perpetual inventory report of such Loan Party (unless in transit);
(p)    which is located in the Netherlands and with respect to which a right of reclamation (recht van reclame) may at some point be asserted by the vendor or supplier thereof, provided that Inventory of a Loan Party which may be or become subject to any rights of reclamation shall not be excluded from Eligible Inventory solely pursuant to this clause (p) in the event that (A) the vendor or supplier has validly and unconditionally waived its right of reclamation in any contract or related documentation (such as invoices or purchase orders) relating to such Inventory, (B) the Administrative Agent shall have received evidence satisfactory to it that the purchase price of such Inventory is not past due or (C) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory;
(q)    which has been acquired from a Sanctioned Person; or
(r)    for which (i) any contract or related documentation (such as invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof and (ii) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof, provided that Inventory of a Loan Party which may be subject to any rights of retention of title shall not be excluded from Eligible Inventory solely pursuant to this clause (r) in the event that (A) the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has or will be paid or (B) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory.
In the event that Inventory of any Loan Party which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Loan Party or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. Notwithstanding the foregoing, the eligibility criteria for “Eligible Inventory” may not be made more restrictive or newly established after the Restatement Effective Date (i) without at least three (3) Business Days’ prior notice to the Borrower Representative and (ii) in response to circumstances or events in existence on the Restatement Effective Date and disclosed to the Administrative Agent prior to the Restatement Effective Date (including under any field examinations or appraisals conducted prior to the Restatement Effective Date); provided that, the foregoing limitation in clause (ii) shall not apply in the event of a material change in the scope or magnitude of any such circumstances or events.
“Eligible Jurisdiction” means (a) each jurisdiction where any Borrower is organized and (b) each of Austria, Belgium, Denmark, Finland, France, Germany, Italy, Ireland, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the U.K.; provided that the Administrative Agent may, in its Permitted Discretion, add one or more countries to those Eligible Jurisdictions pursuant to this clause (b).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any violation of any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed on the Company or any Restricted Subsidiary with respect to any of the foregoing.
“Equipment” has the meaning assigned to such term in the applicable Security Agreement.
“Equipment Amortization Factor” means, with respect to any Equipment on any date of determination, 1 minus a fraction, the numerator of which is the number of full fiscal quarters of the Company elapsed as of such date (including any such fiscal quarter ending on such date) since October 1, 2021 (or, if later, the date of the Administrative Agent’s receipt of the results of the most recent completed appraisal of such Equipment conducted at the request of the Loan Parties pursuant to Section 5.11 hereof) and the denominator of which is 28.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 4001 of ERISA or Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan (including the cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Section 4245 of ERISA.
“Establishment” means, in respect of any Person, any place of operations where such Person carries out a non-transitory economic activity with human means and goods, assets or services.
“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.
“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).
“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“EURIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two (2) TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two (2) TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower Representative. If the EURIBOR Screen Rate shall be less than 0%, the EURIBOR Screen Rate shall be deemed to be 0% for purposes of this Agreement.
“Euro” and “€” mean the single currency of the Participating Member States.
“Eurocurrency”, when used in reference to a Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Eurocurrency Rate. For the avoidance of doubt, no Swingline Loan made hereunder shall constitute a Eurocurrency Loan or Borrowing.
“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.
“Eurocurrency Rate” means, with respect to (a) any Eurocurrency Borrowing denominated in Dollars, the Adjusted LIBO Rate, and (b) any Eurocurrency Borrowing denominated in Euros, the Adjusted EURIBOR Rate.
“European Loan Parties” means, collectively, the Dutch Loan Parties, the German Loan Parties and the U.K. Loan Parties.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Assets” means (a) any lease, license, contract, document, instrument or agreement to which any Loan Party is a party, to the extent that the creation of a Lien on such assets would, under the express terms of such lease, license, contract, document, instrument or agreement, result in a breach of the terms of, or constitute a default under, such lease license, contract, document, instrument or agreement (other than to the extent that any such term (i) has been waived (without any obligation on the Loan Parties to obtain such waiver) or (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law; provided that, immediately upon the ineffectiveness, lapse or termination of any such express term, such assets shall automatically cease to constitute “Excluded Assets”, (b) any property that is subject to a purchase money Lien or a capital lease permitted under the Loan Documents if the agreement pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than any Borrower and/or its Affiliates which has not been obtained (without any obligation on the Loan Parties to obtain such consent) as a condition to the creation of any other Lien on such property, (c) any leasehold interests in real property and improvements and Fixtures thereon, (d) any real property owned by a Loan Party (and improvements and Fixtures relating thereto) that is not subject to a Mortgage on the Restatement Effective Date, (e) Equity Interests in any Person that is not both a Wholly-Owned Subsidiary and a direct Restricted Subsidiary of a Loan Party, (f) payroll accounts, trust accounts, employee benefit accounts and zero-balance disbursement accounts (that are not collection accounts), (g) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (h) any property of Unrestricted Subsidiaries, (i) solely with respect to any Secured Obligations incurred by or on behalf of a Domestic Loan Party, any Equity Interests in or assets of (A) a direct or indirect Foreign Subsidiary of the Company or a CFC Holding Company, except that Excluded Assets shall not include 65% of the outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each such First Tier Foreign Subsidiary or CFC Holding Company, provided, however, that no more than 65% of the voting Equity Interests of a First-Tier Foreign Subsidiary or CFC Holding Company, as applicable, in the aggregate, may be pledged to secure the Secured Obligations or (B) a direct or indirect Domestic Subsidiary of a CFC; (j) any aircraft; (k) Accounts owed to any Loan Party by Siemens Mobility AG or its Affiliates (so long as such Accounts are subject to a Permitted Factoring Transaction); and (l) any other property, to the extent the granting of a Lien therein is prohibited by any Requirement of Law (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law; provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute “Excluded Assets”); provided further that (x) “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets), (y) the foregoing exclusions shall not apply to any asset or property of the Company and its Subsidiaries on which a Lien has been granted to secure Term Loan Obligations or Junior Secured Indebtedness, and (z) the foregoing exclusions shall not apply to the Collateral of any U.K. Loan Party if such exclusion could limit the Administrative Agent's ability to appoint an administrator in an insolvency proceeding for such U.K. Loan Party.
“Excluded Subsidiary” means a Subsidiary that is either (A) a direct or indirect Domestic Subsidiary of a CFC or (B) a CFC Holding Company.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Canadian capital Taxes, branch profits Taxes and amounts imposed under a U.K. Bank Levy, in each case, (i) imposed as a result of such Recipient being organized under the laws of, being a resident for the purposes of or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender,

U.S. Federal, Canadian, German and U.K. withholding Taxes (excluding (w) U.K. withholding Taxes imposed on payments of interest to a Lender with respect to which the applicable Lender fulfils the conditions relating to that Lender to be entitled to claim a full exemption from Tax imposed by the U.K. on interest under an income tax treaty (a "Treaty") subject to completing the applicable procedural formalities, (x) German withholding Taxes imposed on payments of interest to a Recipient with respect to which the applicable Recipient fulfills the conditions relating to that Recipient to be entitled to claim a full exemption from Tax imposed by Germany on interest under an income tax treaty subject to completing the applicable procedural formalities, (y) U.K. withholding Taxes imposed on payments of interest to a Lender as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority and (z) U.K. withholding Taxes on payments made by any guarantor under any guarantee of the obligations or by a Loan Party that is not a U.K. Loan Party) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c)  Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), (d) any U.S. Federal withholding Taxes imposed under FATCA or Taxes imposed pursuant to Part XVIII of the ITA, and (e) any Canadian Tax that would not have been imposed but for a Recipient or beneficial owner (i) not dealing at arm’s length for purposes of the ITA with a Loan Party, or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the ITA) of a Loan Party or not dealing at arm’s length for purposes of the ITA with any such specified shareholder, except where the non-arm’s length relationship with a Loan Party arises or where the Recipient is a specified shareholder of a Loan Party or does not deal at arm’s length with a specified shareholder of a Loan Party, on account of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document.
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 16, 2017, among the Company, the other borrowers party thereto, the lenders party thereto and Chase as administrative agent (as amended, supplemented or otherwise modified prior to the date hereof).
“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(a).
“Existing Loan Documents” means any Loan Documents that were executed or delivered prior to the Restatement Effective Date in connection with the Existing Credit Agreement (in each case, as amended, restated, supplemented or otherwise modified prior to the date hereof).
“Existing Subordinated Notes” shall mean (i) the Company’s existing 3.875% Senior Subordinated Notes due 2028, (ii) the Company’s existing 3.375% Senior Subordinated Notes due 2027, (iii) the Company’s existing 4.125% Senior Subordinated Notes due 2026, and (iv) the Company’s existing 2.875% Senior Subordinated Notes due 2025.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing (including for greater certainty, Part XVIII of the ITA).
“FCA” has the meaning assigned to such term in Section 1.10.
“FCCR Test Period” means any period (a) commencing on the last day of the most recent period of four consecutive fiscal quarters of the Company then ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) on or prior to the date Aggregate Availability is less than the greater of 10% of the Aggregate Borrowing Base and $20,000,000 at any time and (b) ending on the day after Aggregate Availability has exceeded the greater of 10% of the Aggregate Borrowing Base and $20,000,000 for thirty (30) consecutive days.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under s43 of the Pensions Act 2004 (U.K.).
“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which the Company, any Domestic Subsidiary and/or any CFC Holding Company described in clause (b) of the definition thereof, directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.
“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus Capital Expenditures (other than Capital Expenditures (i) financed with Indebtedness (other than Revolving Loans), (ii) made to restore, replace or rebuild assets subject to casualty or condemnation events to the extent made with the cash proceeds of insurance or condemnation awards, (iii) to the extent made with the cash proceeds of permitted asset dispositions and/or (iv) constituting capital assets acquired in a Permitted Acquisition) to (b) Fixed Charges, all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.
“Fixed Charges” means, for any period, without duplication, (a) cash Interest Expense, plus (b) to the extent positive, expenses for income taxes paid in cash, plus (c) scheduled cash principal payments made on Indebtedness for borrowed money, plus (d) regularly scheduled cash dividends paid by the Company (in accordance with the Company’s historical dividend policy), plus (e) cash contributions to any Plan (to the extent not accounted for in the calculation of EBITDA), all calculated for the Company and its Restricted Subsidiaries (except as provided in clause (d)) on a consolidated basis in accordance with GAAP; provided that, for purposes of determining satisfaction of the Payment Condition, “Fixed Charges” shall also include, without duplication (i) all Restricted Payments paid in cash by the Company and its Restricted Subsidiaries on a consolidated basis during such period (other than Restricted Payments permitted pursuant to clauses (i) through (vi) of Section 6.08(a)) and (ii) cash payments of earn-outs.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate, EURIBOR Rate, the CDOR Rate or each Daily Simple RFR, as applicable.
“Fixtures” has the meaning assigned to such term in the applicable Security Agreement.
“Foreign Borrower Effective Date” has the meaning assigned to such term in Section 2.24.
“Foreign Borrower Sublimit Condition” means, at any time, a condition that is satisfied if:
(i)    the aggregate Primary Foreign Borrowers Revolving Exposures of all Lenders does not exceed an amount initially equal to $50,000,000 (such amount, as it may be increased or decreased from time to time subject to the limitations set forth in the proviso below, the “Primary Foreign Borrower Sublimit”) at such time; and
(ii)    the sum of the aggregate German Borrower A Revolving Exposures of all Lenders plus the aggregate German Borrower B Revolving Exposures of all Lenders does not exceed an amount initially equal to $40,000,000 (such amount, as it may be increased or decreased from time to time subject to the limitations set forth in the proviso below, the “German Borrowers Sublimit”) at such time;
provided that, not more than once during each fiscal quarter of the Company, the Borrower Representative may increase or decrease the Primary Foreign Borrower Sublimit and/or the German Borrowers Sublimit after the Restatement Effective Date by giving prior written notice to the Administrative Agent, so long as after giving effect to such increase or decrease, (x) the sum of the Primary Foreign Borrower Sublimit plus the German Borrowers Sublimit does not exceed the aggregate Global Tranche Commitments of all Lenders (for purposes of clarity, after giving effect to any increase and/or decrease thereof pursuant to the terms and conditions hereof), (y) the sum of the Primary Foreign Borrower Sublimit plus the German Borrowers Sublimit does not exceed 40% of the Aggregate Commitment (for purposes of clarity, after giving effect to any increase and/or decrease thereof pursuant to the terms and conditions hereof) and (z) the German Borrowers Sublimit does not exceed 50% of the aggregate Global Tranche Commitments of all Lenders (for purposes of clarity, after giving effect to any increase and/or decrease thereof pursuant to the terms and conditions hereof).
“Foreign Borrowers” means, collectively, the Canadian Borrower, the German Borrowers, the Dutch Borrower and the U.K. Borrower.
“Foreign Borrowers Utilization” means, at any time, the excess, if any, of (a) the sum of the aggregate Primary Foreign Borrowers Revolving Exposures of all Lenders plus the aggregate German Borrower A Revolving Exposures of all Lenders plus the aggregate German Borrower B Revolving Exposures of all Lenders over (b) the sum of the Primary Foreign Borrowing Base plus the German A Borrowing Base plus the German B Borrowing Base. For the avoidance of doubt, the Foreign Borrowers Utilization represents the amount by which the Foreign Borrowers are relying on the Domestic Borrowing Base.
“Foreign Currencies” means Agreed Currencies other than U.S. Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the U.S. Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal U.S. Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.
“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.
“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Loan Parties” means, collectively, the Canadian Loan Parties, the German Loan Parties, the Dutch Loan Parties and the U.K. Loan Parties.
“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement or any kind that is not subject to U.S. law and that is established, maintained or contributed to by any Loan Party or any of its Subsidiaries or Affiliates in respect of which any Loan Party or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability; provided that, the term “Foreign Pension Plan” shall not include any Canadian Pension Plan.
“Foreign Protective Advance” has the meaning assigned to such term in Section 2.04.
“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is a not a Domestic Restricted Subsidiary.
“Foreign Secured Obligations” means all Secured Obligations of the Foreign Loan Parties or, in the case of Banking Services Obligations and Swap Agreement Obligations, any other Foreign Subsidiaries. For the avoidance of doubt, the Foreign Secured Obligations exclude all Secured Obligations of the Domestic Loan Parties.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“Foreign Swingline Loan” has the meaning assigned to such term in Section 2.05.
“FSRA” has the meaning assigned to such term in Section 3.10(b).
“Funded Indebtedness” means, as of any date of determination, the sum, without duplication, of (a) all Indebtedness for borrowed money, whether current or long-term plus (b) the aggregate amount of unreimbursed letter of credit disbursements, all calculated for the Company and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis on such date.
“Funding Account” has the meaning assigned to such term in Section 4.01(i).
“GAAP” means generally accepted accounting principles in the U.S.
“German A Borrowing Base” means, at any time, the sum of (a) 90% of the Eligible Accounts of the German Borrower A at such time, plus (b) the product of 90% multiplied by the Net Orderly Liquidation Value (expressed as a percentage) identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the German Borrower A at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis plus (c) the German A PP&E Component at such time (not to exceed that portion of the Maximum PP&E Component allocated by Borrower Representative to the German A Borrowing Base in the most recent Borrowing Base Certificate) minus (d) Reserves pertaining to the German Borrower A (without duplication of any Reserves accounted for in the German A PP&E Component), such Eligible Accounts or such Eligible Inventory.
“German A PP&E Component” means, at the time of any determination, an amount equal to (a) the sum of the following amounts calculated for each Eligible Equipment of the German Borrower A: the applicable Equipment Amortization Factor for such Eligible Equipment multiplied by 85% of the Net Orderly Liquidation Value of such Eligible Equipment less (b) Reserves applicable to the German A PP&E Component and, without duplication of Reserves set forth in clause (d) of the definition of “German A Borrowing Base,” the German Borrower A and established by the Administrative Agent in its Permitted Discretion.
“German B Borrowing Base” means, at any time, the sum of (a) 90% of the Eligible Accounts of the German Borrower B at such time, plus (b) the product of 90% multiplied by the Net Orderly Liquidation Value (expressed as a percentage) identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the German Borrower B at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis plus (c) the German B PP&E Component at such time (not to exceed that portion of the Maximum PP&E Component allocated by Borrower Representative to the German B Borrowing Base in the most recent Borrowing Base Certificate) minus (d) Reserves pertaining to the German Borrower B (without duplication of any Reserves accounted for in the German B PP&E Component), such Eligible Accounts or such Eligible Inventory.
“German B PP&E Component” means, at the time of any determination, an amount equal to (a) the sum of the following amounts calculated for each Eligible Equipment of the German Borrower B: the applicable Equipment Amortization Factor for such Equipment multiplied by 85% of the Net Orderly Liquidation Value of such Eligible Equipment less (b) Reserves applicable to the German B PP&E Component and, without duplication of Reserves set forth in clause (d) of the definition of “German B Borrowing Base,” the German Borrower B and established by the Administrative Agent in its Permitted Discretion.
“German Borrower A” means Belden Deutschland GmbH, a limited liability company organized under the laws of Germany.
“German Borrower A Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of the Revolving Loans made by such Lender to the German Borrower A at such time plus (b) the U.S. Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the German Borrower A at such time plus (c) the U.S. Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the German Borrower A at such time.
“German Borrower A Utilization” means, at any time, the excess, if any, of (a) the aggregate German Borrower A Revolving Exposures of all Lenders over (b) the German A Borrowing Base. For the avoidance of doubt, the German Borrower A Utilization represents the amount by which German Borrower A is relying on Borrowing Bases other than the German A Borrowing Base.

“German Borrower Amendment” has the meaning assigned to such term in Section 2.24(a).
“German Borrower B” means Hirschmann Automation and Control GmbH, a limited liability company organized under the laws of Germany.
“German Borrower B Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of the Revolving Loans made by such Lender to the German Borrower B at such time plus (b) the U.S. Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the German Borrower B at such time plus (c) the U.S. Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the German Borrower B at such time.
“German Borrower B Utilization” means, at any time, the excess, if any, of (a) the aggregate German Borrower B Revolving Exposures of all Lenders over (b) the German B Borrowing Base. For the avoidance of doubt, the German Borrower B Utilization represents the amount by which German Borrower B is relying on Borrowing Bases other than the German B Borrowing Base.
“German Borrowers” means, collectively, German Borrower A, German Borrower B and any other Person organized under the laws of Germany that becomes a Borrower party hereto pursuant to Section 2.24.
“German Borrowers Sublimit” has the meaning assigned to such term in the definition of Foreign Borrower Sublimit Condition.
“German Collateral” has the meaning assigned to such term in Section 8.07(e).
“German Collateral Documents” means the German Security Agreements, the Mortgages and each other pledge agreement, security agreement, or other collateral agreement (including each intellectual property right security transfer and assignment agreement) that is entered into by any German Loan Party (or any share pledge with respect to the shares of any German Loan Party) in favor of the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 5.14).
“German Guaranty Limitations” means Section 11.14 of this Agreement.
“German Insolvency Event” means:
(a)    a German Relevant Entity is unable or admits its inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, including a stoppage of payment situation (Zahlungsunfähigkeit), a status of overindebtedness (Überschuldung), the presumed inability to pay its debts as they fall due (drohende Zahlungsunfähigkeit), or actual insolvency proceedings;
(b)    a moratorium is declared in respect of any Indebtedness of a German Relevant Entity;
(c)    (i) such German Relevant Entity is otherwise in a situation to file for insolvency because of any of the reasons set out in Sections 17 to 19 of the German Insolvency Code and (ii) a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines insolvenzverfahrens) has been filed based on Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung); or
(d)    any procedure or step analogous to the foregoing taken in any jurisdiction;
provided that, this definition shall not apply to any insolvency petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of notice thereof to any German Relevant Entity becoming aware of the same.
“German Loan Parties” means, collectively, the German Borrowers and each Material Foreign Restricted Subsidiary or other Person that is organized under the laws of Germany and becomes a party hereto and to a German Security Agreement pursuant to Section 5.14.
“German Relevant Entity” means any German Loan Party or any Loan Party capable of becoming subject of insolvency proceedings under the German Insolvency Code (Insolvenzordnung).
“German Secured Obligations” means all Secured Obligations of the German Loan Parties arising under the Loan Documents.
“German Security Agreements” means, collectively, any (a) global assignment agreement between a German Loan Party as assignor and the Administrative Agent as assignee, regarding the assignment of trade receivables, insurance claims and/or intra-group receivables, (b) security transfer agreement between a German Loan Party as transferor and the Administrative Agent as transferee, regarding the security transfer of title of inventory and machinery, and (c) account pledge agreement between a German Loan Party as pledgor and the Administrative Agent as pledgee, regarding the pledge over certain bank accounts.
“Germany” means the Federal Republic of Germany.
“Global Tranche Commitment” means, with respect to each Global Tranche Lender, the commitment, if any, of such Global Tranche Lender to make Global Tranche Revolving Loans and to acquire participations in Global Tranche Letters of Credit, Swingline Loans and Protective Advances hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Global Tranche Lender’s Global Tranche Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Global Tranche Lender shall have assumed its Global Tranche Commitment, as applicable. The aggregate principal amount of the Global Tranche Commitments on the Restatement Effective Date is $90,000,000.
“Global Tranche Credit Event” means a Global Tranche Revolving Borrowing, the issuance, amendment, renewal or extension of a Global Tranche Letter of Credit, the making of a Swingline Loan or Protective Advance that the Global Tranche Lenders are required to participate in pursuant to the terms hereof, or any of the foregoing.
“Global Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn U.S. Dollar Amount of all outstanding Global Tranche Letters of Credit at such time plus (b) the aggregate U.S. Dollar Amount of all LC Disbursements in respect of Global Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Global Tranche LC Exposure of any Global Tranche Lender at any time shall be its Global Tranche Percentage of the total Global Tranche LC Exposure at such time.
“Global Tranche Lender” means a Lender with a Global Tranche Commitment or holding Global Tranche Revolving Loans.
“Global Tranche Letter of Credit” means any Letter of Credit issued under the Global Tranche Commitments pursuant to this Agreement.
“Global Tranche Percentage” means, with respect to any Global Tranche Lender, the percentage equal to a fraction the numerator of which is such Lender’s Global Tranche Commitment and the denominator of which is the aggregate Global Tranche Commitments of all Global Tranche Lenders (provided that, if the Global Tranche Commitments have terminated or expired, the Global Tranche Percentages shall be determined based upon such Lender’s share of the aggregate Global Tranche Revolving Exposures of all Lenders at that time); provided that, in accordance with Section 2.20, so long as any Global Tranche Lender shall be a Defaulting Lender, such Global Tranche Lender’s Global Tranche Commitment shall be disregarded in the foregoing calculation.
“Global Tranche Revolving Borrowing” means a Borrowing comprised of Global Tranche Revolving Loans.
“Global Tranche Revolving Exposure” means, with respect to any Global Tranche Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of such Lender’s Global Tranche Revolving Loans plus (b) the U.S. Dollar Amount of such Lender’s Global Tranche LC Exposure at such time plus (c) the U.S. Dollar Amount of such Lender’s Global Tranche Swingline Exposure.
“Global Tranche Revolving Loan” means a Loan made by a Global Tranche Lender pursuant to Section 2.01.
“Global Tranche Swingline Exposure” means, at any time, the U.S. Dollar Amount of the aggregate Swingline Exposure of the Global Tranche Lenders pursuant to the terms hereof. The Global Tranche Swingline Exposure of any Global Tranche Lender at any time shall be its Global Tranche Percentage of the total Global Tranche Swingline Exposure at such time.
“Global Tranche Unused Commitment” means, at any time, the aggregate Global Tranche Commitments of all Global Tranche Lenders minus the aggregate Global Tranche Revolving Exposures of all Global Tranche Lenders.
“Governmental Authority” means the government of the U.S., Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the European Central Bank and the Council of Ministers of the European Union.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01 or 11.01, as the case may be.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, per- and polyfluoroalkyl substances and all other substances or wastes of any nature regulated under or for which liability or standards of care are imposed pursuant to any Environmental Law.
“HMRC DT Treaty Passport Scheme” means the H.M. Revenue and Customs Double Taxation Treaty Passport scheme.
“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”
“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding trade payables incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accrued expenses and trade payables incurred in the ordinary course of business, (ii) deferred compensation arrangements entered into in the ordinary course of business and (iii) earn-outs), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (excluding Guarantees by the Company or its Restricted Subsidiaries of leases, sales agreements or supply agreements entered into by any Restricted Subsidiary), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out in a fixed amount and (l) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall exclude all Trade Payable Financings.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made or required to be made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Insolvency Event” has the meaning assigned to such term in Article XIII.
“Intercompany Indebtedness” has the meaning assigned to such term in Article XIII.
“Intercreditor Agreement” means a Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Permitted Factoring Intercreditor Agreement, as the context may require.
“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Restricted Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or Canadian Base Rate Loan (other than a Swingline Loan) the first Business Day of each calendar month and the Maturity Date, (b) with respect to any Eurocurrency Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurocurrency Borrowing or CDOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date, (c) with respect to any RFR Revolving Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date, and (d) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Maturity Date. To the extent not addressed pursuant to the foregoing clauses (a) through (d), the Interest Payment Date for interest payable on Loans or other amounts bearing interest based on the Applicable Overnight Rate shall be the day that any such Loan or amount is required to be repaid and the Maturity Date.
“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Eurocurrency Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower Representative may elect and (b) with respect to any CDOR Rate Borrowing, the period commencing on the date of such CDOR Rate Borrowing and ending on the date which is one, two or three months thereafter, as the Borrower Representative may elect on behalf of the Canadian Borrower (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency); provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(f) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Inventory” has the meaning assigned to such term in the applicable Security Agreement.
“Investment” has the meaning assigned to such term in Section 6.04.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.
“Issuer Document” has the meaning assigned to such term in Section 2.06(a).
“Issuing Bank” means, individually and collectively, (a) as of the Restatement Effective Date, each of JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, each in its capacity as an issuer of Letters of Credit and (b) any other Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.
“Issuing Bank Sublimit” means, as of the Restatement Effective Date, (i) $22,500,000, in the case of JPMorgan Chase Bank, N.A., (ii) $12,500,000, in the case of Wells Fargo Bank, National Association, and (iii) such amount as shall be designated to the Administrative Agent and the Borrower Representative in writing by another Issuing Bank. Each Issuing Bank’s Issuing Bank Sublimit may be decreased or increased from time to time, upon written notice to the Administrative Agent, with the written consent of the Company and such Issuing Bank.
“ITA” means the Income Tax Act (Canada), as amended.
“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D and/or such other joinder form reasonably acceptable to the Administrative Agent and the Borrower Representative.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent among the Administrative Agent and one or more representatives for holders of Junior Secured Indebtedness or other Indebtedness permitted hereunder, subordinating such holders’ Lien to the Lien granted to secure the Secured Obligations to the reasonable satisfaction of the Administrative Agent.
“Junior Secured Indebtedness” means, with respect to the Company and its Restricted Subsidiaries as of any date of determination, all Funded Indebtedness of the Company and its Restricted Subsidiaries that, as of such date, is secured by the Collateral on a junior priority basis to the Liens securing the Secured Obligations.
“Junior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Junior Secured Indebtedness on such date minus Unrestricted Cash on such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 ending immediately prior to such date. The Junior Secured Net Leverage Ratio will be determined on a Pro Forma Basis.
“Key Foreign Account Debtors” means Wesco and Schneider.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn U.S. Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate U.S. Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Domestic Tranche Lender at any time shall be its Domestic Tranche Percentage of the total Domestic Tranche LC Exposure at such time and the LC Exposure of any Global Tranche Lender at any time shall be its Global Tranche Percentage of the total Global Tranche LC Exposure at such time.
“Lead Arrangers” means, collectively, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, in their capacities as joint lead arrangers for the credit facility evidenced by this Agreement.
“Lender Allocation Agreement” means a Collection Allocation Mechanism Agreement, dated as of the Effective Date, among the Administrative Agent and each Lender; it being understood that no Loan Party shall be a party to such agreement or have any rights or obligations thereunder, nor shall the consent of any Loan Party be required with respect to any aspect thereof.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Lender-Related Person” has the meaning assigned to it in Section 9.03(d).
“Letter of Credit Currency” means each Agreed Currency, Australian Dollars and any additional currencies determined after the Effective Date by mutual agreement of the Company, the applicable Issuing Bank and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.
“Letters of Credit” means the letters of credit, bankers’ acceptances or bank guarantees issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“LIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in U.S. Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate shall be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in U.S. Dollars and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to U.S. Dollars then the LIBO Rate shall be the LIBO Interpolated Rate.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in U.S. Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“LIBOR” has the meaning assigned to such term in Section 1.10.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, assignment by way of security or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means, collectively, this Agreement, each Borrowing Subsidiary Agreement, each Joinder Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, any Intercreditor Agreement and all other agreements, instruments, documents and certificates executed and delivered by a Loan Party to, or in favor of, the Administrative Agent or any Lender or Issuing Bank pursuant to the transactions contemplated hereby (excluding Swap Agreements and agreements evidencing Banking Services Obligations). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” means each Loan Party, and shall include each Domestic Loan Party in the case of Article X and each Foreign Loan Party in the case of Article XI, but excluding each Released Loan Party.
“Loan Guaranty” means, collectively, Articles X and XI of this Agreement and, if applicable, each separate Guarantee, in form and substance reasonably satisfactory to the Administrative Agent, delivered by each Loan Guarantor that is a Foreign Subsidiary (which Guarantee shall be governed by the laws of the country in which such Foreign Subsidiary is located).
“Loan Parties” means, collectively, the Domestic Loan Parties and the Foreign Loan Parties.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.
“Local Time” means (a) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars and (b) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time (or, in the case of a Loan, Borrowing or LC Disbursement denominated in Canadian Dollars, Toronto, Canada time) unless otherwise notified by the Administrative Agent).
“Management Notification” has the meaning assigned to such term in Section 11.14(c).
“Material Acquisition” means any Permitted Acquisition that involves cash consideration (including assumption of debt) in excess of $10,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Company and the Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) a material portion of the Collateral or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on a material portion the Collateral (or the priority of such Liens), or (d) the material rights or remedies of the Administrative Agent, the Issuing Bank or the Lenders under the Loan Documents.

“Material Disposition” means any asset disposition by the Company or any Restricted Subsidiary that yields gross cash consideration (including assumption of debt) in excess of $10,000,000.
“Material Domestic Restricted Subsidiary” means each Domestic Restricted Subsidiary that (a) as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), (i) contributed greater than ten percent (10%) of EBITDA for such period or (ii) contributed greater than five percent (5%) of Total Assets as of such date and/or (b) is a guarantor of any Term Loan Obligations or Junior Secured Indebtedness.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers or any Restricted Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Foreign Restricted Subsidiary” means each Foreign Restricted Subsidiary (a)(i) whose assets the Company elects to include in the Primary Foreign Borrowing Base or any of the German Borrowing Bases (whether as a Borrower or Loan Party hereunder, and whether or not such Person has eligible assets for inclusion at all times) and/or (ii) that is a guarantor of any of the Term Loan Obligations or any Junior Secured Indebtedness and (b) solely for purposes of Section 6.10 and clauses (h) and (i) of Article VII hereof, each Foreign Restricted Subsidiary (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than ten percent (10%) of EBITDA for such period or (ii) which contributed greater than five percent (5%) of Total Assets as of such date.
“Material Restricted Subsidiary” means a Material Domestic Restricted Subsidiary or a Material Foreign Restricted Subsidiary, as applicable.
“Maturity Date” means the earlier of (a) June 2, 2026 or (b) ninety-one (91) days prior to the maturity date of the Company’s existing 2.875% Senior Subordinated Notes due 2025 unless on such date such notes have been repaid in full or refinanced with permitted refinancing Indebtedness that matures on or after ninety-one (91) days after the date in the preceding clause (a) or, in each case, any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
“Maximum Liability” has the meaning assigned to such term in Section 10.10 and 11.11, as applicable.
“Maximum PP&E Component” means $75,000,000, as such amount may be allocated by the Borrower Representative across the Borrowing Bases from time to time in accordance with the terms hereof.
“Maximum Rate” has the meaning assigned to such term in Section 9.18.
“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust, deed of hypothec or other agreement executed and delivered by a Loan Party in connection with the Existing Credit Agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to ERISA.
“Net Income” means, with reference to any period, the net income (or loss) of the Company and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Company or a Restricted Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Company or any Restricted Subsidiary of the Company by such Person.
“Net Orderly Liquidation Value” means, with respect to Inventory or Equipment of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion based on the most recent appraisal of such Inventory or Equipment, as applicable, completed in accordance with the terms hereof by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than the Loans or loans made under the Term Loan Documents) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).
“Non-Public Lender” means (A) until the publication of an interpretation of “public” as referred to in the CRR by the competent authority/ies: an entity which (x) assumes rights and/or obligations vis-à-vis a Dutch Borrower, the value of which is at least €100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least €100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public; and (B) as soon as the interpretation of the term "public" as referred to in the CRR has been published by the competent authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation.

“Non-U.S. Pension Plan” means any plan, scheme, fund (including any superannuation fund) or other similar program, other than a Canadian Benefit Plan or a Canadian Pension Plan, established, sponsored or maintained outside the United States by the Company or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of the Company or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.
“Obligated Party” has the meaning assigned to such term in Section 10.02 or 11.02, as applicable.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, in each case, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred under any of the Letters of Credit or other instruments at any time evidencing any thereof.
“Obligor” has the meaning assigned to such term in Article XIII.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Original Currency” has the meaning assigned to such term in Section 2.18.
“Other Benchmark Rate Election” means, with respect to any Loan denominated in U.S. Dollars, if the then-current Benchmark is the LIBO Rate, the occurrence of:
(a) a request by the Borrower Representative to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Borrower Representative, U.S. Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate, and

(b) the Administrative Agent, in its sole discretion, and the Borrower Representative jointly elect to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are (a) Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19) or (b) imposed as a result of any voluntary registration by a Lender of any Loan Document.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the NYFRB Rate and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.
“Overnight LIBO Rate” means, with respect to any amount bearing interest based on the Overnight LIBO Rate on any day, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for overnight deposits in U.S. Dollars as displayed on the applicable Thomson Reuters screen page (LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided that if the Overnight LIBO Rate shall be less than 0%, such rate shall be deemed to be 0% for all purposes of this Agreement.
“Paid in Full” or “Payment in Full” means, (a) the payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 105% of the LC Exposure as of the date of such payment), (c) the payment in full in cash of the accrued and unpaid fees under the Loan Documents, including any applicable prepayment fee, (d) the payment in full in cash of all reimbursable expenses and other Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto (which arrangements may include remaining outstanding if permitted under their terms or otherwise consented to by the relevant counterparties).
“Parallel Debt” has the meaning assigned to such term in Section 8.07(g).
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Payment” has the meaning assigned to it in Section 8.06(d).
“Payment Condition” means, with respect to any proposed designated action on any date, a condition that is satisfied if (a) after giving effect to such proposed designated action as if it occurred on the first day of the applicable Pro Forma Period, the pro forma Aggregate Availability shall be greater than 17.5% of the Aggregate Borrowing Base at all times during such Pro Forma Period or (b) both (i) after giving effect to such proposed designated action as if it occurred on the first day of such Pro Forma Period, the pro forma Aggregate Availability shall be greater than 12.5% of the Aggregate Borrowing Base at all times during such Pro Forma Period and (ii) the Fixed Charge Coverage Ratio, computed on a pro forma basis for the period of four consecutive fiscal quarters ending on the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01, shall be greater than 1.0 to 1.0.
“Payment Notice” has the meaning assigned to it in Section 8.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (U.K.), as amended.
“Permitted Acquisition” means any Acquisition by any Loan Party or Restricted Subsidiary in a transaction that satisfies each of the following requirements:
(a)    such Acquisition is not a hostile or contested acquisition;
(b)    such Person or division or line of business is engaged in the same or a similar line of business as the Company or any of its Restricted Subsidiaries or any business activities reasonably related or ancillary thereto or an extension thereof;
(c)    no Default exists at the time of such Acquisition or would result therefrom;

(d)    in the case of any Acquisition of a Person or division or line of business that has a Canadian defined benefit pension plan, the Company shall have disclosed the same to the Administrative Agent (such disclosure to be accompanied by such plan’s documentation and the latest actuarial evaluation report in respect of such Canadian defined benefit pension plan) and the Administrative Agent shall have established any appropriate Reserves therefor in its Permitted Discretion;
(e)    if such Acquisition involves a merger, amalgamation or a consolidation involving the Company or any other Loan Party, the Company or a Loan Party, as applicable, shall be the surviving entity or, in the case of a Loan Party other than a Borrower, shall immediately become a Loan Party, all in compliance with Section 6.03; and
(f)    the Company shall have delivered to the Administrative Agent final executed material documentation relating to such Acquisition promptly after request therefor by the Administrative Agent.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes, assessments, charges or other governmental levies that are not yet due or payable or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or are being contested in compliance with Section 5.04;
(b)    Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s and supplier’s (including sellers of goods), landlords’, repairmen’s or other Liens imposed by law or pursuant to customary reservations or retentions of title or other contract provisions (other than for payment of Indebtedness) arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business; with respect to Subsidiaries incorporated in Germany this shall include security created or subsisting in order to comply with the requirements of Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and of Section 7e of the German Social Security Code IV (Sozialgesetzbuch IV);
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, contractual or warranty requirements, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    Liens arising out of judgments, decrees and attachments not resulting in an Event of Default;
(f)    easements (including reciprocal easement agreements and utility agreements), zoning restrictions, rights-of-way, reservations, encroachments, variations, restrictions on the use of real property, any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority, minor defects or irregularities in title, lessor’s liens and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected real property or materially interfere with the ordinary conduct of business by the Company or any Restricted Subsidiary;

(g)    any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Company or any Restricted Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;
(h)    assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;
(i)    Liens evidenced by precautionary UCC financing statements in respect of operating leases;
(j)    Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, but in the case of Collection Accounts, such Liens shall be waived or subordinated, as applicable, to the satisfaction of the Administrative Agent or the Administrative Agent shall be permitted to establish a Reserve in its Permitted Discretion;
(k)    Liens in favor of the Issuing Bank, Swingline Lender or the Administrative Agent to cash collateralize or otherwise secure the obligations of a Defaulting Lender as required hereunder; and
(l)     any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any of the foregoing; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements, accessions and attachments on such property);
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clauses (d), (e) and (j) above.
“Permitted Factoring Transaction” means (a) a sale on a non-recourse basis (subject to customary warranties and other exceptions) by the Company and its Restricted Subsidiaries of accounts receivable owed by Siemens AG and its Affiliates to Orbian Corp. and Orbian Financial Services II, LLC (or Affiliates thereof) and (b) other similar supply chain finance and factoring arrangements (and, in the case of any such transaction entered into by a Loan Party, which is reasonably acceptable to the Administrative Agent); provided, that (i) the aggregate face amount of accounts receivable and notes receivable subject to all such sales by any Loan Party pursuant to the preceding clauses (a) and (b) does not exceed $15,000,000 during any fiscal year and (ii) the aggregate face amount of accounts receivable and notes receivable subject to all such sales by any Restricted Subsidiary of the Company that is not a Loan Party pursuant to the preceding clauses (a) and (b) does not exceed $25,000,000 during any fiscal year; provided, further, that the Administrative Agent shall have received prior written notice of any such arrangements.
“Permitted Factoring Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent among the Administrative Agent, the applicable Loan Parties and one or more representatives of the financing parties (whether characterized as purchaser, lender or otherwise) of accounts receivable under a Permitted Factoring Transaction.

“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
(f)    in the case of any Foreign Restricted Subsidiary, other investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Restricted Subsidiary for cash management purposes; and
(g)    other investments from time to time approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed.
“Person” means any natural person, firm, consortium, corporation, limited liability company, trust, joint venture, association, company, unlimited liability company, partnership, Governmental Authority or other entity (whether or not having separate legal personality).
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be a “contributing sponsor” thereof), which for purposes of clarity, does not include any Canadian Benefit Plan or any Canadian Pension Plan.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“PP&E Components” means, collectively, the Domestic PP&E Component, the Primary Foreign PP&E Component, the German A PP&E Component and the German B PP&E Component.

“PPSA” means the Personal Property Security Act (Ontario), as amended; provided that, in the event that, by reason of mandatory provisions of law, the validity, perfection and effect of perfection or nonperfection of a security interest or other applicable Lien is governed by other personal property security laws in any other province or territory of Canada, the term “PPSA” means such other personal property security laws (including the Civil Code (Quebec)) of such other province or territory of Canada.
“Prepayment Event” means:
(a)    any sale, transfer or other disposition of any property or asset of any Loan Party pursuant to Section 6.05(m) (but excluding the Specified Sale and Leaseback Transactions), (n), (p) or (r); or
(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with an aggregate value, or generating aggregate Net Proceeds, exceeding $25,000,000.
“Primary Foreign Borrower Sublimit” has the meaning assigned to such term in the definition of Foreign Borrower Sublimit Condition.
“Primary Foreign Borrowers Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of Revolving Loans made by such Lender to the Foreign Borrowers (other than the German Borrowers) at such time plus (b) the U.S. Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the Foreign Borrowers (other than the German Borrowers) at such time plus (c) the U.S. Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the Foreign Borrowers (other than the German Borrowers) at such time.
“Primary Foreign Borrowing Base” means, at any time, the sum of (a) 90% of the Eligible Accounts of the Foreign Loan Parties (other than the German Borrowers) at such time, plus (b) the product of 90% multiplied by the Net Orderly Liquidation Value (expressed as a percentage) identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the Foreign Loan Parties (other than the German Loan Parties) at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis plus (c) the Primary Foreign PP&E Component (not to exceed that portion of the Maximum PP&E Component allocated by the Borrower Representative to the Primary Foreign Borrowing Base in the most recent Borrowing Base Certificate) minus (d) Reserves pertaining to the Foreign Loan Parties (other than the German Loan Parties and without duplication of any Reserves accounted for in the Primary Foreign PP&E Component), such Eligible Accounts or such Eligible Inventory.
“Primary Foreign PP&E Component” means, at the time of any determination, an amount equal to (a) the sum of the following amounts calculated for each Eligible Equipment of the Foreign Loan Parties (other than the German Loan Parties): the applicable Equipment Amortization Factor for such Equipment multiplied by 85% of the Net Orderly Liquidation Value of such Eligible Equipment less (b) Reserves applicable to the Primary Foreign PP&E Component and, without duplication of Reserves set forth in clause (d) of the definition of “Primary Foreign Borrowing Base,” the Foreign Loan Parties (other than the German Loan Parties’) and established by the Administrative Agent in its Permitted Discretion.
“Prime Rate” means (a) for the purpose of U.S. Dollar-denominated Loans made available to the Company, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the

“bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) and (b) for the purpose of U.S. Dollar-denominated Loans made available to the Canadian Borrower, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., Toronto Branch as its U.S. “base rate” for U.S. Dollar-denominated commercial loans. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Priority Payable Reserve” means (a) the Canadian Priority Payable Reserve and (b) with respect to jurisdictions other than the U.S. and without duplication of any Canadian Priority Payable Reserve, any other reserve for amounts in respect of obligations, whether or not secured by any liens or other security interests whatsoever, choate or inchoate, which rank or are capable of ranking in priority to the liens granted to the Administrative Agent to secure or for other claims and/or deductions for the Secured Obligations, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages or vacation pay (including amounts under the Wage Earner Protection Program Act (Canada)), severance pay, employee deductions, income tax, insolvency costs, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), sales tax and pension obligations.
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.
“Pro Forma Basis” means, for purposes of calculating EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:
(a)    all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Material Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Material Acquisition shall be included; and
(b)    non-recurring costs, extraordinary expenses and other pro forma adjustments (including anticipated cost savings and other synergies) attributable to such Specified Transaction may be included to the extent that such costs, expenses or adjustments (i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Company delivered to the Administrative Agent, (ii) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Company and its Restricted Subsidiaries and (iii) such costs, expenses or adjustments are either permitted as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933 or represent less than ten (10%) of EBITDA (determined without giving effect to this clause (b) in the aggregate); provided that the foregoing costs, expenses, adjustments, cost savings and other synergies shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of EBITDA or clause (a) above.

For the avoidance of doubt, in no event shall EBITDA be calculated on a Pro Forma Basis as described above for purposes of the Fixed Charge Coverage Ratio.
“Pro Forma Period” means the period commencing thirty (30) days prior to the date of any proposed designated action and ending on the date of such proposed designated action.
“Protective Advance” has the meaning assigned to such term in Section 2.04.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 9.22.
“Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, or any of the foregoing or any combination thereof (as the context requires).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two (2) TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then 4 Business Days prior to such setting, (4) if the RFR for such Benchmark is ESTR, then 4 Business Days prior to such setting, and (5) if such Benchmark is none of the LIBO Rate, the EURIBOR Rate, SONIA or ESTR, the time determined by the Administrative Agent in its reasonable discretion. Notwithstanding the foregoing, solely for purposes of determining the Reference Time in respect of an Applicable Overnight Rate based on Daily Simple RFR, any such determination of the Reference Time for a Benchmark for which the RFR is SONIA or ESTR shall be made as of the day of such setting of the then-current Benchmark rather than the day 4 Business Days prior to such setting.
“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(i).
“Register” has the meaning assigned to such term in Section 9.04.
“Regulation” means Regulation (EU) 2015/848 on insolvency proceedings (recast).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.
“Released Loan Parties” has the meaning assigned to such term in Section 1.08.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in U.S. Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Party” has the meaning assigned to such term in Section 2.17(i).
“Relevant Rate” means (a) with respect to any Eurocurrency Borrowing denominated in U.S. Dollars, the LIBO Rate, (b) with respect to any Eurocurrency Borrowing denominated in Euros, the EURIBOR Rate, (c) with respect to any Borrowing denominated in Sterling, the applicable Daily Simple RFR for Sterling, (d) with respect to any Swingline Loan made to the Dutch Borrower or the U.K. Borrower and denominated in U.S. Dollars, the Overnight LIBO Rate and (e) with respect to any Swingline Loan denominated in Euros, the applicable Daily Simple RFR for Euros.
“Relevant Screen Rate” means (a) with respect to any Eurocurrency Borrowing denominated in U.S. Dollars, the LIBO Screen Rate, or (b) with respect to any Eurocurrency Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Required Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Commitments terminating or expiring, Lenders having Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and Unfunded Commitments at such time; provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Article VII, the Unfunded Commitment of each Lender shall be deemed to be zero in determining the Required Lenders, and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, Lenders having Credit Exposures representing more than 50% of the Aggregate Credit Exposure at such time; provided that, in the case of clauses (a) and (b) above, the Credit Exposure of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Exposure excluding such excess amount.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws, constitutional documents, articles of association, memorandum of association or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws and Anti-Corruption Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation (but without duplication), reserves for accrued and unpaid interest on the Secured Obligations, the Canadian Unpaid Supplier Reserve, Banking Services Reserves, the Priority Payable Reserve, reserves for “extended” or “extendable” retention of title, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges (but only for locations where Eligible Inventory or Eligible Equipment is located and, other than with respect to reserves for rent (as opposed to reserves for consignee’s, warehousemen’s and bailee’s charges) for locations in Germany, not to exceed three months’ rent and other charges and, with respect to reserves for rent for locations in Germany, not to exceed the rent for periods subsequent to the current and the following year of the lease less any existing security for such rent)), reserves for dilution of Accounts (to the extent dilution exceeds 2.5%), reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Eligible Inventory in transit, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for Taxes, fees, assessments, reserves for VAT and PAYE, reserves for the prescribed part of a U.K. Loan Party’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to Section 176A of the Insolvency Act 1986 (U.K.), as amended or supplemented, reserves for liabilities of a U.K. Loan Party which constitute preferential debts pursuant to Sections 174A, 175, 176ZA, 386 or Schedule 6 of the Insolvency Act 1986 (U.K.), as amended or supplemented and other governmental charges, and reserves for fees payable to an insolvency administrator pursuant to Section 171 of the German Insolvency Code (or relevant successor provision)) with respect to the Collateral or any Loan Party; provided that, notwithstanding the foregoing, (i) the Administrative Agent may not implement any new reserves or increase the amount of any existing Reserves without at least three (3) Business Days’ prior notice to the Borrower Representative, (ii) the Administrative Agent may not implement any Banking Services Reserves or Reserves with respect to Swap Agreement Obligations unless (and only for so long as) the public corporate/family rating of the Company is below Ba3 from Moody’s or below BB- from S&P and (iii) Reserves shall not be in duplication of eligibility criteria.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Restricted Subsidiary.
“Restricted Subsidiaries” means the Foreign Borrowers and all other Subsidiaries of the Company other than the Unrestricted Subsidiaries.
“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) with respect to any Eurocurrency Loan or CDOR Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of the U.S. Dollar Amount of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure at such time.
“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA and (b) Euros, ESTR.
“RFR Administrator” means the SONIA Administrator or the ESTR Administrator, as applicable.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any RFR Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Euros, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London or for the settlement of payments and foreign exchange transactions in Brussels.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom, the government of Canada or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person majority owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade sanctions and embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom, the government of Canada or other relevant sanctions authority.
“Schneider” means Schneider Electric SE or any of its Affiliates.
“SEC” means the Securities and Exchange Commission of the U.S.
“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) the Issuing Banks, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.
“Securities Account” has the meaning assigned to such term in the applicable Security Agreement.
“Securities Account Control Agreement” has the meaning assigned to such term in the applicable Security Agreement.
“Security Agreements” means, collectively, the Domestic Security Agreement, the Canadian Security Agreement, the Dutch Security Agreements, the German Security Agreements and the U.K. Security Agreement.
“Senior Secured Indebtedness” means, with respect to the Company and its Restricted Subsidiaries as of any date of determination, all Funded Indebtedness of the Company and its Restricted Subsidiaries that, as of such date, is secured by first priority Liens on property or assets of the Borrower and its Restricted Subsidiaries (excluding, for the avoidance of doubt, Junior Secured Indebtedness).

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Secured Indebtedness on such date minus Unrestricted Cash on such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 ending immediately prior to such date. The Senior Secured Net Leverage Ratio will be determined on a Pro Forma Basis.
“Settlement” has the meaning assigned to such term in Section 2.05(b).
“Settlement Date” has the meaning assigned to such term in Section 2.05(b).
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Solvent” means, as of any date of determination, in reference to the Company and its Restricted Subsidiaries taken as a whole, (i) the fair value of the assets of the Company and its Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or unliquidated; (ii) the present fair saleable value of the property of the Company and its Restricted Subsidiaries taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or unliquidated, as such debts and other liabilities become absolute and matured; (iii) the Company and its Restricted Subsidiaries taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or unliquidated, as such debts and liabilities become absolute and matured; and (iv) the Company and its Restricted Subsidiaries taken as a whole does not have unreasonably small capital with which to conduct the business.
“Specified Sale and Leaseback Transactions” means Sale and Leaseback Transactions by any Restricted Subsidiary organized under the laws of Germany of real property located in Germany, in an aggregate amount not to exceed €30,000,000 during the term of this Agreement.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Specified Transactions” means (a) any Material Disposition and (b) any Material Acquisition.
“Standard Letter of Credit Practice” means, for any Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate or Adjusted EURIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “₤” means the lawful currency of the U.K.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.
“Supermajority Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 66 2/3% of the sum of the Aggregate Revolving Exposure and unused Commitments at such time.

“Supplier” has the meaning assigned to such term in Section 2.17(i).
“Supported QFC” has the meaning assigned to such term in Section 9.22.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.
“Swap Agreement Obligations” means any and all obligations of the Loan Parties (or any Subsidiaries of the Loan Parties if the Borrower Representative has provided written notice to the Administrative Agent of the services in favor of such Subsidiaries to be secured), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender (or for purposes of determining the Global Tranche Swingline Exposure or Domestic Tranche Swingline Exposure, as applicable, Global Tranche Lender or Domestic Tranche Lender) at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans (constituting Global Tranche Credit Events or Domestic Tranche Credit Events, as applicable) outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by such Revolving Lender in its capacity as Swingline Lender that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Revolving Lender that is the Swingline Lender, the aggregate principal amount of all Swingline Loans (constituting Global Tranche Credit Events or Domestic Tranche Credit Events, as applicable) made by such Revolving Lender in its capacity as the Swingline Lender outstanding at such time, less the amount of participations funded by the other applicable Lenders in such Swingline Loans.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Syndication Agent” mean Wells Fargo Bank, National Association in its capacity as syndication agent for the credit facility evidenced by this Agreement.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Agent” means the administrative agent under any Term Loan Agreement (or any successor agent thereunder or under any replacement thereof).
“Term Loan Agreement” means an agreement providing for the incurrence of term loans by the Company or any other Loan Party in an aggregate principal amount permitted by Section 6.01(b) hereof, and subject to a Term Loan Intercreditor Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time and as replaced or refinanced in whole or in part (whether with the same group of lenders or a different group of lenders) in accordance with the terms hereof and of such Term Loan Intercreditor Agreement.
“Term Loan Documents” means, collectively, the Term Loan Agreement and all other agreements, instruments, documents and certificates executed and/or delivered in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the Term Loan Intercreditor Agreement.
“Term Loan Intercreditor Agreement” means an Intercreditor Agreement entered into in connection with a Term Loan Agreement, by and among the Administrative Agent, the Term Loan Agent, and each of the Loan Parties party thereto, in form and substance acceptable to the Administrative Agent.
“Term Loan Obligations” means the Indebtedness and other obligations of the Company and its Subsidiaries under the Term Loan Documents.
“Term Loan Priority Collateral” has the meaning assigned thereto in the applicable Term Loan Intercreditor Agreement, and is intended to indicate that portion of the Collateral (if any) subject to a prior Lien in favor of the Term Loan Agent and the other secured parties for which it acts; provided that in no event shall Term Loan Priority Collateral include (x) assets of a type included in the calculation of the Borrowing Base or (y) real property subject to a Mortgage.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower Representative of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.

“Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Total Net Leverage Ratio” means, on any date of determination, the ratio of (a) the aggregate principal amount of Funded Indebtedness on such date minus Unrestricted Cash on such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 ending immediately prior to such date. The Total Net Leverage Ratio will be determined on a Pro Forma Basis.
“Trade Payables Financing” means any unsecured financing arrangement of the Company or any of its Restricted Subsidiaries which involves the payment by any third party financing provider of the Company’s or any of its Restricted Subsidiaries’ accounts payables (whether by purchase or otherwise) at a discount prior to the due date of such trade payables if the Company or its Restricted Subsidiaries, as applicable, remain liable to such third party financing source to pay the amount of such accounts payable in full on the initial due date thereof; provided that the Company or the applicable Restricted Subsidiary shall have repaid any amounts owed such third party financing provider within 210 days of the date such provider made such payment.
“Transactions” means, collectively, the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Trademark” has the meaning assigned to such term in the applicable Security Agreement.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, Adjusted EURIBOR Rate, Alternate Base Rate, CDOR Rate, Canadian Base Rate, Daily Simple RFR or any Applicable Overnight Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.
“U.K.” means, collectively, the United Kingdom of Great Britain and Northern Ireland.
“U.K. Bank Levy” means the U.K. bank levy as set forth in Schedule 19 of Finance Act 2011 as of the Restatement Effective Date.
“U.K. Borrower” means PPC Broadband Fiber Ltd., a private limited company incorporated and registered under the laws of England and Wales with company number 02835942.
“U.K. Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant U.K. Loan Party within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by a Lender either (i) under the Commitment Schedule or (ii) if the Lender is not a party to this Agreement on the Restatement Effective

Date, to the Borrower Representative and the Administrative Agent or in the Assignment and Assumption.
“U.K. Borrowing Base Condition” means the requirements that (i) the Company shall have provided to the Administrative Agent information reasonably requested to calculate the value of the U.K. Borrower’s applicable assets for inclusion in the Primary Foreign Borrowing Base, including, without limitation, (x) information relevant for determining appropriate Reserves with respect thereto and (y) detail to be included in the form of Borrowing Base Certificate with respect to such assets of the U.K. Borrower and (ii) the Company shall have delivered to the Administrative Agent (x) evidence that the U.K. Borrower’s disbursement accounts are separate from its Collection Accounts, and (y) deposit account control agreements or notices and acknowledgments (in each case in form reasonably satisfactory to the Administrative Agent) with respect to the Collection Accounts of the U.K. Borrower.
“U.K. Collateral Documents” means the U.K. Security Agreement and each other collateral agreement governed by English law that is entered into by any Loan Party in favor of the Administrative Agent, securing all or any portion of the Secured Obligations, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement (including, without limitation, Section 5.14) or any other Loan Document.
“U.K. DB Plan” means an occupational pension plan or scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (U.K.), as amended).
“U.K. Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“U.K. Insolvency Event” means:
(a)    a U.K. Relevant Entity:
(i)    is dissolved (other than pursuant to a solvent winding-up, consolidation, amalgamation or merger not otherwise prohibited by this Agreement); or
(ii)    becomes insolvent or is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;
(b)    the value of the assets of any U.K. Relevant Entity is less than its liabilities (taking into account contingent and prospective liabilities);
(c)    a moratorium is declared in respect of any indebtedness of any U.K. Relevant Entity; provided that, if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by such moratorium;
(d)    any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)    the suspension of payments, a moratorium or stay of any indebtedness, winding up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement, arrangement or reconstruction or otherwise) of any U.K. Relevant Entity;
(ii)    a composition, compromise, assignment or arrangement with any creditor of any U.K. Relevant Entity;
(iii)     obtaining a judgment of insolvency or bankruptcy against any U.K. Relevant Entity or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights;
(iii)    the appointment of a liquidator, provisional liquidator, conservator, receiver, administrative receiver, administrator, monitor compulsory manager, trustee, custodian or other similar officer in respect of any U.K. Relevant Entity, or any of its assets; or
(iv)    the enforcement of any Lien over any material assets of any U.K. Relevant Entity;
or any analogous procedure or step is taken in any jurisdiction, save that this paragraph (d) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of notice thereof to any U.K. Relevant Entity or any U.K. Relevant Entity otherwise becoming aware of the same; or
(e)    any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a U.K. Relevant Entity, in each such case, such that any such actions or process described in this clause (e) could reasonably be expected to result in a Material Adverse Effect.
“U.K. Loan Parties” means, collectively, the U.K. Borrower and each Material Foreign Restricted Subsidiary or other Person that is incorporated and registered under the laws of England and Wales and becomes a party hereto and to a U.K. Security Agreement pursuant to Section 5.14.
“U.K. Relevant Entity” means any U.K. Loan Party or any Loan Party capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986 (U.K.) or Companies Act 2006 (U.K.).
“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.
“U.K. Security Agreement” means (i) an English law governed debenture, dated November 15, 2013, entered into between the Administrative Agent and certain Loan Parties and (ii) an English law governed debenture dated on or about the Restatement Effective Date, entered into between the Administrative Agent and the U.K. Borrower.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Commitment” means, with respect to each Lender, the sum of such Lender’s (a) Domestic Tranche Revolving Commitment of such Lender less its Domestic Tranche Revolving Exposure and (b) Global Tranche Revolving Commitment of such Lender less its Global Tranche Revolving Exposure.
“Unfunded Pension Liability” means at a point in time, the excess of a Canadian Pension Plan’s benefit liabilities, over the current value of that Canadian Pension Plan’s assets, determined in accordance with the assumptions used for funding the plan pursuant to applicable laws for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the relevant pension benefits legislation of the provinces or of Canada.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unrestricted Cash” means, as of any date of determination, the aggregate amount of Unrestricted cash and Permitted Investments held by the Company and its Restricted Subsidiaries in (a) deposit accounts or securities accounts located within the U.S. and maintained with a Lender or otherwise covered by a Deposit Account Control Agreement or a Securities Account Control Agreement and that can be accessed within thirty (30) days and (b) deposit accounts or securities accounts located outside the U.S. that can be accessed within thirty (30) days (net of potential tax obligations for repatriation and transaction costs and expenses related thereto), in each case, as determined by a Financial Officer of the Company in good faith. For purposes hereof, “Unrestricted” means, when referring to cash and Permitted Investments of the Company and its Restricted Subsidiaries, that such cash and Permitted Investments (i) do not appear or would not be required to appear as “restricted” on the financial statements of the Company or any such Restricted Subsidiary (unless related to the Loan Documents or the Liens created thereunder or any Term Loan Documents and the Liens created thereunder) and (ii) are not subject to a Lien (other than Liens permitted under Section 6.02(a), 6.02(b) or 6.02(h) or described under clause (j) of Permitted Encumbrances) in favor of any Person other than the Administrative Agent under the Loan Documents.
“Unrestricted Subsidiary” means any Subsidiary of the Company designated by the Borrower Representative as such in writing in accordance with Section 5.14(d); it being understood and agreed that (i) the term “Unrestricted Subsidiary” shall include all Subsidiaries of any such designated Subsidiary and (ii) any Unrestricted Subsidiary may subsequently be designated by the Borrower Representative as a Restricted Subsidiary subject to the terms of Section 5.14(d).
“Unused Commitment” means, at any time, the Aggregate Commitment minus the Aggregate Revolving Exposure.
“U.S.” means the United States of America.
“U.S. Dollar Amount” means, for any amount, on or as of the most recent Revaluation Date (a) if such amount is expressed in U.S. Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in U.S. Dollars determined by using the rate of exchange for the purchase of U.S. Dollars with the Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of U.S. Dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“U.S. Dollars” or “$” refers to lawful money of the U.S.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.22.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“VAT” means (a) any value added taxes imposed by the U.K.’s Value Added Tax Act 1994, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in substitution for, or levied in addition to, such tax referred to in clause (a) or (b) of this definition or imposed elsewhere.
“Wesco” means Wesco International, Inc., together with its Subsidiaries and Affiliates.
“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which are owned by such Person or another Wholly-Owned Subsidiary of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the U.K., any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing” or an “RFR Revolving Borrowing”).
SECTION 1.03.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.     Accounting Terms; GAAP.
(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Company, the Administrative Agent and the Required Lenders agree to negotiate such modification in good faith as soon as practical as reasonably requested by the Company or the Administrative Agent in order to preserve the original intent of such provision in light of such change in GAAP; provided, further that any change in GAAP occurring after the date hereof that would require operating leases to be treated as capital leases shall be disregarded (including for any additional leases entered into following the date of such change in GAAP). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)     Any reference herein or in any Loan Document to a fiscal quarter of the Company and its Subsidiaries ending on March 31, June 30 or September 30 shall be deemed to mean the fiscal quarter ending on or about such date.
SECTION 1.05.     Status of Obligations. The Obligations are hereby designated as “senior debt” and as “designated senior debt” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
SECTION 1.06.     Determination of U.S. Dollar Amounts. The Administrative Agent will determine the U.S. Dollar Amount of each Credit Event on the applicable Revaluation Date. Such U.S. Dollar Amount shall become effective as of such Revaluation Date and shall be the U.S. Dollar Amount of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than U.S. Dollars) for purposes of the Loan Documents shall be such U.S. Dollar Amount as so determined by the Administrative Agent. Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the U.S. Dollar Amount of such amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
SECTION 1.07.     Interpretation. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause” (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” or “set up” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, and (r) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement. English language words used in this Agreement to describe Dutch law concepts intend to describe such concepts only and the consequences of the use of those words in English law are to be disregarded.
SECTION 1.08.     Removal of Certain Loan Guarantors. Effective as of the date hereof, the Company hereby terminates the status of each of Belden Canada Finance 1 ULC and Belden Canada Finance 2 ULC, each an Alberta unlimited liability company, and Belden Finance 2013 LP, a Delaware limited partnership, in each case, as a Loan Guarantor and a Loan Party hereunder and under the Loan Documents (collectively, the “Released Loan Parties”). Accordingly, (i) the Liens of the Administrative Agent, on behalf of the Secured Parties, in all of the Collateral of the Released Loan Parties are hereby released and terminated, (ii) all Obligations of each Released Loan Party are hereby released and discharged, including under Articles X and XI, and (iii) the Released Loan Parties shall no longer be Loan Guarantors or Loan Parties hereunder. The Administrative Agent agrees, at the Loan Parties’ cost and expense, to take all such actions and execute and deliver such releases of any applicable documents as may be reasonably requested by the Company or its counsel in order to more effectively evidence, confirm or carry out the releases described in this Section 1.08.

SECTION 1.09.     Amendment and Restatement of Existing Credit Agreement; General Reaffirmations; Existing Loan Documents.
(a)     The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made and Obligations incurred under the Existing Credit Agreement which are outstanding on the Restatement Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents (except to the extent released pursuant to Section 1.08). Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing

Letters of Credit which remain outstanding on the Restatement Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Restatement Effective Date shall continue as Obligations under this Agreement and the other Loan Documents (except to the extent released pursuant to Section 1.08), (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Credit Exposures and outstanding Loans hereunder reflects such Lender’s Applicable Percentage of the outstanding Aggregate Credit Exposure on the Restatement Effective Date, and (e) the Borrowers hereby agree to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including the “Eurocurrency Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 2.16 hereof .
(b)    Each of the Loan Parties, as debtor, grantor, pledgor, guarantor, or another similar capacity in which such Loan Party grants liens or security interests in its properties or otherwise acts as a guarantor, joint or several obligor or other accommodation party, as the case may be, in each case under the Existing Loan Documents, hereby each (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Existing Loan Documents to which it is a party, (ii) to the extent such Loan Party granted liens on or security interests in any of its properties pursuant to any of the Existing Loan Documents, hereby ratifies and reaffirms such grant of security (and, without limitation, any filings with Governmental Authorities made in connection therewith) and confirms that such liens and security interests continue to secure the applicable Secured Obligations intended to be secured thereby (as modified by this Agreement), and with respect to any security interests governed by Dutch law, hereby confirms that (x) such security interest shall continue to be in full force and effect and remains unaffected, (y) none of the modifications to the Existing Credit Agreement will in any way adversely affect the validity or perfection of the security rights created pursuant to any Collateral Documents, and (z) such security interest has always been intended to extend to the obligations of the applicable Loan Parties under the Loan Documents as amended and restated from time to time, including as amended by this Agreement and shall so extend thereto in accordance with the terms of the Loan Documents, and (iii) to the extent such Loan Party guaranteed, was jointly or severally liable, or provided other accommodations with respect to, the Secured Obligations or any portion thereof pursuant to the Existing Loan Documents (including, without limitation, Articles X and XI of the Existing Credit Agreement), hereby ratifies and reaffirms such guaranties, liabilities and other accommodations, in each case subject to the limitations set forth herein.
(c)     Each Lender hereby (i) ratifies and reaffirms the terms of, and its agreements under, the Lender Allocation Agreement, and (ii) confirms the Administrative Agent’s authority to enter into such additional reaffirmations of, or any amendments to, amendments and restatements of, or other modifications to, the Existing Loan Documents as the Administrative Agent shall approve in its sole discretion, in connection with the amendment and restatement of the Existing Credit Agreement, so long as such amendments, restatements or other modifications do not contain any material modifications other than reflecting the amendment and restatement of the Existing Credit Agreement with this Agreement, the removal of certain Loan Parties as contemplated by this Agreement, the updating of disclosure schedules and exhibits, and other changes that are otherwise permitted by the Administrative Agent’s authority under or with respect to such Existing Loan Documents or are consistent with changes in provisions included in this Agreement as compared to the provisions of the Existing Credit Agreement.

SECTION 1.10.     Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in U.S. Dollars or a Foreign Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; (b) immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and (c) immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-In Election or an Other Benchmark Rate Election, Section 2.14(b) and (c) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(e), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to the Daily Simple RFR, LIBOR, the CDOR Rate or other rates in the definition of “LIBO Rate” (or “EURIBOR Rate”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Daily Simple RFR, the LIBO Rate (or the EURIBOR Rate or CDOR Rate, as applicable) or have the same volume or liquidity as did the London interbank offered rate (or the euro interbank offered rate, as applicable) prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any Daily Simple RFR, any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any RFR, Daily Simple RFR, the Eurocurrency Rate, the CDOR Rate or any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Article II.

The Credits
SECTION 2.01.     Commitments. Subject to the terms and conditions set forth herein, (a) each Domestic Tranche Lender severally agrees to make Domestic Tranche Revolving Loans in U.S. Dollars, Euro and Sterling to the Company and (b) each Global Tranche Lender severally agrees to make Global Tranche Revolving Loans (x) in U.S. Dollars, Euro and Sterling to the Company, the Dutch Borrower, the German Borrowers and the U.K. Borrower and (y) in U.S. Dollars and Canadian Dollars to the Canadian Borrower, in each case, from time to time during the Availability Period if, after giving effect thereto:
i. each Domestic Tranche Lender’s Domestic Tranche Revolving Exposure would not exceed such Lender’s Domestic Tranche Commitment;
ii. each Global Tranche Lender’s Global Tranche Revolving Exposure would not exceed such Lender’s Global Tranche Commitment;
iii. the aggregate Company Revolving Exposures of all Lenders would not exceed an amount equal to (x) the Domestic Borrowing Base minus (y) the Foreign Borrowers Utilization;
iv. the aggregate Primary Foreign Borrowers Revolving Exposures of all Global Tranche Lenders would not exceed an amount equal to (x) the sum of the Domestic Borrowing Base plus the Primary Foreign Borrowing Base minus (y) the sum of the aggregate Company Revolving Exposures of all Lenders (not to exceed the Domestic Borrowing Base) plus the German Borrower A Utilization plus the German Borrower B Utilization;
v. the aggregate German Borrower A Revolving Exposures of all Global Tranche Lenders would not exceed an amount equal to (x) the sum of the Domestic Borrowing Base plus the Primary Foreign Borrowing Base plus the German A Borrowing Base minus (y) the sum of the aggregate Company Revolving Exposures of all Lenders (not to exceed the Domestic Borrowing Base) plus the aggregate Primary Foreign Borrowers Revolving Exposures of all Lenders plus the German Borrower B Utilization;
vi. the aggregate German Borrower B Revolving Exposures of all Global Tranche Lenders would not exceed an amount equal to (x) the sum of the Domestic Borrowing Base plus the Primary Foreign Borrowing Base plus the German A Borrowing Base plus the German B Borrowing Base minus (y) the sum of the aggregate Company Revolving Exposures of all Lenders (not to exceed the Domestic Borrowing Base) plus the aggregate Primary Foreign Borrowers Revolving Exposures of all Lenders plus the aggregate German Borrower A Revolving Exposures of all Lenders; and
vii. the Foreign Borrower Sublimit Condition would be satisfied;
subject, in each case, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. The limitations on Borrowings referred to in clauses (i) through (viii) above are referred to collectively as the “Revolving Exposure Limitations”.
SECTION 2.02.     Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance or Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.
(b)     Subject to Section 2.14, (i) each Revolving Borrowing denominated in U.S. Dollars and made to the Company or the Canadian Borrower shall be comprised entirely of ABR Loans or Eurocurrency Loans, (ii) each Revolving Borrowing denominated in U.S. Dollars and made to the Foreign Borrowers (other than the Canadian Borrower) shall be comprised entirely of Eurocurrency Loans, (iii) each Revolving Borrowing denominated in Canadian Dollars shall be made to solely the Canadian Borrower and will be comprised entirely of Canadian Base Rate Loans or CDOR Rate Loans, (iv) each Revolving Borrowing denominated in Sterling shall be comprised entirely of RFR Loans and (v) each Revolving Borrowing denominated in Euro shall be comprised entirely of Eurocurrency Loans, in each case, as the Borrower Representative may request in accordance herewith (subject, in each case, to the requirements of Section 2.16, including in the case of any Borrowings made or requested to be made on the Restatement Effective Date). Each Swingline Loan made to the Company shall be denominated in U.S. Dollars and shall be an ABR Loan. Each Swingline Loan made to the German Borrowers, the Dutch Borrower or the U.K. Borrower shall be denominated in U.S. Dollars, Sterling or Euro at the Applicable Overnight Rate (and shall be an Applicable Overnight Rate Borrowing). Each Swingline Loan made to the Canadian Borrower shall be denominated in Canadian Dollars or U.S. Dollars and be a Canadian Base Rate Loan or ABR Loan, respectively. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing or CDOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $2,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 2,000,000 units of such currency). Borrowings of more than one Type and Class may be outstanding at the same time; provided that, there shall not be more than a total of fifteen (15) Eurocurrency Borrowings, CDOR Borrowings or RFR Borrowings collectively outstanding at any time.
(d)     Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.     Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the Borrower Representative promptly followed by telephonic confirmation of such request) (i) in the case of a Eurocurrency

Borrowing denominated in U.S. Dollars or CDOR Borrowing, not later than 10:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing (ii) in the case of a Eurocurrency Borrowing denominated in Euros, not later than 12:00 p.m., Local time, three Business Days before the date of the proposed Borrowing and (iii) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, 5 Business Days before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing or Canadian Base Rate Borrowing, not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower(s);
(ii)    the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is a Domestic Tranche Borrowing or a Global Tranche Borrowing;
(v)    whether such Borrowing is to be an ABR Borrowing, a Canadian Base Rate Borrowing, a CDOR Rate Borrowing, a Eurocurrency Borrowing or an RFR Borrowing; and
(vi)    in the case of a Eurocurrency Borrowing, the Agreed Currency of such Borrowing; and
(vii)     in the case of a Eurocurrency or CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the currency of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be made in U.S. Dollars. If no election as to the Type of Revolving Borrowing is specified, then (a) in the case of a Borrowing denominated (or deemed to be denominated) in U.S. Dollars to the Company or the Canadian Borrower, the requested Revolving Borrowing shall be an ABR Borrowing, (b) in the case of a Borrowing denominated in Canadian Dollars, the requested Revolving Borrowing shall be a Canadian Base Rate Borrowing, (c) in the case of a Borrowing denominated in U.S. Dollars to any Foreign Borrower (other than the Canadian Borrower) or in Euros, the requested Revolving Borrowing shall be a Eurocurrency Borrowing, and (d) in the case of a Borrowing denominated in Sterling, the requested Borrowing shall be an RFR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency or CDOR Revolving Borrowing, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.     Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to (a) make Loans (“Domestic Protective Advances”) to the Company in U.S. Dollars, Sterling or Euro on behalf of the

Domestic Tranche Lenders or the Global Tranche Lenders, (b) make Loans (“Canadian Protective Advances”) to the Canadian Borrower in Canadian Dollars or U.S. Dollars on behalf of the Global Tranche Lenders or (c) make Loans (“Foreign Protective Advances” and, together with the Domestic Protective Advances and the Canadian Protective Advances, the “Protective Advances”) to the Foreign Borrowers (other than the Canadian Borrower) in U.S. Dollars, Sterling or Euro on behalf of the Global Tranche Lenders, in each case, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) following a Default, to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided that, (A) the U.S. Dollar Amount of the aggregate amount of Protective Advances outstanding at any time and made on behalf of the Global Tranche Lenders shall not exceed 5% of the aggregate Global Tranche Commitments of all Global Tranche Lenders at such time, (B) the U.S. Dollar Amount of the aggregate amount of Protective Advances outstanding at any time and made on behalf of the Domestic Tranche Lenders shall not exceed 5% of the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders at such time, (C) the aggregate amount of outstanding Protective Advances made on behalf of the Domestic Tranche Lenders plus the aggregate Domestic Tranche Revolving Exposures of all Domestic Tranche Lenders shall not exceed the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders and (D) the aggregate amount of outstanding Protective Advances made on behalf of the Global Tranche Lenders plus the aggregate Global Tranche Revolving Exposures of all Global Tranche Lenders shall not exceed the aggregate Global Tranche Commitments of all Global Tranche Lenders. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances made to the Company or the Canadian Borrower in U.S. Dollars shall be ABR Borrowings, all Protective Advances made to the Company in a Foreign Currency shall be Applicable Overnight Rate Borrowings, all Protective Advances made to the Canadian Borrower in Canadian Dollars shall be Canadian Base Rate Borrowings and all Protective Advances made to the Foreign Borrowers (other than the Canadian Borrower) shall be Applicable Overnight Rate Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
(b)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Domestic Tranche Lender or Global Tranche Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
SECTION 2.05.     Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make, at its sole discretion, (i) Swingline Loans (“Company

Swingline Loans”) in U.S. Dollars to the Company on behalf of the Domestic Tranche Lenders or the Global Tranche Lenders, (ii) Swingline Loans (“Foreign Swingline Loans”) in U.S. Dollars, Sterling or Euro to the German Borrowers, the Dutch Borrower or the U.K. Borrower on behalf of the Global Tranche Lenders and (iii) Swingline Loans (“Canadian Swingline Loans” and, together with the Company Swingline Loans and the Foreign Swingline Loans, the “Swingline Loans”) in Canadian Dollars or U.S. Dollars to the Canadian Borrower on behalf of the Global Tranche Lenders, in each case, from time to time during the Availability Period so long as the making of any such Swingline Loan will not result in (A) the U.S. Dollar Amount of the aggregate principal amount of outstanding Swingline Loans exceeding 20% of the Aggregate Commitment, or (B) the failure to satisfy the Revolving Exposure Limitations; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower Representative shall notify the Administrative Agent of such request (x) in the case of Company Swingline Loans or Canadian Swingline Loans, by telephone (confirmed by facsimile) or (y) in writing, in each case, not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Loan. Each such notice (whether by telephone or written) shall be irrevocable and shall specify (i) the Borrower requesting such Swingline Loan, (ii) the requested date (which shall be a Business Day) of such Swingline Loan, (iii) in the case of a Foreign Swingline Loan or a Canadian Swingline Loan, the requested currency of such Swingline Loan and (iv) the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Representative. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., Local Time, on the requested date of such Swingline Loan. Each Company Swingline Loan shall be an ABR Loan, each Foreign Swingline Loan shall be an Applicable Overnight Rate Loan and each Canadian Swingline Loan shall be a Canadian Base Rate Loan (if such Canadian Swingline Loan is denominated in Canadian Dollars) or ABR Loan (if such Canadian Swingline Loan is denominated in U.S. Dollars). In addition, the Company hereby authorizes the Swingline Lender to, and the Swingline Lender may, in its sole discretion, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Company by means of a credit to the Funding Account, the proceeds of a Company Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Company a Company Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then, subject to satisfaction of the conditions set forth in Section 4.02, the Company shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day.
(b)     The Swingline Lender may at any time request settlement (a “Settlement”) by requiring the Lenders to acquire participations in all or a portion of the outstanding Swingline Loans made by it by written notice given to the Administrative Agent not later than 11:00 a.m., Local Time (i) on the date of such requested Settlement (the “Settlement Date”), in the case of Company Swingline Loans or Canadian Swingline Loans and (ii) three (3) Business Days prior to the Settlement Date, in the case of the Foreign Swingline Loans (or on the Settlement Date, if a Default or Event of Default has occurred and is continuing). Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Notwithstanding the foregoing, upon the occurrence of (i) the Maturity Date, (ii) any Event of Default described in clause (h), (i) or (j) of Article VII, (iii) the date on which the Loans are accelerated; or (iv) the date on which the Commitments shall be terminated (each, a “Swingline Participation Event”), each Lender shall be deemed to absolutely and unconditionally acquire participations in all of the Swingline Loans outstanding at such time in each case without notice or any further action from the Swingline Lender, any Lender or the Administrative Agent. Each Lender hereby absolutely and unconditionally agrees, promptly upon the occurrence of such Swingline Participation Event and the receipt by such Lender of a request from the Swingline Lender or the Administrative Agent for payment thereof and the amount of such payment, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of all such Swing Line Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that, any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.
SECTION 2.06.     Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit in Letter of Credit Currencies (or, solely with respect to Wells Fargo Bank, National Association as Issuing Bank, consisting solely of standby or commercial Letters of Credit and solely in United States Dollars) for the account of any Borrower as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. Anything contained herein to the contrary notwithstanding, Wells Fargo Bank, National Association, as Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit (any such agreement or application, the “Issuer Documents”), the terms and conditions of this Agreement shall control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued with such Borrower as applicant for the support of any of its Subsidiary’s obligations as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Restatement Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented. The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Domestic Tranche Letters of Credit” or “Global Tranche Letters of Credit” as identified on such Schedule 2.06 issued on the Restatement Effective Date for all purposes of the Loan Documents.
(b)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, it being understood and agreed that the form of any requested Global Tranche Letters of Credit requested to be issued for the account of a European Loan Party must be in agreed form at least three (3) Business Days prior to the issuance thereof) a notice requesting the issuance of a Letter of Credit (which Letter of Credit shall be in a form reasonably acceptable to the Administrative Agent and the Issuing Bank), or identifying the Letter of Credit to be amended, renewed or extended, and specifying the name of the applicable Borrower, whether such Letter of Credit is to constitute a Domestic Tranche

Letter of Credit or Global Tranche Letter of Credit, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Letter of Credit Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit and shall be accompanied by such documents as the Issuing Bank may reasonably request or require; the Issuing Bank’s records of the content of any such request will be conclusive. If requested by the Issuing Bank, the Borrower Representative also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 1.06 and 2.11(b), the U.S. Dollar Amount of the LC Exposure shall not exceed $75,000,000 and (ii) the Revolving Exposure Limitations shall be satisfied. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower Representative may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in its sole discretion. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of the Credit Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b). Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against the Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among the Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by the Issuing Bank in connection therewith and shall promptly notify the Issuing Bank (not later than three (3) Business Days following Borrowers’ receipt of documents from the Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the date that is two (2) Business Days prior to the Maturity Date; provided that, if any Letter of Credit is cash collateralized on or prior to the date that is two (2) Business Days prior to the Maturity Date in accordance with Section 2.06(j), such Letter of Credit may expire up to one year following the Maturity Date.
(d)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the

Revolving Lenders, the Issuing Bank hereby grants to each Domestic Tranche Lender with respect to a Domestic Tranche Letter of Credit and to each Global Tranche Lender with respect to a Global Tranche Letter of Credit, and each applicable Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount (or, with respect to Letters of Credit denominated in Australian Dollars or any other Letter of Credit Currency that is not an Agreed Currency, the aggregate equivalent U.S. Dollar Amount) available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Domestic Tranche Letters of Credit and/or Global Tranche Letters of Credit, as applicable, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in the applicable Letter of Credit Currency an amount equal to such LC Disbursement not later than 11:00 a.m., Local Time, on the Business Day immediately following the day that the Borrower Representative receives notice of such LC Disbursement; provided that, the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with (i) a Swingline Loan, (ii) to the extent such LC Disbursement was made in U.S. Dollars with respect to a Letter of Credit issued for the benefit of the Company or the Canadian Borrower, an ABR Revolving Borrowing or (iii) to the extent such LC Disbursement was made in Canadian Dollars with respect to a Letter of Credit issued for the benefit of the Canadian Borrower, a Canadian Base Rate Revolving Borrowing in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan, ABR Revolving Borrowing or Canadian Base Rate Borrowing, as applicable. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Domestic Tranche Lender (in the case of a Domestic Tranche Letter of Credit) and each Global Tranche Lender (in the case of a Global Tranche Letter of Credit) of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Swingline Loans, ABR Revolving Loans or Canadian Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever including (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any Loan Document or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) payment by the Issuing Bank under a Letter of Credit against any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit, (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder, (vi) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to the Borrower or any Subsidiary or in the relevant currency markets generally, (vii) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary, (viii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit, (ix) the identity or authority of any presenter or signer of any document with respect to a Letter of Credit or the form, accuracy, genuineness or legal effect of any such document (other than Issuing Bank’s determination that such document appears on its face substantially to comply with the terms and conditions of the Letter of Credit), (x) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request, (xi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower, (xii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates, (xiii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any document with respect to a Letter of Credit be presented to it at a particular hour or place, (xiv) payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it, (xv) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be, (xvi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the Issuing Bank if subsequently the Issuing Bank or any court or other finder of fact determines such presentation should have been honored, (xvii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor, or (xviii) honor of a presentation that is subsequently determined by the Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons. None of the Administrative Agent, the Revolving Lenders, the Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that, the foregoing shall not be construed to excuse the Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the Issuing Bank to be suffered by such Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that, any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to (i) if such Borrower is the Company or the Canadian Borrower and such LC Disbursement is denominated in U.S. Dollars, ABR Revolving Loans, (ii) if such Borrower is the Canadian Borrower and such LC Disbursement is denominated in Canadian Dollars, Canadian Base Rate Revolving Loans, (iii) if such Borrower is the Company and such LC Disbursement is denominated in Sterling, Australian Dollars or Euro, at the Applicable Overnight Rate for such Letter of Credit Currency plus the Applicable Rate and (iv) if such Borrower is the Dutch Borrower, a German Borrower or a U.K. Borrower and such LC Disbursement is denominated in U.S. Dollars, Sterling, Australian Dollars or Euro, at the Applicable Overnight Rate for such Letter of Credit Currency plus the Applicable Rate); and such interest shall be payable on the date when such reimbursement is due; provided that, if any Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank.

i.The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
ii. Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.
(j)     Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in one or more accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (collectively, the “LC Collateral Account”), an amount in cash equal to 105% of the U.S. Dollar Amount of the LC Exposure as of such date plus accrued and unpaid interest thereon for Letters of Credit under which such Borrower is an account party; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that any Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in an amount equal to 105% of the actual amount of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable U.S. Dollar Amount on the date notice demanding cash collateralization is delivered to the Company. Each applicable Borrower shall also deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and each Borrower (other than the U.K. Borrower) hereby grants the Administrative Agent a security interest in the LC Collateral Account (and the U.K. Borrower shall grant the Administrative Agent a security interest in its LC Collateral Accounts pursuant to the U.K. Security Agreement). Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the

LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all such Events of Defaults have been cured or waived as confirmed in writing by the Administrative Agent. The Administrative Agent shall return to the Borrowers cash collateral required by Section 2.11(b) within three (3) Business Days following the date that such cash collateral is no longer required thereunder. Notwithstanding anything herein to the contrary, (x) cash collateral provided by any Domestic Subsidiary shall be used to pay the Secured Obligations (other than the Foreign Secured Obligations and the Secured Obligations that constitute a Guarantee of the Foreign Secured Obligations) before being used to pay any of the other Secured Obligations, (y) cash collateral provided by any Foreign Subsidiary shall be used solely to pay the Foreign Secured Obligations and (z) cash collateral provided by any German Loan Party shall be subject to the German Guaranty Limitations.
(k)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be reasonably requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and U.S. Dollar Amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. All reporting from each Issuing Bank with respect to any Letters of Credit issued for the account of the Company shall indicate whether such Letter of Credit constitutes a Domestic Tranche Letter of Credit or a Global Tranche Letter of Credit.
(l)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
(m)    Applicable Rules. Unless otherwise expressly agreed by the Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. The Issuing Bank shall be deemed to have acted with due diligence and reasonable care if the Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
(n)    Issuer Documents. At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable the Issuing Bank to issue any

Letter of Credit pursuant to this Agreement and any related Issuer Document, to protect, exercise and/or enforce the Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document.

SECTION 2.07.     Funding of Borrowings. Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds in an amount equal to such Lender’s Applicable Percentage thereof by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that, Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.
(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, (w) if such amount is a Borrowing denominated in U.S. Dollars and made to the Company or the Canadian Borrower, the interest rate applicable to ABR Loans, (x) if such amount is a Borrowing denominated in Canadian Dollars, the interest rate applicable to Canadian Base Rate Loans (y) if such amount is a Borrowing denominated in a Foreign Currency and made to the Company, the Applicable Overnight Rate therefor and (z) if such amount is a Borrowing made to the Dutch Borrower, any German Borrower or the U.K. Borrower, the Applicable Overnight Rate therefor. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08.     Interest Elections. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing or CDOR Rate Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type as permitted by this Agreement or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing or CDOR Rate Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b)    To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone or irrevocable written notice (provided that, Borrowings made to the Dutch Borrower, any German Borrower or the U.K. Borrower require irrevocable written notice (via an Interest Election Request signed by the Borrower Representative) and cannot be made by telephone) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower, or the Borrower Representative on its behalf, to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans or CDOR Rate Loans that does not comply with Section 2.02 or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing or to such Borrower.
(c)    Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
i. the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
ii. the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
iii. whether the existing and resulting Borrowing is a Domestic Tranche Borrowing or a Global Tranche Borrowing;
iv. whether the resulting Borrowing is to be an ABR Borrowing, a Canadian Base Rate Borrowing, a Eurocurrency Borrowing, a CDOR Rate Borrowing or an RFR Borrowing; and
v. if the resulting Borrowing is a Eurocurrency Borrowing or a CDOR Rate Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing or CDOR Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Eurocurrency Borrowing by the Company or the Canadian Borrower denominated in U.S. Dollars, such Borrowing shall be converted to an ABR Borrowing, (ii) in the case of a Borrowing by the Canadian Borrower denominated in Canadian Dollars, such Borrowing shall be converted to a Canadian Base Rate Borrowing and (iii) in the case of a Eurocurrency Borrowing by any

Borrower (other than the Canadian Borrower) in Euro or by the Dutch Borrower, any German Borrower or the U.K. Borrower denominated in U.S. Dollars, in each case, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11.
Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing:
i. no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing or a CDOR Rate Borrowing;
ii. unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be (x) if made to the Company or the Canadian Borrower, converted to an ABR Borrowing or (y) if made to any Foreign Borrower (other than the Canadian Borrower) such Eurocurrency Borrowing shall automatically continue as a Eurocurrency Borrowing in Dollars with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11, in each case, at the end of the Interest Period applicable thereto (or the next succeeding Business Day if such day is not a Business Day);
iii. unless repaid, each Borrowing denominated in Canadian Dollars shall, on the last day of the Interest Period applicable thereto (or the next succeeding Business Day if such day is not a Business Day), bear interest at a rate per annum equal to the Canadian Base Rate plus the Applicable Rate; and
iv. unless repaid, each Eurocurrency Borrowing or RFR Borrowing denominated in a Foreign Currency (other than Canadian Dollars) shall, on the last day of the Interest Period applicable thereto (or the next succeeding Business Day if such day is not a Business Day), bear interest at a rate per annum equal to the Central Bank Rate for such Foreign Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Eurocurrency Loans or RFR Loans denominated in such Foreign Currency shall, at the election of the Applicable Borrower, either be (x) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the U.S. Dollar Amount of such Foreign Currency) at the end of the Interest Period, as applicable, therefor or (y) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Applicable Borrower by the earlier of (A) the date that is three Business Days after receipt by any Borrower of such notice and (B) the last day of the current Interest Period for the applicable Eurocurrency Loan or RFR Loan, the Applicable Borrower shall be deemed to have elected clause (x) above.
SECTION 2.09.     Termination and Reduction of Commitments; Increase in Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.
(b)    The Borrower may terminate the Commitments upon Payment in Full.
(c)    The Borrowers also may terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000.000 and not less than $10,000,000 and (ii) the Borrower Representative shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (x) the Borrowers shall not be in compliance with the Revolving Exposure Limitations or (y) the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders shall be less than 60% of the Aggregate Commitment.
(d)    The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that, a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(e)    The Borrowers shall have the right to increase the Domestic Tranche Commitments and/or the Global Tranche Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Borrower Representative may make a maximum of four (4) such requests during the term of this Agreement, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $200,000,000, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (vi) the procedure described in Section 2.09(f) have been satisfied and (vii) after giving effect thereto, the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders shall not be less than 60% of the Aggregate Commitment. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time. For purposes of clarity, any increase in the Commitments pursuant to this Section 2.09(e) through (g) may give rise to an increase in the Primary Foreign Borrower Sublimit and/or the German Borrowers Sublimit subject to the percentage limits provided for in the definition of Foreign Borrower Sublimit Condition.
(f)    Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent, to the extent reasonably requested by the Administrative Agent (including after giving due consideration to whether such increase or addition is to the Domestic Tranche Commitment or Global Tranche Commitment) (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions (including, in relation to a U.K. Loan Party, resolutions of all the holders of such U.K. Loan Party's issued shares) adopted by such Loan Party approving or consenting to such increase and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or, with respect to any representation or warranty which by its terms is made as of an earlier date, is true and correct in all material respects as of such earlier date or, with respect to any representation or warranty which is subject to any materiality qualifier, is true and correct in all respects), (2) no Default exists and (3) if the covenant set forth in Section 6.13 is in effect, the Borrowers are in compliance with the covenant contained in Section 6.13 on the date of such increase and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Restatement Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase, and legal opinions consistent with those delivered on the Restatement Effective Date with respect to such power and authority and other matters as may be reasonably requested by the Administrative Agent.
(g)    On the effective date of any such increase or addition, any Lender increasing (or, in the case of any newly added Lender, extending) its Domestic Tranche Commitment or Global Tranche Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders that have a Domestic Tranche Commitment or Global Tranche Commitment, as applicable, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each such Lender’s portion of the outstanding Domestic Tranche Revolving Loans or Global Tranche Revolving Loans, as applicable, of all the Lenders to equal its revised Applicable Percentage of such outstanding Domestic Tranche Revolving Loans or Global Tranche Revolving Loans, as applicable, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Domestic Tranche Revolving Loans or Global Tranche Revolving Loans, as applicable, then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation, subject, in each case, to indemnification by the Borrowers pursuant to the provisions of Section 2.16.
SECTION 2.10.     Repayment and Amortization of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Domestic Tranche Revolving Lender the then unpaid principal amount of each Domestic Tranche Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan, (ii) to the Administrative Agent for the account of each Global Tranche Revolving Lender the then unpaid principal amount of each Global Tranche Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan, (iii) to the Administrative Agent the then unpaid amount of each Protective Advance made for the account of such Borrower on the earlier of the Maturity Date and demand by the Administrative Agent and (iv) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made for the account of such Borrower on the earliest of (x) the Maturity Date and (y) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month (subject to Section 2.18 in the event any such date is not a Business Day) and is at least two (2) Business Days after such Swingline Loan is made; provided that, on each date that a Revolving Loan is made, the applicable Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding; provided, further, that, subject to satisfaction of the conditions set forth in Section 4.02, to the extent not earlier paid, the applicable Borrower shall automatically be deemed to have requested an ABR Revolving Loan on the date such Swingline Loans are required to be repaid in an amount necessary to satisfy the requirement of this clause (y). To the extent this Section 2.10 creates an obligation of a German Borrower to repay Protective Advances or Swingline Loans of any other Borrower, such obligations shall be subject to the German Guaranty Limitations.
(b)    At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply (or the U.K. Borrower shall transfer funds at the instruction of the Administrative Agent to apply) all funds credited to any Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances that may be outstanding, second to prepay the Revolving Loans (including Swingline Loans) and third to cash collateralize outstanding LC Exposure (provided that, collections and cash collateral provided by any Foreign Subsidiary shall be used solely to pay the Foreign Secured Obligations, and collections, the application of funds credited to any Collection Account of a German Borrower, and cash collateral provided by any German Loan Party shall be subject to the German Guaranty Limitations). Notwithstanding the foregoing, funds of the Domestic Loan Parties credited to any Collection Account shall be used to pay the Secured Obligations (other than the Foreign Secured Obligations and the Secured Obligations that constitute a Guarantee of the Foreign Secured Obligations) prior to being used to pay any of the other Secured Obligations. Subject to the preceding requirements and limitations of this clause (b), the Administrative Agent may, but shall not be obligated to, convert any funds credited to any Collection Account to the currency or currencies in which any remaining outstanding Secured Obligations to be prepaid or cash collateralized, as applicable, are denominated, and such funds may be applied to pay such remaining Secured Obligations in the currencies so denominated in accordance with the first two sentences of this clause (b).
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)    The Register and corresponding entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(f)    Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the Lender or its registered assigns and in a form approved by the Administrative Agent and the Borrowers. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee or its registered assigns.
SECTION 2.11.     Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the payment of any accrued interest to the extent required by Section 2.13 and, if applicable, the payment of any break funding expenses under Section 2.16, but otherwise without premium or penalty.
(b)    If, at any time, (i) other than as a result of fluctuations in currency exchange rates, the Borrowers are not in compliance with the Revolving Exposure Limitations (calculated with respect to Credit Events denominated in Foreign Currencies, as of the most recent Revaluation Date with respect to each such Credit Event) or (ii) solely as a result of fluctuations in currency exchange rates, the Borrowers exceeded any Revolving Exposure Limitation by 105% of the applicable threshold, the applicable Borrowers who have exceed such limits with respect to their Obligations shall in each case immediately repay Borrowings or cash collateralize LC Exposure in accordance with Section 2.06(j), as applicable, in an aggregate amount equal to such excess. To the extent this Section 2.11 creates an obligation of a German Borrower to repay Borrowings of any other Borrower, the German Guaranty Limitations shall apply.
(c)    Subject in all respects to the provisions of any Term Loan Intercreditor Agreement with respect to Net Proceeds of any Term Loan Priority Collateral, in the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, unless the Aggregate Availability would exceed 20% of the Aggregate Borrowing Base immediately after giving effect to such Prepayment Event at any time other than during a Cash Dominion Period, such Loan Party shall, reasonably promptly after such Net Proceeds are received by any Loan Party, prepay the Obligations and cash collateralize LC Exposure as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds (without any reduction to the Commitments); provided that, if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided, further that, (i) to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied if such payment would occur during a Cash Dominion Period, or otherwise if Aggregate Availability does not exceed 20% of the Aggregate Borrowing Base at such time and (ii) the Borrowers shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) with respect to Net Proceeds in any fiscal year in an aggregate amount in excess of $20,000,000. Notwithstanding the foregoing, to the extent that, as a result of such Prepayment Event, the Borrowers would not be in compliance with the Revolving Exposure Limitations immediately after giving effect to such Prepayment Event, the Borrower shall prepay the Loans to the extent required by Section 2.11(b).
(d)    Subject in all respects to the provisions of any Term Loan Intercreditor Agreement with respect to Net Proceeds of any Term Loan Priority Collateral, all such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Commitments and third, if a Default or Event of Default shall have occurred and be continuing, to cash collateralize outstanding LC Exposure. Notwithstanding the foregoing, (i) Net Proceeds received by any Domestic Loan Party in respect of any Prepayment Event shall be used to prepay the Secured Obligations (other than the Foreign Secured Obligations and the Secured Obligations that constitute a Guarantee of the Foreign Secured Obligations) before being applied to any of the other Secured Obligations, (ii) no Net Proceeds received by any Foreign Loan Party in respect of any Prepayment Event shall be used to prepay any Secured Obligations other than the Foreign Secured Obligations and (iii) Net Proceeds received by any German Loan Party in respect of any Prepayment Event shall be subject to the German Guaranty Limitations.
SECTION 2.12.     Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to 0.250% per annum on the average daily amount of such Lender’s Applicable Percentage of the Domestic Tranche Unused Commitment or Global Tranche Unused Commitment, as applicable, during the period from and including the Restatement Effective Date to but excluding the date on which the Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar month and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Domestic Tranche Lender (in the case of a Domestic Tranche Letter of Credit) and/or Global Tranche Lender (in the case of a Global Tranche Letter of Credit) a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily U.S. Dollar Amount of such Lender’s LC Exposure in respect thereof (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily U.S. Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank for the account of such Borrower during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit issued for the account of such Borrower or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in U.S. Dollars shall be paid in U.S. Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency (or, solely with respect to participation fees for Letters of Credit denominated in Australian Dollars, in U.S. Dollars in an amount equal to the U.S. Dollar Amount of such participation fees).
(c)    The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(d)     All fees payable hereunder shall be paid on the dates due, in U.S. Dollars (except as otherwise expressly provided in this Section 2.12) and in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.     Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan made to the Company and each Swingline Loan denominated in U.S. Dollars and made to the Canadian Borrower) shall bear interest at the Alternate Base Rate plus the Applicable Rate, the Loans comprising each Canadian Base Rate Borrowing (including each Swingline Loan denominated in Canadian Dollars and made to the Canadian Borrower) shall bear interest at the Canadian Base Rate plus the Applicable Rate, and the Loans comprising each Applicable Overnight Rate Borrowing shall bear interest at the Applicable Overnight Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest in the case of a Eurocurrency Revolving Loan at the Adjusted LIBO Rate or Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate and the Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    The Loans comprising each RFR Borrowing (including each Swingline Loan denominated in Sterling and Euro) shall bear interest at a rate per annum equal to the applicable Daily Simple RFR (or, solely with respect to any such Loans which are Swingline Loans denominated in Sterling and Euro, the Applicable Overnight Rate) plus the Applicable Rate.
(d)    Each Protective Advance made to the Company or the Canadian Borrower and denominated in U.S. Dollars shall bear interest at the Alternate Base Rate plus the Applicable Rate plus 2%. Each Protective Advance made to the Company and denominated in Foreign Currency shall bear interest at the Applicable Overnight Rate plus the Applicable Rate plus 2%. Each Protective Advance made to the Canadian Borrower and denominated in Canadian Dollars shall bear interest at the Canadian Base Rate plus the Applicable Rate plus 2%. Each Protective Advance made to the Dutch Borrower, any German Borrower or the U.K. Borrower shall bear interest at the Applicable Overnight Rate plus the Applicable Rate plus 2%.
(e)    Notwithstanding the foregoing, if any principal of or interest on any Loan (other than Protective Advances) or any fee or other amount payable by any Loan Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of such Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(f)    Accrued interest on each Loan (for ABR Loans, Canadian Base Rate Loans, Applicable Overnight Rate Loans and RFR Loans, accrued through the last day of the applicable interest accrual period) shall be payable in arrears in the same currency as the applicable Loan on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(g)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to Daily Simple RFR with respect to Loans denominated in Sterling, the Alternate Base Rate, Canadian Base Rate or CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Base Rate, CDOR Rate, Adjusted LIBO Rate, LIBO Rate, Applicable Overnight Rate, Overnight LIBO Rate, AUD Screen Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Daily Simple RFR and Central Bank

Rate shall be determined by the Administrative Agent in accordance with their terms, and such determination shall be conclusive absent manifest error.
(h)    For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.
SECTION 2.14.        Alternate Rate of Interest.
(a)    Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.14:
(i)    If:
(A)    the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) (1) prior to the commencement of any Interest Period for a Eurocurrency Borrowing or CDOR Borrowing that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the CDOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR or RFR for the applicable Agreed Currency; provided that no Benchmark Transition Event shall have occurred at such time; or
(B)    the Administrative Agent is advised by the Required Lenders that (1) prior to the commencement of any Interest Period for a Eurocurrency Borrowing or CDOR Borrowing, the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate or the CDOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (2) at any time, the applicable Daily Simple RFR or RFR for the applicable Agreed Currency a will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, (B) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing, (C) if any Borrowing Request requests a Revolving Borrowing in Canadian Dollars, such Borrowing shall be made as a Canadian Base Rate Loan and (D) if any Borrowing Request requests a Eurocurrency Revolving Borrowing or an RFR Borrowing for the relevant rate above in a Foreign Currency (other than Canadian Dollars), then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

Furthermore, if any Eurocurrency Loan, CDOR Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Eurocurrency Loan or RFR Loan or the CDOR Rate with respect to a CDOR Loan, then until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist:
i. if such Eurocurrency Loan is denominated in U.S. Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in U.S. Dollars on such day;
ii. if such Eurocurrency Loan is denominated in Euro or another Foreign Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), bear interest at the Central Bank Rate for the applicable Foreign Currency plus the Applicable Rate; provided, that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Eurocurrency Loans denominated in such Foreign Currency shall, at the Company’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Eurocurrency Loan, such Eurocurrency Loan denominated in such Foreign Currency shall be deemed to be a Eurocurrency Loan denominated in U.S. Dollars and shall accrue interest at the same interest rate applicable to Eurocurrency Loans denominated in U.S. Dollars at such time;
iii. if such Loan is denominated in Canadian Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), bear interest at a rate per annum equal to the Canadian Base Rate plus the Applicable Rate; and
iv. if such RFR Loan is denominated in any Foreign Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Company’s election, shall either (A) be converted into ABR Loans denominated in U.S. Dollars (in an amount equal to the U.S. Dollar Amount of such Foreign Currency) immediately or (B) be prepaid in full immediately.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark

Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in U.S. Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower Representative a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event, and may do so in its sole discretion.
(d)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(e)    The Administrative Agent will promptly notify the Borrower Representative and the Lenders of any occurrence of a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, the implementation of any Benchmark Replacement, the effectiveness of any Benchmark Replacement Conforming Changes, the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(f)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), if the then-current Benchmark is a term rate (including Term SOFR, LIBO Rate, EURIBOR Rate or CDOR Rate) and either any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and if a tenor that was removed pursuant to clause (i) above either is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)    Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a Eurocurrency Borrowing, CDOR Borrowing or RFR Borrowing of, conversion to or continuation of Eurocurrency Loans or CDOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower Representative will be deemed to have converted any request for (1) a Eurocurrency Borrowing denominated in U.S. Dollars into a request for a Borrowing of or conversion to ABR Loans or (2) a Loan denominated in Canadian Dollars into a request for a Borrowing of or conversion to Canadian Base Rate Loans, or (y) any Eurocurrency Borrowing or RFR Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Eurocurrency Loan, CDOR Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Eurocurrency Loan or RFR Loan or the CDOR Rate with respect to a CDOR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (i) if such Eurocurrency Loan is denominated in U.S. Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in U.S. Dollars on such day, (ii) if such Loan is denominated in Canadian Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Canadian Base Rate Loan on such day, (iii) if such Eurocurrency Loan is denominated in any Foreign Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Eurocurrency Loans denominated in any Foreign Currency shall, at the Borrower Representative’s election prior to such day: be prepaid by the Borrowers on such day or solely for the purpose of calculating the interest rate applicable to such Eurocurrency Loan, such Eurocurrency Loan denominated in any Foreign Currency shall be deemed to be a Eurocurrency Loan denominated in U.S. Dollars and shall accrue interest at the same interest rate applicable to Eurocurrency Loans denominated in U.S. Dollars at such time or (iv) if such RFR Loan is denominated in any Foreign Currency, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency, at the Borrower Representative’s election, shall either be converted into ABR Loans denominated in U.S. Dollars (in an amount equal to the U.S. Dollar Amount of such Foreign Currency) immediately or be prepaid in full immediately.

SECTION 2.15.        Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBOR Rate, as applicable) or the Issuing Bank;
(ii)    impose on any Lender or Issuing Bank or the London or other applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent, such Lender or the Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or the Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or the Issuing Bank, as applicable, then reasonably determines to be relevant; provided that none of the Administrative Agent, such Lender or the Issuing Bank, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered as reasonably determined by the Administrative Agent, such Lender or the Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or the Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or the Issuing Bank, as applicable, then reasonably determines to be relevant; provided that none of the Administrative Agent, such Lender or the Issuing Bank, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that, the Loan Parties shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.        Break Funding Payments. (a) In the event of (i) the payment of any principal of any Eurocurrency Loan or CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Eurocurrency Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or CDOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (iv) the assignment of any Eurocurrency Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19 or 9.02(e), then, in any such event, the applicable Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (provided that (i) each Foreign Borrower shall only be required to compensate each Lender in respect of Borrowings of the Foreign Borrowers and (ii) each German Borrower shall only be required to compensate each Lender subject to the German Guaranty Limitations). In the case of a Eurocurrency Loan or CDOR Rate Loan, such actual loss, cost or expense to any Lender shall include an amount determined by such Lender to be the excess, if any, and to the extent actually incurred by such Lender of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, the Adjusted EURIBOR Rate or CDOR Rate that would have been applicable to such Loan (exclusive of the Applicable Margin), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for the relevant currency of a comparable amount and period from other banks in the eurocurrency market or for Canadian Dollar deposits of a comparable amount and period to such CDOR Rate Loan from other banks in the Canadian banker’s acceptance market, as applicable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrower Representative shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(b)    With respect to RFR Loans that are not based on Daily Simple RFR, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the failure to borrow, convert, continue or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Company pursuant to Section 2.19 or 9.02(e), or (iv) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (if any). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrower Representative shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17.        Withholding of Taxes; Gross-Up. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The relevant Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally (but subject to the limitations set forth in Section 9.21) indemnify each Recipient, within ten (10) Business

Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, (i) for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding (e.g., a certificate of residence issued by the competent tax authority in the jurisdiction where the relevant Loan Party is resident). In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a

Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA or Tax imposed pursuant to Part XVIII of the ITA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
(g)    Additional UK Withholding Tax Matters.
(i)     Subject to clause (ii) below, each Lender and each U.K. Loan Party which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such U.K. Loan Party to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of England and Wales, including to the extent practicable, making and filing an appropriate application for relief under any applicable income tax treaty.
(ii)
(A)    Any Lender which on the Restatement Effective Date (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in the Commitment Schedule; and
(B)    A Lender which becomes a Lender hereunder after the Restatement Effective Date that (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the Borrower Representative and the Administrative Agent (and, where applicable, in the Assignment and Assumption); and
(C)    If a Lender’s scheme reference number and its jurisdiction of tax residence is set forth on the Commitment Schedule pursuant to clause (A) or a Lender satisfies the requirements under clause (B) above, such Lender shall have satisfied its obligation under paragraphs (f) (with respect to the U.K. Loan Parties) and (g)(i) above save in respect of documentation relating to FATCA.
(iii)    If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the U.K. Loan Parties shall make a U.K. Borrower DTTP filing with respect to such Lender within thirty (30) days following the day on which this Agreement closes (or, with respect to any Lender that satisfies the requirements of paragraph (g)(ii) above pursuant to clause (B) thereof, within thirty (30) days following the date such Lender satisfies such requirements), and shall promptly provide such Lender with a copy of such filing; provided that, if a U.K. Loan Party making a payment to such Lender has made a U.K. Borrower DTTP Filing in respect of such Lender but:
(A)    such U.K. Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(B)    HM Revenue & Customs has not given such U.K. Loan Party authority to make payments to such Lender without a deduction for tax within 60 days of the date of such U.K. Borrower DTTP Filing;
and, in each case, such U.K. Loan Party has notified that Lender in writing, then such Lender and such U.K. Loan Party shall co-operate in completing any additional procedural formalities necessary for such U.K. Loan Party to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of England and Wales.
(iv)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no U.K. Loan Party shall make a U.K. Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.
(v)    Each U.K. Loan Party shall, promptly on making a U.K. Borrower DTTP Filing, deliver a copy of such U.K. Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.
(vi)    Each Lender shall notify the Borrower Representative and Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the U.K. is a party with respect to payments made by any U.K. Loan Party hereunder.
(h)    Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    VAT.
(i)    All amounts expressed to be payable under any Loan Document by any Loan Party to any Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and accordingly, subject to Section 2.17(i)(ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any Loan Party under a Loan Document and such Secured Party is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to that Loan Party). In relation to any supply made by a Secured Party to any Loan Party under a Loan Document, if reasonably requested by such Secured Party, that Loan Party must promptly provide such Secured Party with details of that Loan Party's VAT registration and such other information as is reasonably requested in connection with such Secured Party's VAT reporting requirements in relation to such supply.
(ii)    If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Customer”) under a Loan Document and any party other than the Customer (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration, then:
(A)    if the Supplier is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Customer must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and
(B)    if the Customer is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any Loan Party to reimburse or indemnify a Secured Party for any cost or expense that Loan Party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)    Any reference in this Section 2.17(i) to any Secured Party or Loan Party shall, at any time when such Secured Party or Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member or “parent” of such group at such time (the term “representative member” and “parent” to have the same meaning as in the Value Added Tax Act 1994 of England and Wales or

applicable legislation in other jurisdictions having implemented Council Directive 2006/112 EC on the common system of value added tax).
(j)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(k)    FATCA Grandfathering. For purposes of determining withholding Taxes imposed under FATCA, this provision hereby confirms that the Company and the Administrative Agent have treated, and from and after the Restatement Effective Date the Company and the Administrative Agent shall continue to treat (and the Lenders hereby authorize the Administrative Agent to treat), this Agreement as not qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(l)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(m)    Successor Administrative Agent. On or before the date the Administrative Agent (or any successor thereto) becomes a party to this Agreement, such Administrative Agent shall provide to the Borrower Representative two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto):  (i) if the Administrative Agent is a U.S. Person, executed copies of IRS Form W-9 certifying that such Administrative Agent is not subject to U.S. federal backup withholding tax, or (ii) if the Administrative Agent is not a U.S. Person, (A) with respect to any payments to be received on its own behalf, executed copies of IRS Form W-8ECI or W-8BEN-E, as applicable, and (B) with respect to payments received on account of any Lender, two properly completed and executed copies of IRS Form W-8IMY (or any successor form) certifying that the Administrative Agent is either (1) a “qualified intermediary” which has assumed primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility, or (2) a U.S. branch providing such form as evidence of its agreement with the Borrower Representative to be treated as a “U.S. person” for U.S. federal withholding Tax purposes (as contemplated by Section 1.1441-1(b)(2)(iv)(A) of the United States Treasury Regulations) and that the payments it receives for the account of such Lenders are not effectively connected with the conduct of its trade or business in the United States.
SECTION 2.18.        Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (x) 2:00 p.m., New York City Time, with respect to any such payments required to be made in Dollars, or (y) the Applicable Time specified by the Administrative Agent on the dates specified herein, with respect to any such payments required to be made in any Foreign Currency, in each case, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such relevant time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Other than payments to be made directly to the Issuing Bank or Swingline Lender or as expressly provided herein, all payments shall be made (i) in the same currency in which the applicable Credit Event was made and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois; provided that, (x) in the case of a Credit Event denominated in Canadian Dollars, such payments shall be made to the Administrative Agent’s offices at Suite 4500, TD Bank

Tower, 66 Wellington Street West, Toronto, ON M5K 1E7 Canada, (y) in the case of a Credit Event denominated in Sterling, Australian Dollars or Euro, such payments shall be made to the Administrative Agent’s Eurocurrency Payment Office for such currency and (z) payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists, or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, or the terms of this Agreement require the conversion of such Credit Event into U.S. Dollars, then all payments to be made by such Borrower hereunder in such currency shall, to the fullest extent permitted by law, instead be made when due in U.S. Dollars in an amount equal to the U.S. Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations or conversion, and each Borrower agrees to indemnify and hold harmless the Swingline Lender, the Issuing Bank, the Administrative Agent and the Lenders from and against any loss resulting from any Credit Event made to or for the benefit of such Borrower denominated in a Foreign Currency that is not repaid to the Swingline Lender, the Issuing Bank, the Administrative Agent or the Lenders, as the case may be, in the Original Currency.
(b)    Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account during a Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements, ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan or CDOR Rate Loan of a

Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. If an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, (x) any such applicable proceeds from property of the Domestic Loan Parties shall be applied to the Secured Obligations (other than the Foreign Secured Obligations and the Secured Obligations that constitute a Guarantee of the Foreign Secured Obligations) before being applied to any of the other Secured Obligations, (y) the application of any such applicable proceeds from Collateral securing solely the Foreign Secured Obligations shall only be made in respect of the Foreign Secured Obligations in the same order set forth above, and (z) the application of any such applicable proceeds from Collateral granted by any German Loan Party shall be subject to the German Guaranty Limitations (in respect of Collateral granted under the German Collateral Documents as set forth in the German Collateral Documents).
(c)    At the election of the Administrative Agent and unless instructed by the Borrower Representative prior to the due date therefor that payment will otherwise be made, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent; provided that (i) proceeds of any Borrowings of a Foreign Borrower (other than the German Borrowers) and proceeds deducted from any deposit account of any such Foreign Borrower shall only be used to pay the Foreign Secured Obligations and (ii) proceeds of any Borrowing of a German Borrower and proceeds deducted from any deposit account of any German Borrower shall only be used to pay amounts owed by such German Borrower or any of its Subsidiaries. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the relevant Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(d)    If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements and Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. Notwithstanding the foregoing, any such applicable payment from a Foreign Loan Party shall only be used to purchase a participation in a Foreign Secured Obligation in the same order set forth above.
(e)    Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Rate in the case of Loans denominated in a Foreign Currency).
(f)     If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to clauses (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.
SECTION 2.19.        Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 2.20.        Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)     any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such

Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below (it being understood that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto);
(c)    the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification expressly requiring the consent of such Lender or each Lender directly affected thereby;
(d)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation, (y) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (z) each non-Defaulting Lender’s Revolving Exposures do not exceed such non-Defaulting Lender’s Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company or the applicable Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Company or the applicable Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company or the applicable Borrowers in accordance with Section 2.20(d), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21.        Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
SECTION 2.22.        Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Affiliate thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, but in any event not less than monthly, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b).
SECTION 2.23.        Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.
SECTION 2.24.        Designation of German Borrowers and Removal of Foreign Borrowers.
(a)    The Company may from time to time, with not less than fifteen (15) Business Days prior written notice (or such fewer days as the Administrative Agent may agree to in its sole discretion), designate Subsidiaries organized under the laws of Germany as additional German Borrowers by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction (such date, the “Foreign Borrower Effective Date”) and the effectiveness of the German Borrower Amendment, such Subsidiary shall constitute a German Borrower for all purposes of this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the

Administrative Agent shall furnish a copy thereof to each Lender. This Agreement may be amended pursuant to an amendment or an amendment and restatement (a “German Borrower Amendment”) executed by the Company, the applicable additional German Borrower and the Administrative Agent, without the consent of any other Lenders, in order to effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and its counsel, to effect this clause (a) (including to add or combine German Borrowing Bases). Upon such execution, delivery and consent, such Subsidiary shall for all purposes be a party hereto as a Foreign Borrower as fully as if it had executed and delivered this Agreement.
(b)    Removal of Foreign Borrower. The Company may at any time execute and deliver to the Administrative Agent a termination agreement (in form and substance reasonably acceptable to the Administrative Agent) with respect to any Foreign Borrower, whereupon such Subsidiary shall cease to be a Foreign Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no such termination will become effective as to any Foreign Borrower at a time when any principal of or interest on any Loan to such Foreign Borrower or any other amount due and payable by such Foreign Borrower shall be outstanding hereunder, or when assets of such Foreign Borrower are included in any Borrowing Base.
Article III.

Representations and Warranties
Each Loan Party represents and warrants to the Lenders that:
SECTION 3.01.        Organization; Powers. Each Loan Party and each Restricted Subsidiary is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction and without prejudice to Section 6.03) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent such concept is applicable), in every other jurisdiction where such qualification is required.
SECTION 3.02.        Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and requirements of reasonableness, good faith and fair dealing.
SECTION 3.03.        Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Restricted Subsidiaries, (c) will not violate or result in a default in any material respects under any material indenture, material agreement or other material instrument (including, without limitation, the indentures evidencing the Existing Subordinated Notes) binding upon any Loan Party or any of its Restricted Subsidiaries or the assets of any Loan Party or any of its Restricted Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents, except, in the case of clauses (a) and (b) above, where such breach or the failure to take such action, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.04.        Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2020, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended April 4, 2021, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    Since December 31, 2020, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
SECTION 3.05.        Properties. (a) Each of the Company and its Restricted Subsidiaries has defensible title to, or valid leasehold interests or licensed interests in, all its real and personal property material to the businesses of the Company and its Restricted Subsidiaries taken as a whole, except for minor defects in title that do not interfere with their ability to conduct such businesses or to utilize such properties for their intended purposes.
(b)    Each of the Company and its Restricted Subsidiaries owns, or is licensed to use, all material trademarks, tradenames, copyrights, and patents necessary for the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, and to the knowledge of the Company the use thereof by the Company and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.        Litigation and Environmental Matters. (a) No actions, suits or proceedings by or before any arbitrator or Governmental Authority are pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Restricted Subsidiary (i) except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions (other than “dead hand proxy put” actions, suits or proceedings that could not reasonably be expected to have Material Adverse Effect).
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party or Restricted Subsidiary has received written notice of any claim with respect to any Environmental Liability or knows of any basis for it so be subject to any Environmental Liability, in each case with respect to which there is a reasonable possibility of an adverse determination and (ii) no Loan Party or Restricted Subsidiary (A) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, or (B) has become subject to any Environmental Liability.

(c)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.
SECTION 3.07.        Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Restricted Subsidiary is in compliance with (i) all Requirement of Law applicable to it or its property and (ii) all indentures, material agreements and other material instruments binding upon it or its property. No Default has occurred and is continuing.
SECTION 3.08.        Investment Company Status; U.K. Business. (a) No Loan Party or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, and (b) none of the U.K. Loan Parties carries on any business in the U.K. which requires it to be authorized by the U.K. Financial Conduct Authority or the U.K. Prudential Regulation Authority.
SECTION 3.09.        Taxes. Each Loan Party and each Restricted Subsidiary has timely filed or caused to be timely filed (except for extensions duly obtained) Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect.
SECTION 3.10.        ERISA; Pension Plans.
(a)    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability has been, or is reasonably expected to be incurred, could reasonably be expected to result in a Material Adverse Effect.
(b)    Canadian Pension Plans. As of the Restatement Effective Date (i) Canadian Loan Parties are in compliance with the terms of each Canadian Pension Plan and requirements of the Pension Benefits Act (Ontario), if applicable, or such other applicable federal or provincial laws with respect to such plans (including the ITA), except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, (ii) no Canadian Pension Termination Event has occurred or is reasonably expected to occur that, when taken together with all other such Canadian Pension Termination Events for which liability has been or is reasonably expected to be incurred, could reasonably be expected to result in a Material Adverse Effect, (iii) there is no Canadian MEPP, (iv) Canadian Defined Benefit Plans registered with the Financial Services Regulatory Authority of Ontario (“FSRA”) have a hypothetical wind-up surplus of $1,664,500 resulting in both a solvency ratio and a transfer ratio in excess of 100% as of December 31, 2019, (v) estimated minimum employer contribution amounts to Canadian Defined Benefit Plans registered with FSRA in 2019 were $0 after application of available actuarial surplus, (vi) there are no estimated special ‘catch up’ monthly amounts to Canadian Defined Benefit Plans registered with FSRA in 2019, (vii) FSRA or other similar Governmental Authority in the relevant province has not issued any contribution default notices in respect of any Canadian Defined Benefit Plan, (viii) no Lien has arisen, choate or inchoate, in respect of Canadian Loan Parties or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due and other amounts not to exceed $1,000,000), and (ix) no fact, situation or condition exists or transaction has occurred in connection with any Canadian Pension Plan or Canadian Benefit Plan that could reasonably be expected to have a Material Adverse Effect or that, to the knowledge of a Financial Officer of the Canadian

Borrower, is likely to result in the incurrence by any Canadian Loan Party of any liability, fine or penalty that could reasonably be expected to result in a Material Adverse Effect.
(c)    Foreign Pension Plans. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.
SECTION 3.11.        Disclosure. The information furnished by or on behalf of any Loan Party in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (excluding any forecasts, protections or estimates contained in such information), taken as a whole, and after giving effect to any updates provided, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, it is understood that financial statements only contain such disclosures as are required by GAAP. All forecasts, projections or estimates that are part of such information (including those delivered subsequent to the Restatement Effective Date) have been prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).
SECTION 3.12.        Material Agreements. No Loan Party or any Restricted Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Material Indebtedness, in any such case of (i) or (ii) above, which default could reasonably be expected to have a Material Adverse Effect.
SECTION 3.13.        Solvency. (a) Immediately after the consummation of the Transactions to occur on the Restatement Effective Date, the Company and the Restricted Subsidiaries, taken as a whole, are Solvent.
(b)    No Loan Party intends to, and no Loan Party believes it or any of its Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Restricted Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary.
(c)    With respect to the Canadian Loan Parties, immediately after the consummation of the Transactions to occur on the Restatement Effective Date, (i) the property of the Canadian Loan Parties, on a consolidated basis, at a fair valuation, is greater than the total amount of their debts and liabilities, subordinated, contingent or otherwise (after taking into account rights of contribution); (ii) the Canadian Loan Parties’ property, on a consolidated basis, is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all their obligations, due and accruing due; (iii) the

Canadian Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities generally become due; (iv) the Canadian Loan Parties, on a consolidated basis, have not ceased paying their current obligations in the ordinary course of business as they generally become due; and (v) no Canadian Loan Party is an “insolvent person” as such term is defined in the Bankruptcy and Insolvency Act (Canada).
(d)    With respect to each German Loan Party, no German Insolvency Event has occurred with respect to it.
(e)    With respect to each Dutch Loan Party, no Dutch Insolvency Event has occurred with respect to it.
(f)    With respect to each U.K. Loan Party, no U.K. Insolvency Event has occurred with respect to it.

SECTION 3.14.        Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Restricted Subsidiaries as of the Restatement Effective Date. The Company maintains, and has caused each Restricted Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 3.15.        Capitalization and Subsidiaries. As of the Restatement Effective Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each Subsidiary, (b) a true and complete listing of each class of each Borrower’s (other than the Company’s) issued and outstanding Equity Interests, all of which Equity Interests are owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each Subsidiary.
SECTION 3.16.        Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, subject to certain filings, notices and recording contemplated by the Collateral Documents to be made prior to or on or about the Restatement Effective Date (or, with respect to any Person that becomes a Loan Party after the Restatement Effective Date or Collateral that arises after the Restatement Effective Date, on or about such later date on which such Person becomes a Loan Party or such Collateral arises), such Liens constitute perfected and continuing Liens on the Collateral in the manner required by the Collateral Documents, securing the Secured Obligations (or designated portion thereof), enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (a) Permitted Encumbrances and Liens permitted under Section 6.02 that are not required to be junior in priority, to the extent any such Permitted Encumbrances or other Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by control or possession (including possession of, or notation of a Lien on, any certificate of title) to the extent the Administrative

Agent has not obtained or does not maintain control or possession of such Collateral (or has not noted such Lien on any certificate of title).
SECTION 3.17.        Employment Matters. As of the Restatement Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened, that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable laws or regulations dealing with such matters, in a manner that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or any Restricted Subsidiary, or for which any claim may be made against any Loan Party or any Restricted Subsidiary, on account of wages, vacation pay and employee health and welfare insurance and other benefits including, without limitation, on account of the Canada and Quebec pension plans, have been paid or accrued as a liability on the books of the Loan Party or such Restricted Subsidiary, except those that could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.18.        Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.
SECTION 3.19.        Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.
SECTION 3.20.        Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
SECTION 3.21.        Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Loan Parties, any Subsidiary or to the knowledge of the Loan Parties and the Subsidiaries, any of their respective directors, officers or employees, or (b) to the knowledge of the Loan Parties, any agent of the Loan Parties or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the Transactions will violate Anti-Corruption Laws or applicable Sanctions. The foregoing representations in this Section 3.21 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the U.K. and will not apply to any German Loan Party if and to the extent that such representations would result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) or any similar applicable anti-boycott statute
SECTION 3.22.        Works Council. Any Dutch Loan Party that has a works council (ondernemingsraad) has obtained such consent or advice as is reasonably satisfactory to the Administrative Agent prior to becoming a Loan Party.
SECTION 3.23.        Centre of Main Interest. For the purposes of the Regulation, each European Loan Party’s centre of main interests (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction (or, in each case, any equivalent provision(s) of any applicable successor to the Regulation which may apply from time to time to any of the European Loan Parties).
SECTION 3.24.        Affected Financial Institution. No Loan Party is an Affected Financial Institution.
Article IV.

Conditions
SECTION 4.01.        Restatement Effective Date. The amendment and restatement of the Existing Credit Agreement and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document being executed in connection herewith signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document, (iii) without limiting the preceding clause (ii), from each Lender hereto either (A) a counterpart of (or Annex to) the Lender Allocation Agreement signed on behalf of such Lender or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that such Lender has signed a counterpart of (or Annex to) the Lender Allocation Agreement, and (iv) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to each such requesting Lender and written opinions of counsels of the Loan Parties and/or the Administrative Agent, as the Administrative Agent may request, addressed to the Administrative Agent, the Issuing Bank and the Lenders, all in form and substance satisfactory to the Administrative Agent, the Lead Arrangers and their counsel and as further described in the list of closing documents attached as Exhibit F.
(b)    Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Company for the 2020 fiscal year, (ii) unaudited interim consolidated financial statements of the Company for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of Company and its Subsidiaries, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) satisfactory projections through and including the Company’s 2026 fiscal year (with such projections being broken down quarterly for fiscal year 2021, and annually for each subsequent fiscal year).
(c)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Restatement Effective Date and executed by its Secretary or Assistant Secretary (or managing directors in the case of Germany), which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers, to the extent available, and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization (or similar document) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent available in the jurisdiction) and a true and correct copy of its by-laws or operating, management or partnership agreement (or similar document) and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent, if any, available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.
(d)    No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Company, dated as of the Restatement Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date (or, with respect to any representation or warranty which by its terms is made as of a specified date, is true and correct in all material respects only as of such specified date or, with respect to any representation or warranty which is subject to any materiality qualifier, is true and correct in all respects), and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
(e)    Fees. The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented at least one (1) Business Day prior to the Restatement Effective Date (including the reasonable fees and expenses of legal counsel), on or before the Restatement Effective Date.
(f)    [Reserved.]
(g)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction reasonably requested by the Administrative Agent and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Restatement Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
(h)    Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer.
(i)    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates each of the Borrowing Bases as of a date not greater than thirty (30) days immediately preceding the Restatement Effective Date.
(j)    Closing Availability. After giving effect to all Borrowings to be made on the Restatement Effective Date, the issuance (or deemed issuance) of any Letters of Credit on the Restatement Effective Date and the payment of all fees and expenses due hereunder, the Aggregate Availability shall not be less than $150,000,000.
(k)    Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing Equity Interests pledged pursuant to any Collateral Document, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, to the extent applicable, and (ii) each promissory note (if any) required to be delivered to the Administrative Agent pursuant to any Collateral Documents) endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(l)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code and PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall have been filed or be in proper form for filing, registration or recordation.
(m)    Insurance. The Administrative Agent shall have received evidence of insurance coverage (including, for any U.S. real property subject to a Mortgage that is located in a flood zone, FEMA form acknowledgements of flood insurance) and endorsement to policies in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of the Security Agreements.
(n)    Letter of Credit Application. If a Letter of Credit is requested to be issued on the Restatement Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable).
(o)    Tax Withholding. The Borrower Representative and the Administrative Agent shall have received a properly completed and signed IRS Form W8 or W-9, as applicable, for each Loan Party.
(p)    Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Loan Parties’ Accounts, Inventory and related working capital matters and of the Loan Parties’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(q)    Appraisal(s). The Administrative Agent shall have received an appraisal of the applicable Loan Parties’ Inventory and Equipment from one or more firms satisfactory to the Administrative Agent, which appraisals shall be satisfactory to the Administrative Agent in its sole discretion.
(r)    USA PATRIOT Act, Etc. The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the AML Legislation, for each Loan Party, including the Patriot Act and the Beneficial Ownership Regulation.
(s)    Flood Certifications. Without limiting the requirement to deliver any modifications to the Mortgages described in Exhibit F hereto, the Administrative Agent shall have received a flood certification for each parcel of real property in the United States that is subject to a Mortgage and such other deliveries requested by the Administrative Agent to enable compliance with the National Flood Insurance Reform Act of 1994 and related legislation.
(t)    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested and are reflected on Exhibit F (other than those items identified as “Post-Closing” on Exhibit F which shall be subject to delivery requirements as set forth on Schedule 5.18).
The Administrative Agent shall notify the Company and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding, upon which the provisions of Section 1.09 shall apply.
SECTION 4.02.        Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)    After giving effect to such Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.
(d)    To the extent constituting the earlier of the initial Borrowing of the Dutch Borrower and the initial issuance of a Letter of Credit to the Dutch Borrower, the amount of such Borrowing or Letter of Credit, as applicable, shall be in an amount greater than €100,000 (or its equivalent in another currency).

(e)    Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Loan Party on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
SECTION 4.03        Designation of a Foreign Borrower. The designation of a German Restricted Subsidiary as a Foreign Borrower pursuant to Section 2.24 is subject to the condition precedent that the Company or such proposed Foreign Borrower shall have furnished or caused to be furnished to the Administrative Agent:
(a)    Copies, certified by such Foreign Borrower’s managing director(s) (Geschäftsführer)), of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement, this Agreement, any German Borrower Amendment and any other Loan Documents to which such Foreign Borrower is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization and existence of such Subsidiary;
(b)    An incumbency certificate, executed by such Foreign Borrower’s managing director(s) (Geschäftsführer)), which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement, this Agreement and the other Loan Documents to which such Foreign Borrower is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;
(c)    Opinions of counsel to such Foreign Borrower (or of counsel to the Administrative Agent, as appropriate and to the extent agreed by the Administrative Agent in its reasonable discretion), in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;
(d)    Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent;
(e)    A certificate, signed by a Financial Officer of the Company and dated the applicable Foreign Borrower Effective Date, (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent (including solvency);
(f)    A notice from the Company setting forth the Funding Accounts of such Foreign Borrower to which the Lenders are authorized to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement;
(g)    Copies of such Foreign Security Agreements (and notices of security relating to such agreements) as the Administrative Agent may request, duly executed by such Foreign Borrower, and other evidence satisfactory to the Administrative Agent that all filings and other actions have been taken for the Administrative Agent to have a first priority perfected security interest in the Collateral of such Foreign Borrower (subject to Permitted Encumbrances);
(h)     A Borrowing Base Certificate calculating each Borrowing Base, as of a date reasonably near but on or prior to the Foreign Borrower Effective Date;

(i)    All government and third party approvals in connection with the transaction contemplated pursuant to this Section 4.03 with respect to such Foreign Borrower and the Company shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions with respect to the foregoing;
(j)    Evidence of insurance coverage with respect to such Foreign Borrower, in form, scope and substance evidencing compliance with the terms of any applicable Loan Document;
(k)    Such information, supporting documentation and other evidence regarding such Foreign Borrower and its directors, authorized signing officers, direct or indirect shareholders or other Persons in control thereof, and the transactions contemplated hereby, as may be reasonably requested by the Administrative Agent in order to comply with the requirements of the Act and any other applicable anti-money laundering and know-your-customer laws;
(l)    To the extent requested by the Administrative Agent, satisfactory appraisals of Inventory and Equipment and field exams from appraisers satisfactory to the Administrative Agent;
(m)    Any Deposit Account Control Agreements or other equivalent arrangements that are required to be provided pursuant to Sections 5.15 and 5.16 hereof and each applicable Foreign Security Agreement of such Foreign Borrower;
(n)    Payoff documentation providing evidence that all existing credit facilities of such Foreign Borrower have been terminated and cancelled (other than Indebtedness permitted under Section 6.01), all Indebtedness thereunder has been fully repaid and, to the extent available, the results of a recent lien search report in each of the jurisdictions where assets of such Foreign Borrower are located, and such search shall reveal no Liens on any of the assets of such Foreign Borrower except for Liens permitted under Section 6.02 hereof;
(o)    Payment of all fees required to be paid and all expenses for which invoices have been presented (including, without limitation, the reasonable fees and expenses of legal counsel), in each case, in connection with the designation of such Subsidiary as a Foreign Borrower; and
(p)    Such other documents and the Loan Parties shall have taken such other actions, in each case, that the Administrative Agent may reasonably request in order to give effect to the provisions contained in this Section 4.03 and/or which the Administrative Agent reasonably deems necessary to reflect commercial or legal requirements in relation to such Subsidiary.
(q)    The Borrower may join additional Material Foreign Restricted Subsidiaries at the time of the addition of any additional Foreign Borrower in compliance with Section 5.14 hereof.
Article V.

Affirmative Covenants
Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01.        Financial Statements; Borrowing Base and Other Information. The Company will furnish to the Administrative Agent and each Lender:
(a)    within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available or granted thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than with respect to the current maturity of the Obligations in the Company’s audit for the fiscal year 2025 or with respect to the potential inability to satisfy any financial covenant on a future date or in a future period) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries as of the dates indicated and for the periods indicated therein on a consolidated basis in accordance with GAAP consistently applied;
(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter is required to be filed under the rules and regulations of the SEC, giving effect to any extension available or granted thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;
(c)    if during any fiscal month of the Company, Aggregate Availability is less than the greater of 10% of the Aggregate Borrowing Base and $20,000,000 on any day in such fiscal month, then within thirty (30) days after the end of such fiscal month (other than the last month of each fiscal quarter), a summary income statement and balance sheet as of the end of such month;
(d)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether to such Financial Officer’s knowledge a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio as of the last day of the most recently ended period of four fiscal quarters (provided that the Fixed Charge Coverage Ratio shall only be tested for compliance purposes during a FCCR Test Period), (iv) identifying all Material Subsidiaries, (v) indicating updates to Collateral disclosures to the extent required by any Security Agreement and (vi) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying in reasonable detail the material effect, if any, of such change on the financial statements accompanying such certificate;

(e)    as soon as available but in any event no later than March 31 of each fiscal year of the Company, a copy of a projected income statement, balance sheet and statement of cash flows of the Company on a quarterly basis for the upcoming fiscal year;
(f)    (i) as soon as available but in any event within thirty (30) days of the end of each fiscal month (or, from and after the date on which Aggregate Availability is less than the greater of 10% of the Aggregate Borrowing Base and $20,000,000 and until such subsequent date, if any, on which Aggregate Availability is greater than the greater of 10% of the Aggregate Borrowing Base and $20,000,000 for a period of thirty (30) consecutive calendar days, within five (5) Business Days after the end of each calendar week), as of the period then ended, (ii) within five (5) Business Days following the sale, transfer or other disposition of any assets pursuant to Section 6.05(m) (other than Specified Sale and Leaseback Transactions), (n), (p) or (r) (in each case, other than sales, transfers or other dispositions of less than $15,000,000 individually or in the aggregate) and (iii) at such other times as may be required under this Agreement, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to each Borrowing Base as the Administrative Agent may reasonably request;
(g)    as soon as available but in any event within thirty (30) days of the end of each fiscal month, as of the period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:
(i)     a detailed aging of each Loan Party’s Accounts, including all invoices aged by invoice date and due date (with an explanation of the payment terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;
(ii)    a schedule detailing each Loan Party’s Inventory, in form satisfactory to the Administrative Agent, by location (showing Inventory in transit and any Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market;
(iii)    a worksheet of calculations prepared by the Borrower Representative to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion; and
(iv)    a reconciliation of each Loan Party’s Accounts and Inventory between (A) the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (f) above as of such date;
(h)    as soon as available but in any event within thirty (30) days of the end of each fiscal month, as of the month then ended, a schedule and aging of the Loan Parties’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;
(i)    together with any field examinations performed in accordance with Section 5.12, an updated customer list for the Loan Parties, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and each such delivery of customer information shall be made in compliance with applicable data protection laws or restrictions;
(j)    promptly upon the Administrative Agent’s request:
(i)    copies of invoices issued by any Loan Party in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
(ii)    copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party;
(iii)    the Loan Parties’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal; and
(iv)    a schedule detailing the balance of all intercompany accounts of the Loan Parties;
(k)    (i) promptly upon issuance, copies of each annual and other return, report or valuation with respect to each existing, or hereafter adopted, Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction or order or notice of any investigation that any Canadian Loan Party or any Subsidiary of any Canadian Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan, in each case that relates to financial matters (except with respect to routine claims for benefits by participants); (iii) notification within 30 days of the establishment of any new Canadian Pension Plan (excluding new Canadian Defined Benefit Plans (which, other than existing plans that are assumed in connection with a Permitted Acquisition, are prohibited from being established pursuant to Section 6.12 without the consent of the Administrative Agent)) or Canadian Benefit Plan or the commencement of contributions to any such plan to which any Canadian Loan Party or any Subsidiary of any Canadian Loan Party was not contributing prior to the Restatement Effective Date or any increase after the Restatement Effective Date in the benefits provided under any Canadian Pension Plan or Canadian Benefit Plan, (iv) immediate notice of any voluntary or involuntary termination of, or participation in, a Canadian Pension Plan (excluding voluntary terminations or wind-ups of Canadian Defined Benefit Plans (which are prohibited from being voluntarily wound up or terminated pursuant to Section 6.12 without the consent of the Administrative Agent)) or a Canadian Benefit Plan, which could reasonably be expected to result in a Material Adverse Effect, and (v) prompt notice of any fact, situation or condition that exists or transaction that has occurred in connection with any Canadian Pension Plan or Canadian Benefit Plan that could reasonably be expected to have a Material Adverse Effect or that, to the knowledge of a Financial Officer of the Canadian Borrower, is likely to result in the incurrence by any Canadian Loan Party of any liability, fine or penalty that could reasonably be expected to result in a Material Adverse Effect; and
(1)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.
Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Company shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies (which may be submitted electronically) of the compliance certificates required by clause (d) of this Section 5.01 to the Administrative Agent.
SECTION 5.02.        Notices of Material Events. The Company will furnish to the Administrative Agent, for distribution to the Lenders, written notice of the following within five (5) Business Days after any Financial Officer obtains knowledge thereof:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party that would reasonably be expected to result in a Material Adverse Effect;
(c)    any loss, damage, or destruction to the Collateral in the amount of $25,000,000 or more, whether or not covered by insurance;
(d)    any and all default notices received under or with respect to any leased location or public warehouse where Inventory and/or Equipment constituting Collateral with a value in excess of $10,000,000 is located;
(e)    any Term Loan Documents entered into by the Company or any Subsidiary and any amendments thereto;
(f)    (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or (ii) the occurrence of any of the following to the extent the same could reasonably be expected to result in a Material Adverse Effect: (A) the issuance by the Pensions Regulator of a Financial Support Direction or a Contribution Notice in relation to any Non-U.S. Pension Plan or a warning notice in respect thereof, (B) any amount is due to any Non-U.S. Pension Plan pursuant to Section 75 or 75A of the Pensions Act 1995 (U.K.) and/or (C) an amount becomes payable under Section 75 or 75A of the Pensions Act 1995 (U.K.);
(g)    if, following the Restatement Effective Date, any Loan Party or any of its Subsidiaries or Affiliates (i) becomes (and is not at the Restatement Effective Date) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004 (U.K.)) in respect of any U.K. DB Plan or becomes subject to any liability or contingent liability under Sections 75 or 75A of the Pensions Act 1995 (U.K.) or (ii) becomes (and is not at the Restatement Effective Date) such an employer in relation to any UK DB Plan which is not the Belden U.K. Pension Plan; the name of the relevant U.K. DB Plan and, upon further reasonable written request of the Administrative Agent, material and relevant details of that relevant U.K. DB Plan;
(h)     (i) the occurrence of a Canadian Pension Termination Event that could reasonably be expected to result in a Material Adverse Effect; and (ii) receipt of any notice from, or any action of, FSRA, Office of the Superintendent of Financial Institutions or other Governmental Authority that that could lead to a Canadian Pension Termination Event that could reasonably be expected to result in a Material Adverse Effect; and
(ii)    any other development that results, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.        Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiaries to (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) except as would not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits necessary to the conduct of the business of the Loan Parties taken as a whole, and (b) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except for such failures to maintain and preserve such authority in such jurisdictions which would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04.        Payment of Taxes. Each Loan Party will, and will cause each Restricted Subsidiary to, pay or discharge all material Taxes before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.        Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent such failure could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.06.        Books and Records; Inspection Rights. The Loan Parties will, and will cause each of their Restricted Subsidiaries to, keep in all material respects proper books of record and account in which full, true and correct entries in all material respects in conformity, in all material respects, with GAAP and applicable law are made of all material dealings and material transactions in relation to its business and activities. The Loan Parties will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, who may be accompanied by a Lender, upon no less than five (5) Business Days’ prior written notice (provided that no such prior written notice shall be required during the occurrence and continuance of an Event of Default), to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested; provided, that so long as no Event of Default has occurred and is continuing, the Loan Parties shall not be required to pay for any such inspection (but may be obligated reimburse the Administrative Agent for field exams and appraisals as provided in Sections 5.11 and 5.12 below). The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders. The Loan Parties and the Restricted Subsidiaries shall have no obligation to discuss or disclose to Administrative Agent, any Lender, or any of their officers, directors, employees or agents, materials protected by attorney-client privilege (including any attorney work product) and materials that the Loan Parties or any of the Restricted Subsidiaries may not disclose without violation of a confidentiality obligation binding upon it.
SECTION 5.07.        Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, (i) comply with all Requirements of Law applicable to it or its property (including without limitation applicable Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case for clauses (i) and (ii) above, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Restricted Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects.
SECTION 5.08.        Use of Proceeds. The proceeds of the Loans and the Letters of Credit will be used only to finance the working capital needs, for payment of capital expenditures, for making Investments (including Permitted Acquisitions), for payment of Indebtedness, for making Restricted Payments, for payment of fees and expenses associated with the Loan Documents, and for general corporate and similar purposes, in each case, of the Company and its Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrowers (or the Borrower Representative on their behalf) will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents acting for them in connection with the Transactions shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, Canada, the European Union or the U.K., or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Notwithstanding the foregoing, the covenant given in this Section 5.08 shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law. The foregoing clauses (B) and (C) of this Section 5.08 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such undertakings are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the U.K and will not apply to any German Loan Party if and to the extent such undertakings are or would result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) or any similar applicable anti-boycott statute.
SECTION 5.09.        Insurance. Each Loan Party will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
SECTION 5.10.        Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice upon obtaining knowledge of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
SECTION 5.11.        Appraisals. At any time that the Administrative Agent requests, each Loan Party will permit the Administrative Agent to conduct appraisals or updates thereof of their Inventory and Equipment with an appraiser engaged by the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law and to be conducted with reasonable prior notice and during normal business hours. Only one (1) such Inventory appraisal per calendar year shall be at the sole expense of the Loan Parties; provided that (i) two (2) such Inventory appraisals per calendar year shall be at the sole expense of the Loan Parties if at any time during such calendar year the Aggregate Availability is less than the greater of 10% of the Aggregate Borrowing Base and $20,000,000 and (ii) during the occurrence and continuance of an Event of Default, there shall be no limitation on the number or frequency of Inventory appraisals that shall be at the sole expense of the Loan Parties. Notwithstanding the foregoing, additional appraisals of Equipment shall not be required unless initiated at a time when an Event of Default has occurred and is continuing; provided that (i) not more than one (1) time per calendar year, the Loan Parties may, in their sole discretion and expense, request that the Administrative Agent order an appraisal of specified Equipment being newly added to any Borrowing Base by an appraiser selected and engaged by the Administrative Agent to determine the increase to the applicable PP&E Component after the inclusion of such specified Equipment, (ii) not more than two (2) times during the term of this Agreement, the Loan Parties may, in their sole discretion and expense, request that the Administrative Agent order updated appraisals of all Equipment from an appraiser selected and engaged by the Administrative Agent to redetermine the PP&E Components based on such appraisals (which redetermination may result in the increase or decrease of the PP&E Components) and (iii) in connection with any Permitted Acquisition (and without limitation as to the number of such Acquisitions), the Loan Parties may, in their sole discretion and expense, request that the Administrative Agent order appraisals on any acquired Equipment in order to include such Equipment in the PP&E Components. All appraisals of Equipment shall be at the sole expense of the Loan Parties.
SECTION 5.12.        Field Examinations. At any time that the Administrative Agent requests, each Loan Party will permit, upon reasonable prior notice and during normal business hours, the Administrative Agent to conduct a field examination to ensure adequacy of Collateral included in the Borrowing Bases and related reporting and control systems. For purposes of this Section 5.12, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. At the Loan Parties’ expense, field examinations shall be conducted at the following intervals: (A) if, during any calendar year, the aggregate outstanding principal amount of all Revolving Loans outstanding does not at any time exceed $10,000,000, only one (1) field examination in any two consecutive calendar years shall be at the sole expense of the Loan Parties; (B) if, at any time during any calendar year, the aggregate outstanding principal amount of all Revolving Loans at any time exceeds $10,000,000 but Aggregate Availability is not, at any time during such calendar year, below the greater of (i) 10% of the Aggregate Borrowing Base or (ii) $20,000,000, only one (1) such field examination shall be at the sole expense of the Loan Parties in such calendar year; (C) if, at any time during any calendar year, Aggregate Availability is less than the greater of (i) 10% of the Aggregate Borrowing Base or (ii) $20,000,000, two (2) such field examinations shall be at the sole expense of the Loan Parties during such calendar year; and (D) during the occurrence and continuance of an Event of Default, there shall be no limitation on the number or frequency of field examinations that shall be at the sole expense of the Loan Parties. Field examinations outside of the foregoing parameters shall not be at the Loan Parties’ expense.
SECTION 5.13.        Financial Assistance. Each Foreign Loan Party and its Restricted Subsidiaries shall comply in all material respects with applicable legislation governing financial assistance and/or capital maintenance, including Sections 678 – 679 of the Companies Act 2006 (U.K.) as amended, or any equivalent and applicable provisions under the laws of the jurisdiction of organization of each Foreign Loan Party, including in relation to the execution of the Collateral Documents of each Foreign Loan Party and payments of amounts due under this Agreement.
SECTION 5.14.        Additional Collateral; Further Assurances. (a) Subject to applicable Requirements of Law, as promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person qualifies as one of the Company’s wholly-owned Material Domestic Restricted Subsidiaries (other than Excluded Subsidiaries), each Loan Party will cause such Person to become a Loan Party by executing a Joinder Agreement, such Joinder Agreement to be accompanied by appropriate corporate resolutions, other corporate organizational and authorization documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent, whereupon it shall guarantee repayment of all Secured Obligations. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Secured Parties, in order to secure repayment of all of the Secured Obligations in substantially all assets of such Loan Party (other than any Excluded Assets).
(b)    Subject to applicable Requirements of Law, to secure the prompt payment and performance of all of the Foreign Secured Obligations, as promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person qualifies as one of the Foreign Loan Parties’ Material Foreign Restricted Subsidiaries, each Loan Party will cause such Person to become a Foreign Loan Party by executing a Joinder Agreement, such Joinder Agreement to be accompanied by appropriate corporate resolutions, other corporate organizational and authorization documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent, whereupon it shall guarantee repayment of all Foreign Secured Obligations (subject, in the case of a German Loan Party, to the German Guaranty Limitations). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, in substantially all assets of such Loan Party (other than Excluded Assets), but with due regard to customary exclusions in the each relevant jurisdiction.
(c)    If, at any time after the Restatement Effective Date any Subsidiary of the Company that is not a Loan Party shall become party to a guaranty of, or grant a Lien on any assets to secure, any Term Loan Obligations, any Junior Secured Indebtedness, any Subordinated Indebtedness or any other

Material Indebtedness of the Company or a Domestic Loan Party, the Company shall promptly notify the Administrative Agent thereof and, within ten (10) days thereof (or such later date as may be agreed upon by the Administrative Agent) cause such Subsidiary to comply with Section 5.14(a) and (b) (but without giving effect to the 30-day grace periods provided therein).
(d)    The Borrower Representative may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing and, in the case of designating any Restricted Subsidiary as an Unrestricted Subsidiary, the Loan Parties shall have satisfied the Payment Condition at the time of such designation, (ii) no Borrower may be designated as an Unrestricted Subsidiary and no other Loan Party with assets in the Borrowing Base may be designated as an Unrestricted Subsidiary unless the Borrowing Base has been redetermined and, after giving pro forma to such designation, no Revolving Exposure Limitations would be exceeded, (iii) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of, any Borrower or any Restricted Subsidiary (other than to the extent permitted under Article VI hereof), (iv) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to any Borrower or their respective Restricted Subsidiaries with respect to such Indebtedness, (v) no Unrestricted Subsidiary shall be a party to any transaction or arrangement with any Borrower or their respective Restricted Subsidiaries that would not be permitted by Section 6.09, (vi) any Subsidiary that guarantees Material Indebtedness of any Loan Party shall not be an Unrestricted Subsidiary and (vii) none of the Borrowers or any of their respective Restricted Subsidiaries shall have any obligation to subscribe for additional Equity Interests of any Unrestricted Subsidiary or to preserve or maintain the financial condition of any Unrestricted Subsidiary (other than to the extent permitted under Article VI here). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Restatement Effective Date shall constitute an Investment by the Company and its Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value of the applicable Person’s Investment therein as reasonably determined by the Borrower in consultation with the Administrative Agent. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary after the Restatement Effective Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Company and its Restricted Subsidiaries in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Person’s Investment in such Unrestricted Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent.
(e)    Without limiting the foregoing, each Loan Party will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.
(f)    If any material assets (other than Excluded Assets or other assets not required to be Collateral) are acquired by any Loan Party after the Restatement Effective Date (other than assets constituting Collateral under the applicable Collateral Documents that become subject to the Lien granted by the Domestic Loan Parties in favor of the Administrative Agent in support of all of the Secured

Obligations or the Lien granted by the Foreign Loan Parties in favor of the Administrative Agent in support of the Foreign Secured Obligations or German Secured Obligations, as applicable, in each case, upon acquisition thereof), the Borrower Representative will promptly (i) notify the Administrative Agent thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations, the Foreign Secured Obligations or the German Secured Obligations, as applicable, and (ii) take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (g) of this Section, all at the expense of the Loan Parties. Notwithstanding the foregoing, no Loan Party shall be obligated to grant any Lien over additional real property.
(g)    Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) in circumstances where the Administrative Agent reasonably determines that the cost or effort of obtaining or perfecting a security interest in any asset that constitutes Collateral is excessive in relation to the benefit afforded to the Secured Parties thereby, the Administrative Agent may exclude such Collateral from the creation and perfection requirements set forth in this Agreement and the other Loan Documents, (ii) the Administrative Agent may grant extensions of time for the creation or perfection of Liens in particular property (including extensions of time beyond the Restatement Effective Date) where it determines that such creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or any other Loan Document, (iii) no Loan Party shall be required to take any actions outside of the jurisdiction of formation of any of the other Loan Parties to create or perfect local law security in any Collateral (but may be required to take such actions in order to include certain types of Collateral in the Borrowing Bases) and (iv) the Loan Parties shall not be required to take any action to create or perfect a security interest under non-U.S. law in any Term Loan Priority Collateral to secure the Secured Obligations of the Domestic Loan Parties that is not also being taken in support of the Term Loan Obligations.
(h)    Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 5.14(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 5.14(a) or (b), as applicable, within thirty (30) days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).
SECTION 5.15.        Transfer of Accounts of European Loan Parties.
(a)    At any time during a Cash Dominion Period, at the request of the Administrative Agent in its sole discretion, the European Loan Parties shall (i) either (x) promptly cause all of their Collection Accounts (each an “Existing Collection Account”) to be transferred to the name of the Administrative Agent or (ii) to the extent such Existing Collection Accounts cannot be transferred to the Administrative Agent, promptly open new Collection Accounts with (and, at the discretion of the Administrative Agent, in the name of) the Administrative Agent (such new bank accounts being Collection Accounts under and for the purposes of this Agreement), and (b) if new Collection Accounts have been established pursuant to this Section (each a “New Collection Account”), ensure that all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts owing to them will promptly be re-directed to the New Collection Accounts. Until all collections have been redirected to the New Collection Accounts, each European Loan Party shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day, provided that if any such European Loan Party does not instruct such re-direction or transfer, each of them hereby authorizes the Administrative Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such Existing Collection Account (as applicable).
(b)    At any time during a Cash Dominion Period, at the request of the Administrative Agent in its sole discretion, each European Loan Party agrees that if any of its Account Debtors have not previously received notice of the security interest of the Administrative Agent over its Accounts, it shall promptly give notice to such Account Debtors and if any such European Loan Party does not serve such notice, each of them hereby authorizes the Administrative Agent to serve such notice on their behalf.
SECTION 5.16.        European Cash Management.
(a)    Each European Loan Party will ensure that all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts owing to such European Loan Party are deposited (whether directly or indirectly) into Collection Accounts only containing payments owing to such European Loan Party, in a manner that is reasonably satisfactory to the Administrative Agent.
(b)    The Administrative Agent shall be given sufficient access to the Collection Accounts to ensure that the Administrative Agent shall be able to apply funds credited to any Collection Account in its sole discretion during a Cash Dominion Period pursuant to Section 2.10(b) hereof.
(c)    Each European Loan Party shall ensure that each Collection Account is subject to a Deposit Account Control Agreement or any other arrangement (including, but not limited to, a notice and acknowledgment arrangement) with similar effect, which, with respect to any Collection Account located in England and Wales, shall ensure that such Collection Accounts are blocked and under the sole control of the Administrative Agent.
SECTION 5.17.        Centre of Main Interest. Each European Loan Party shall ensure that its centre of main interests (as that term is used in Article 3(1) of the Regulation) remains in its jurisdiction of incorporation and it shall not take any action to change its centre of main interests and no European Loan Party shall create or take any steps to create an “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction (or, in each case, any equivalent provision(s) of any applicable successor to the Regulation which may apply from time to time to any of the European Loan Parties).
SECTION 5.18.        Post-Closing Matters. The Loan Parties shall satisfy each of the requirements set forth on Schedule 5.18 attached hereto on or before the date specified on such Schedule for each such requirement (or such later date as may be agreed upon by the Administrative Agent).
Article VI.

Negative Covenants
Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01.        Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    the Secured Obligations;
(b)    Term Loan Obligations and all extensions, renewals, refinancings or replacements thereof; provided, that in the case of each incurrence of such Term Loan Obligations, (i) no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) other than in the case of extensions, renewals, refinancings or replacements which do not increase the aggregate principal amount of the Term Loan Obligations (other than by the amount of accrued interest, fees, premiums, and costs and expenses), the Administrative Agent shall have received satisfactory written evidence that the Company has a Senior Secured Net Leverage Ratio less than or equal to 3.00 to 1.00, (iii) if secured, the Liens securing such Term Loan Obligations are subject to a Term Loan Intercreditor Agreement, and (iv) any extended, renewed, refinanced or replaced Indebtedness in respect of the Term Loan Obligations shall be unsecured or, if secured, subject to the Term Loan Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as appropriate;
(c)    (i) obligations under Swap Agreements permitted under Section 6.07 and (ii) cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar agreements, in each case, in connection with cash management and deposit accounts;
(d)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (i) hereof;
(e)    Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness; provided that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;
(f)    Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 6.04, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of such assets and (ii) neither the Company nor any Restricted Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness;
(g)    Guarantees by the Company of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Company or any other Restricted Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by a Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) if the Indebtedness so Guaranteed is subordinated to the Secured Obligations then said Guarantee shall be subordinated on the same terms;
(h)    Indebtedness of the Company to any Restricted Subsidiary and of any Restricted Subsidiary to the Company or any other Restricted Subsidiary; provided that (i) Indebtedness of any

Restricted Subsidiary that is not a Loan Party to the Company or any other Restricted Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party shall, in each case, be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
(i)    (i)    Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (d), (f), (p), (q) and (r) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness (other than (x) for premiums, penalties, discounts, accrued and unpaid interest, interest paid in kind, unused commitments thereunder and fees, costs and expenses associated therewith and (y) to the extent additional debt may be incurred pursuant to another relevant clause of this Section), (ii) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, and (iii) if such Original Indebtedness was subordinated in right of payment or Liens to the Obligations, then the terms and conditions of such Refinance Indebtedness include subordination terms and conditions that are materially not less favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;
(j)    Indebtedness under bids, trade contracts (other than for debt for borrowed money), leases (other than capital leases creating Capital Lease Obligations), statutory obligations, surety, bid, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations in respect of workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance claims, in each case provided or incurred in the ordinary course of business (including those incurred to secure health, safety and environmental obligations);
(k)    Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit, performance letters of credit, documentary letters of credit or similar instruments;
(l)    Indebtedness arising from agreements providing for indemnification or adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any business, assets or Equity Interest to the extent permitted under this Agreement;
(m)    Indebtedness of Foreign Subsidiaries; provided that, the aggregate outstanding principal amount of Indebtedness permitted pursuant to this clause (m) (excluding any intercompany Indebtedness of such Foreign Subsidiaries otherwise permitted hereunder), together with the aggregate outstanding principal amount of Indebtedness permitted pursuant to clause (n) below), shall not collectively exceed $100,000,000 at any time;
(n)    Indebtedness of the Company or any Restricted Subsidiary secured by a Lien on any asset of the Company or any Restricted Subsidiary not constituting Collateral; provided that, the aggregate outstanding principal amount of Indebtedness permitted pursuant to this clause (n), together with the aggregate outstanding principal amount of Indebtedness permitted pursuant to clause (m) above (excluding any intercompany Indebtedness of such Foreign Subsidiaries otherwise permitted hereunder), shall not collectively exceed $100,000,000 at any time;

(o)    Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Company or its Restricted Subsidiaries to purchase or redeem Equity Interests or options of the Company; provided that the aggregate principal amount of all such Indebtedness shall not exceed $2,000,000 at any time outstanding;
(p)    any other unsecured Indebtedness (whether or not of a type described in the other paragraphs of this Section 6.01); provided that, both immediately before and after giving pro forma effect to any such Indebtedness incurred pursuant to this clause (p), (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the Total Net Leverage Ratio, computed on a Pro Forma Basis for the period of four consecutive fiscal quarters ended on the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01, shall not exceed 5.0 to 1.0;
(q)    Junior Secured Indebtedness of the Company and its Restricted Subsidiaries; provided, that in the case of each incurrence of such Indebtedness, (i) no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) the Administrative Agent shall have received satisfactory written evidence that the Company has (A) a Junior Secured Net Leverage Ratio less than or equal to 4.00 to 1.00 and (B) a Total Net Leverage Ratio less than or equal to 5.00 to 1.00, in each case on a Pro Forma Basis after giving effect to the issuance of any such Indebtedness, (iii) such Indebtedness is subject to a Junior Lien Intercreditor Agreement and (iv) such Indebtedness is not guaranteed by any Domestic Subsidiary that is not a Loan Party;
(r)    Indebtedness of the Company and its Restricted Subsidiaries pursuant to the Existing Subordinated Notes;
(s)    earn-outs in a maximum amount due and payable not to exceed (i) $50,000,000 in respect of any Permitted Acquisition and (ii) $100,000,000 in respect of all Permitted Acquisitions during the term of this Agreement; provided that no earn-outs in connection with a Permitted Acquisition shall be subject to such limitations to the extent that (A) such earn-outs are not payable, by their terms, during such times as the Loan Documents remain in effect or (B) such earn-outs by their terms are subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent;
(t)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(u)    Sale and Leaseback Transactions permitted by Section 6.06; and
(v)    Indebtedness (if any) arising in connection with the Permitted Factoring Transaction in the event that the sales thereunder were to be recharacterized as loans.
For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (v) above, the Company and the Restricted Subsidiaries, in their sole discretion, will be permitted to divide and classify such item of Indebtedness (or any portion thereof) on the date of incurrence, and at any time and from time to time may later reclassify all or any portion of any item of Indebtedness as having been incurred under any category of permitted Indebtedness described in clause (a) through (v) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

SECTION 6.02.        Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a)    Liens created pursuant to any Loan Document;
(b)    Liens on assets of the Loan Parties securing Indebtedness under Section 6.01(b) and (c) created pursuant to any Term Loan Document; provided that such Liens are subject to an Intercreditor Agreement providing that, other than with respect to the Term Loan Priority Collateral, such Liens are subordinated to the Liens securing the Secured Obligations in accordance with the terms of such Intercreditor Agreement;
(c)    Liens in existence on the Restatement Effective Date and described on Schedule 6.02, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 6.01(d) (solely to the extent that such Liens were in existence on the Restatement Effective Date and described on Schedule 6.02)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Restatement Effective Date, except for products and proceeds of the foregoing;
(d)    Liens securing Indebtedness permitted under Section 6.01(e); provided that (i) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness (provided, that multiple properties financed by the same capital provider may be cross collateralized), (ii) the amount of Indebtedness secured thereby is not increased (other than by accrued interest, fees, costs and expenses) and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable) plus fees, costs and expenses associated therewith;
(e)    Permitted Encumbrances;
(f)    any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Loan Party or Restricted Subsidiary after the date hereof prior to the time such Person becomes a Loan Party or Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party or a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party or Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party or a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(g)    Liens securing Indebtedness incurred pursuant to Sections 6.01(m) and (n); provided, that such Liens do not extend to, or encumber, assets that constitute Collateral;
(h)    Liens securing Junior Secured Indebtedness incurred pursuant to Section 6.01(p) subject to a Junior Lien Intercreditor Agreement;

(i)    Liens incurred in connection with any transfer of an interest in accounts or notes receivable and related assets as part of a Permitted Factoring Transaction in the event that the sales thereunder were to be recharacterized as loans secured by such assets;
(j)    (i) any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any Subsidiary incorporated in Germany maintains a banking relationship in the ordinary course of business and (ii) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;
(k)    any Lien arising under any retention of title or conditional sale arrangement or arrangement having a similar effect in respect of goods supplied to a Restricted Subsidiary in the ordinary course of business;
(l)    Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;
(m)    Liens granted to secure payment of the Refinance Indebtedness permitted pursuant to Section 6.01(i); provided that such Lien shall not apply to any other property or asset of the Company or such Restricted Subsidiary than the assets securing the Original Indebtedness;
(n)    Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Company or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary;
(o)    Liens on insurance policies and the proceeds thereof in respect of Indebtedness permitted under Section 6.01(t); and
(p)    other Liens on property or assets of the Loan Parties and Restricted Subsidiaries securing Indebtedness or other obligations; provided that (i) the aggregate principal amount of the Indebtedness or other obligations secured by such Liens does not exceed $10,000,000 at any time outstanding and (ii) no Lien permitted under this clause (p) may attach to any Account, Inventory or Equipment of any Loan Party or to any real property subject to a Mortgage.
SECTION 6.03.        Fundamental Changes. (a) No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Restricted Subsidiary of any Borrower may merge into or amalgamate with a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Loan Party (other than a Borrower) may merge into or amalgamate with any other Loan Party (other than a Borrower) in a transaction in which the surviving entity is a Loan Party, (iii) any Loan Party (other than a Borrower) may merge into or amalgamate with any Restricted Subsidiary (other than a Loan Party) in a transaction in which the surviving entity immediately becomes a Loan Party or is such Loan Party, (iv) any Restricted Subsidiary (other than a Loan Party) may merge into or amalgamate with any Loan Party in a transaction in which the surviving entity is a Loan Party, (v) any Restricted Subsidiary (other than a Loan Party) may merge into or amalgamate with any other Restricted Subsidiary (other than a Loan Party), (vi) any Borrower may merge into or amalgamate with any other Borrower with the same country of domicile, (viii) any Person may merge into (or amalgamate with) the Company or any of its Subsidiaries in connection with a Permitted Acquisition; provided that (x) in the case of a merger or amalgamation involving the Company, a Borrower or another Loan Party, the continuing or surviving Person shall be the Company, the Borrower or such Loan Party (or will become a Loan Party concurrently therewith) and

(y) otherwise the continuing or surviving Person shall be a wholly-owned Subsidiary of the Company, and (viii) any Restricted Subsidiary that is not a Borrower may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders.
(b)    No Loan Party will, nor will it permit any Restricted Subsidiary to, engage in any business other than the business conducted by the Company and its Restricted Subsidiaries as of the Restatement Effective Date and business activities reasonably related or ancillary thereto or extensions thereof.
SECTION 6.04.        Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Restricted Subsidiary prior to such merger or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of (including any option, warrant or other right to acquire any of the foregoing), make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any other investment in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise) (each such transaction, an “Investment”), except:
(a)    (i) Investments in existence on the date hereof and described in Schedule 6.04 and (ii) Investments existing on the Restatement Effective Date in Restricted Subsidiaries existing on the Restatement Effective Date;
(b)    Investments (including Guarantees) by (i) any Loan Party in or to any other Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party in or to any Loan Party or in or to any other Restricted Subsidiary that is not a Loan Party, and (iii) any Loan Party in or to any Restricted Subsidiary that is not a Loan Party; provided that (A) any such Investments in the form of Equity Interests or Indebtedness held by a Loan Party shall be pledged pursuant to the Collateral Documents (subject to the limitations and exclusions herein and therein) and (B) the aggregate amount of Investments by Loan Parties in or to Restricted Subsidiaries that are not Loan Parties pursuant to clause (iii) above shall not exceed $25,000,000 at any time outstanding (provided, that, for the avoidance of doubt, such Investments may be made in an unlimited amount pursuant to clause (p) below subject to satisfaction of the conditions therein);
(c)    Investments in cash and Permitted Investments;
(d)    Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;
(e)    Investments in the form of Swap Agreements permitted by Section 6.07;
(f)    purchases of assets in the ordinary course of business (which, for the avoidance of doubt, shall exclude Acquisitions);
(g)    loans or advances to employees, directors or officers in the ordinary course of business up to a maximum of $4,000,000 in the aggregate at any one time outstanding;
(h)    Investments in the form of Restricted Payments permitted pursuant to Section 6.08;

(i)    Guarantees permitted by Section 6.01 (subject, in the case of intercompany guarantees, to clause (b) above);
(j)    Investments in (i) Unrestricted Subsidiaries and (ii) joint ventures and other minority-owned Persons; provided, that the aggregate amount of all such Investments in this clause (j) shall not at any time exceed $25,000,000;
(k)    (i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Company) arising or acquired in the ordinary course of business, and (iii) receivables owing to the Company or any of its Restricted Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(l)    notes payable, or stock or other securities issued by Account Debtors to a Loan Party or Restricted Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
(m)    Investments in the form of loans made by a Loan Party to a Restricted Subsidiary that is not a Loan Party in connection with a Permitted Acquisition solely for the purpose of transferring the purchase price consideration therefor from such Loan Party to such Restricted Subsidiary, which purchase price consideration shall be paid to the applicable seller or returned to the assigning Loan Party within ten (10) Business Days of transfer to such Restricted Subsidiary; provided, that if such Permitted Acquisition closes, then the foregoing shall not apply to such purchase price consideration that is escrowed pursuant to an escrow agreement to which the Restricted Subsidiary and the applicable seller are a party;
(n)    Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, merges or amalgamates with the Company or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation, merger or amalgamation;
(o)    Investments received in connection with the disposition of assets permitted by Section 6.05;
(p)    any other Investments (including Acquisitions) whether or not of a type described above; provided that, (i) both immediately before and immediately after giving pro forma effect to any such Investment pursuant to this clause (p), no Event of Default shall have occurred and be continuing and the Payment Condition shall be satisfied with respect to such Investment and (ii) any Acquisitions made pursuant to this clause (p) must constitute a Permitted Acquisition; and
(q)    other Investments (whether or not of a type described above) not to exceed $25,000,000 in the aggregate at any time.
For purposes of determining compliance with this Section 6.04, in the event that an Investment (or any portion thereof) meets the criteria of more than one of the categories of permitted Investments described in clauses (a) through (q) above, the Company and the Restricted Subsidiaries, in their sole discretion, will be permitted to divide and classify such Investment (or any portion thereof) on the date of incurrence, and at any time and from time to time may later reclassify all or any portion of any Investment as having been incurred under any category of permitted Investments described in clauses (a) through (q) above so long as such Investment is permitted to be incurred pursuant to such provision at the time of reclassification. For the avoidance of doubt, an Investment entered into in reliance on clause (p) above that was permitted at the time entered into shall continue to be permitted under such clause notwithstanding any failure to satisfy the Payment Condition (or any other condition in such clause) at a later date with respect to any subsequent Investment.
For purposes of determining the amount of any Investment outstanding, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
SECTION 6.05.        Asset Sales. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Loan Party permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Company or another Restricted Subsidiary in compliance with Section 6.04), except:
(a)    the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Company or any of its Restricted Subsidiaries;
(b)    sales or other issuances of Equity Interests of the Company;
(c)    sales, transfers and dispositions of assets to the Company or any Restricted Subsidiary, provided that, if any such sales, transfers or dispositions are made by a Loan Party to a Restricted Subsidiary that is not a Loan Party, either (i) such sales, transfers or dispositions shall be made in compliance with Section 6.09 (without giving effect to clause (ii) thereof) or (ii) both immediately before and immediately after giving pro forma effect to such sales, transfers or dispositions, no Event of Default shall have occurred and be continuing and the Payment Condition shall be satisfied;
(d)    the sale of Inventory in the ordinary course of business;
(e)    sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;
(f)    the disposition of any Swap Agreement;
(g)    dispositions of cash in the ordinary course of business and sales, transfers and dispositions constituting Permitted Investments and other Investments permitted by Section 6.04;
(h)    non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries;
(i)    leases, subleases, licenses or sublicenses of real or personal property not constituting Collateral reported by the Borrowers as included in any Borrowing Base in the most recent Borrowing Base Certificate that are granted by the Company or any of its Restricted Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; provided that, if requested by the Administrative Agent and customary in the jurisdiction where such property is located, any such leases, subleases, licenses or sublicenses of any real property subject to a Mortgage shall be subordinate to the applicable Mortgage, if any, encumbering such real property and, if reasonably required by the Administrative Agent, the lessee, sublessee, licensee or sublicensee shall execute a subordination agreement in form and substance reasonably acceptable to the Administrative Agent;
(j)    dispositions, liquidations and dissolutions in connection with transactions permitted by Section 6.03;
(k)    any Restricted Payment permitted pursuant to Section 6.08;
(l)    dispositions resulting from any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Restricted Subsidiary;
(m)    Sale and Leaseback Transactions permitted by Section 6.06;
(n)    so long as no Event of Default is continuing or would result therefrom, sales, transfers or dispositions of non-strategic assets acquired as part of a Permitted Acquisition which are sold for fair market value payable in cash upon such sale;
(o)    the sale or transfer of any interest in accounts or notes receivable and related assets as part of a Permitted Factoring Transaction;
(p)    the contemplated sales, transfers or dispositions, individually or as a group, by the Company or its Restricted Subsidiaries of assets and properties (including the sale of Equity Interests of any Subsidiary owning such assets or properties and otherwise immaterial assets) disclosed to the Administrative Agent prior to the Restatement Effective Date in projections or otherwise and comprising the non-strategic, low margin cable business of the Company and its Restricted Subsidiaries, wherever located and including any related intellectual property;
(q)    sales, transfers and other dispositions of the Equity Interests in Unrestricted Subsidiaries; and
(r)    other sales, transfers or other dispositions of assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (r) shall not exceed 10% of Total Assets during any fiscal year of the Company (determined as of the last day of the most recent fiscal year for which financial statements have been delivered pursuant to Section 5.01(a) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a), the most recent financial statements referred to in Section 3.04(a)); provided that any such sales, transfers, leases and other dispositions permitted by this paragraph (r) resulting in Net Proceeds in excess of $10,000,000 shall be made for fair value and for at least 75% cash consideration; provided, further, that for purposes of the foregoing, the amount of (x) any liabilities (as shown on the Company’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations) that are assumed by the transferee of any such assets and from which the Company or any Restricted Subsidiary have been validly released by all creditors in writing, (y) any securities or notes received by the Company or any Restricted Subsidiary from such transferee that are converted by the Company or any Restricted Subsidiary into cash (to the extent of the cash received) within 60 days following the closing of such sale, transfer or other disposition, and (z) any Designated Noncash Consideration received by the Company or any Subsidiary in such asset sale having an aggregate fair market value, taken together with all other Designated Noncash

Consideration received pursuant to this clause (z) not to exceed $10,000,000 in the aggregate during the term of this Agreement, shall be deemed to be cash for purposes of this paragraph.
SECTION 6.06.        Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for (x) Specified Sale and Leaseback Transactions and (y) any other such sale of any fixed or capital assets by the Company or any Restricted Subsidiary that does not constitute Collateral reported by the Borrowers as included in any Borrowing Base in the most recent Borrowing Base Certificate and that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset.
SECTION 6.07.        Swap Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any Restricted Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Restricted Subsidiary.
SECTION 6.08.        Restricted Payments; Certain Payments of Indebtedness.
(a)    No Loan Party will, nor will it permit any Restricted Subsidiary to, make, directly or indirectly, any Restricted Payment, except:
(i)    the Company or any Restricted Subsidiary may make Restricted Payments with respect to its common stock (including any stock options) payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, in each case including share exchanges and conversions;
(ii)    Restricted Subsidiaries may pay dividends ratably with respect to their Equity Interests (whether in cash, in kind or constituting additional Equity Interests);
(iii)    the Company and the Restricted Subsidiaries may make Restricted Payments pursuant to and in accordance with stock plans, equity award plans or other benefit plans for management, directors or employees of the Company and the Restricted Subsidiaries (including, without limitation, non-cash repurchases of Equity Interests deemed to occur upon the exercise of equity awards if such Equity Interests represent a portion of the purchase price therefor);
(iv)    the Company may pay cash dividends in accordance with the Company’s historical dividend policy in an aggregate amount not to exceed $12,000,000 per fiscal year; provided that no Event of Default shall have occurred and be continuing or result therefrom;
(v)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, employee, consultant or agent of the Company or any of its Restricted Subsidiaries (or heirs or other permitted transferees thereof) upon death, disability, retirement, severance or termination of employment or service or in connection with a stock plan or agreement, employment agreement, shareholders agreement, or similar agreement, plan or arrangement, including amendments thereto; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (v) may not exceed $5,000,000 in any fiscal year, with unused amounts being available to be used in any later fiscal year;
(vi)    the Company and the Restricted Subsidiaries may make cash payments in lieu of fractional shares;
(vii)    Reserved;
(viii)    the Company or any Restricted Subsidiary may declare or make, or agree to pay or make, directly or indirectly, any other Restricted Payments (whether or not of a type described in the other paragraphs of this Section 6.08) so long as, both immediately before and after giving pro forma effect to such Restricted Payment (x) no Default or Event of Default shall have occurred and be continuing and (y) the Payment Condition shall be satisfied with respect to such Restricted Payments.
(b)    No Loan Party will, nor will it permit any Restricted Subsidiary to, make, directly or indirectly, any voluntary prepayment or other voluntary distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any voluntary prepayment or other voluntary distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, except:
(i)    refinancings of Subordinated Indebtedness to the extent permitted by Section 6.01;
(ii)    so long as no Event of Default has occurred and is continuing (unless the Administrative Agent otherwise consents), payment of intercompany Subordinated Indebtedness; and
(iii)    any other payments or distributions in respect of any Subordinated Indebtedness, so long as, immediately before and after giving effect to such payment or distribution, (x) no Event of Default shall have occurred and be continuing and (y) the Loan Parties shall have satisfied the Payment Condition with respect to such payment or distribution;
provided, however, that no such payment or distribution shall be made in respect of any Subordinated Indebtedness in violation of any Intercreditor Agreement or subordination provisions applicable thereto.
SECTION 6.09.        Transactions with Affiliates. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, enter into any transaction or series of transactions involving $3,000,000 or more in the aggregate, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate of any such Person other than (i) on terms and conditions substantially as favorable to the Company and its Restricted Subsidiaries as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, (ii) transactions among the Company and/or any of the Restricted Subsidiaries, (iii) loans or advances to directors, officers and employees permitted under Section 6.04, (iv) the payment of reasonable fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or its Restricted Subsidiaries in the ordinary course of business, (v) any Restricted Payment permitted by Section 6.08, (vi) any Investment permitted by Section 6.04(j); provided that other transactions with any Person in which such Investment is made shall be subject to this Section 6.09; and (vii) the transactions listed on Schedule 6.09.
SECTION 6.10.        Restrictive Agreements. No Loan Party will, nor will it permit any Material Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations, or (b) the ability of any Material Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or any other Material Restricted Subsidiary or to Guarantee Indebtedness of the Company or any other Material Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Requirement of Law or any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement or Liens permitted under Section 6.02 if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof or the Term Loan Documents requiring the subordination of Liens on Term Loan Priority Collateral, (vi) the foregoing shall not apply to restrictions on Equity Interests in joint ventures contained in any documents relating to the formation or governance thereof, and (vii) clause (b) of the foregoing shall not apply to restrictions pursuant to any other indenture or agreement governing the issuance of Indebtedness permitted hereunder (including the Term Loan Agreement), provided that such restrictions and conditions are customary for such Indebtedness as reasonably determined in the good faith judgment of the Company.
SECTION 6.11.        Amendment of Material Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, Junior Secured Indebtedness or Term Loan Obligations, in each case, except as not prohibited by the applicable Intercreditor Agreement, if any, between the Administrative Agent and the holders of such Indebtedness or (b) its certificate or articles of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational documents, in each case, to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.
SECTION 6.12.        Canadian Pension Plans. Each Canadian Loan Party or any Subsidiary of a Canadian Loan Party shall cause each of its Canadian Pension Plans to be duly qualified and administered in all material respects in compliance with, as applicable, the Pension Benefits Act (Ontario) and all other applicable laws (including regulations, orders and directives), the terms of the Canadian Pension Plans and any agreements relating thereto. The Canadian Loan Parties or any Subsidiary of a Canadian Loan Party shall not, without the consent of the Administrative Agent, (a) permit or consent to the wind up and/or termination of any Canadian Defined Benefit Plan (other than (i) a wind up or termination ordered by the applicable regulator when there are no remaining active members in such plan, and (ii) the ongoing wind-up of the Belden Canada ULC Negotiated Pension Plan (Ont. and CRA Reg. No. 1031707) previously consented to by the Administrative Agent pursuant to that certain letter agreement dated December 15, 2020); (b) become a participating employer and contribute to any

Canadian MEPP; (c) establish or otherwise acquire any liability in respect of any Canadian Defined Benefit Plan that is not in effect as of the Restatement Effective Date; or (d) acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian defined benefit pension plan; provided that, the Administrative Agent’s consent shall not be required for any of clauses (b), (c) or (d) above if occurring in connection with a Permitted Acquisition.
SECTION 6.13.        Fixed Charge Coverage Ratio. During any FCCR Test Period, the Borrowers will not permit the Fixed Charge Coverage Ratio as of the last day of any period of four fiscal quarters ending during such FCCR Test Period, to be less than 1.0 to 1.0.
Article VII.

Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made (or, in the case of any representation or warranty which is already subject to a materiality qualifier, such representation or warranty shall prove to have been incorrect in any respect when made or deemed made);
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Borrower’s existence), 5.08 or in Article VI;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.04 or 5.09 of this Agreement or (ii) thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;
(f)    any Loan Party or Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue beyond the expiration of any applicable grace or cure period;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (i) this clause (g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) mandatory prepayments of the Term Loan Obligations required by any Term Loan Agreement, but subject to terms of the applicable Intercreditor Agreement or (z) voluntary prepayments, tender offers or calls of Indebtedness permitted hereunder or not prohibited hereby; and (ii) no Event of Default shall be deemed to have occurred under this clause (g) until such time as any applicable period of cure or grace contained in any document relating to such Material Indebtedness has expired;
(h)    other than with respect to any Person organized under the laws of Germany, the laws of the Netherlands or the laws of England and Wales, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, administration, receivership, reorganization or other relief in respect of a Loan Party or Material Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law including any Canadian Insolvency Laws now or hereafter in effect or (ii) the appointment of a liquidator, receiver, interim receiver, monitor, trustee, administrator, custodian, sequestrator, conservator or similar official for any Loan Party or Material Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    (i) any Loan Party or any Material Restricted Subsidiary shall (A) voluntarily commence any proceeding or file any petition or proposal seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law including any Canadian Insolvency Laws now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (C) apply for or consent to the appointment of a liquidator, receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Restricted Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing or (ii) a German Insolvency Event shall occur in respect of any German Loan Party or (iii) with respect to a Dutch Loan Party the occurrence of a Dutch Insolvency Event or (iv) a U.K. Insolvency Event shall occur in respect of any U.K. Loan Party;
(j)    any Loan Party or any Restricted Subsidiary that is a Loan Party shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;
(k)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (excluding amounts covered by an unaffiliated insurer that has not denied coverage; it being understood and agreed that a reservation of rights letter shall not be deemed to be a denial of coverage) shall be rendered against any Loan Party, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Restricted Subsidiary to enforce any such judgment; or (ii) any Loan Party or Restricted Subsidiary shall fail within sixty (60) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(l)    a Canadian Pension Termination Event shall occur, or there is an appointment by the appropriate Governmental Authority of a replacement administrator to administer any Canadian Defined Benefit Plan, and such Canadian Pension Termination Event or appointment of a replacement administrator could reasonably be expected to result in a Material Adverse Effect; or a Canadian Loan Party or any Subsidiary of a Canadian Loan Party is in default with respect to payments to a Canadian Defined Benefit Plan and such default could reasonably be expected to result in a Material Adverse Effect; or any Lien arises (save for contribution amounts not yet due or other amounts not exceeding $1,000,000) in connection with any Canadian Defined Benefit Plan;
(m)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(n)    a Change in Control shall occur;
(o)    the occurrence of any “default” or “Event of Default”, as defined in any Loan Document (other than this Agreement), or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided (but if no specific grace period is provided therein, which default or breach continues beyond thirty (30) days after the earlier of knowledge of such default or breach or notice thereof);
(p)    except as permitted by the terms of any Collateral Document or this Agreement, (i) any Collateral Document shall for any reason fail to create or keep created a valid security interest in any material portion of the Collateral purported to be covered thereby, or (ii) other than as a result of the failure of the Administrative Agent to take any action within its control to maintain perfection of the Liens created in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents (excluding any action based on facts or circumstances for which the Administrative Agent has not been notified in accordance with the provisions of the Loan Documents), any Lien on any material portion of the Collateral shall cease to be a perfected Lien having the priority required by the Loan Documents;
(q)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or
(r)    any of the Borrowers or Subsidiaries shall have been notified by the Pensions Regulator or the trustees of a Non-U.S. Pension Plan that any of them has, in relation to a Non-U.S. Pension Plan, incurred a debt or other liability under Section 75 or 75A of the Pensions Act 1995 (U.K.), has been issued with a Contribution Notice or Financial Support Direction, or otherwise is liable to pay any other amount in respect of Non-U.S. Pension Plans, in each case, that could reasonably be expected to result in a Material Adverse Effect;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in the case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and the cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC and the PPSA.
Article VIII.

The Administrative Agent
SECTION 8.01.        Authorization and Action.
(a)    Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent as defined herein and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
i.     the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
ii.     where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of England and Wales or any other jurisdiction, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

iii.     to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and
iv.     nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    None of any Syndication Agent, any Co-Documentation Agent or any Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
i.     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and
ii.     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)    The provisions of this Article, other than Sections 8.05 and 8.07(c) hereof, are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions (other than Sections 8.05 and 8.07(c)). Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
SECTION 8.02.        Administrative Agent’s Reliance, Limitation of Liability, Etc..
(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower Representative, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower Representative, a Lender or the Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 8.03.        Posting of Communications.
(a)    The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)    Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, Issuing Bank and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04.        The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Bank
SECTION 8.05.        Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Borrower Representative, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, (i) the Administrative Agent may appoint one of its Affiliates acting through an office in the European Union or the U.K. as a successor Administrative Agent and (ii) if the Administrative Agent has not appointed one of its Affiliates acting through an office in the European Union or the U.K. as a successor Administrative Agent pursuant to clause (i) above, the Required Lenders shall have the right, in consultation with the Company (and with the approval of the Company so long as no Default has occurred and is continuing), to appoint a successor Administrative Agent (and in any event, any such successor Administrative Agent appointed pursuant to the preceding clauses (i) or (ii) shall have a designated bank account in the United States to accept payments from the Company). If no successor Administrative Agent shall have been so appointed by the Required Lenders (and, so long as no Default has occurred and is continuing, with the approval of the Company), and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, (other than if the Administrative Agent appoints one of its Affiliates acting through an office in the European Union as a successor Administrative Agent pursuant to clause (i) above), such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights and obligations as Administrative Agent under the Loan Documents and any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Company and such successor.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent's resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
SECTION 8.06.        Acknowledgments of Lenders and Issuing Bank.
(a)    Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Co-Documentation Agent, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Co-Documentation Agent, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Restatement Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders from and after the Effective Date and continuing through the Restatement Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder, as applicable.
(c)    Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to a Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
(d)    (i) Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 8.06(d) shall be conclusive, absent manifest error.
(ii) Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its

Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
iii.Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by such Borrower or any other Loan Party.
iv.Each party’s obligations under this Section 8.06(d) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
SECTION 8.07.        Collateral Matters.
(a)    Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)    The Secured Parties irrevocably authorize the Administrative Agent (i) to release or subordinate Liens to the extent provided in Section 9.02(d) and (ii) at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
(d)    For greater certainty, and without limiting the powers of the Administrative Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Secured Obligations by any Loan Party (including under any deed of hypothec), each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties. Any Person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article VIII also constitute the substitution of the Attorney.
(e)    In relation to the German Collateral Documents the following additional provisions shall apply:
(i)    Each Lender authorizes JPMorgan Chase Bank, N.A. to enter into each of the German Collateral Documents to which it is a party and to take all action contemplated by such documents. The Administrative Agent with respect to the part of the Collateral secured pursuant to the German Collateral Documents or any other security interest in Collateral created under German law (“German Collateral”) shall:
(A)    hold, administer and realise such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Secured Parties: and
(B)    hold, administer and realise any such German Collateral that is pledged (verpfändet) or otherwise transferred to the Administrative Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(ii)    With respect to the German Collateral, each Secured Party hereby authorizes and each future Secured Party authorizes and grants a power of attorney (Vollmacht) to the Administrative Agent (whether or not by or through employees or agents) to:
(A)    accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Collateral Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Collateral Document or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security;
(B)    execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person all necessary releases of any such German Collateral secured under the German Collateral Documents or any other agreement related to such German Collateral;
(C)    realise such German Collateral in accordance with the German Collateral Documents or any other agreement securing such German Collateral;
(D)    make and receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the German Collateral Documents or any other agreement securing the German Collateral;
(E)    take such action on its behalf as may from time to time be authorized under or in accordance with the German Collateral Documents; and
(F)    to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Collateral Documents together with such powers and discretions as are reasonably incidental thereto.
(iii)    Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any Loan Document, the relationship of the Secured Parties to the Administrative Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.
(iv)    Each Secured Party hereby ratifies and approves, and each future Secured Party ratifies and approves, all acts and declarations previously done by the Administrative Agent on such Person’s behalf (including, for the avoidance of doubt, the declarations made by the Administrative Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise); and
(v)    For the purpose of performing its rights and obligations as Administrative Agent and to make use of any authorization granted under the German Collateral Documents each Secured Party hereby authorizes, and each future Secured Party hereby authorizes, the Administrative Agent to act as its agent (Stellvertreter), and releases the Administrative Agent from any restrictions on representing several Persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Administrative

Agent has the power to grant sub-power of attorney, including the release from the restrictions of Section 181 of the German Civil Code.
(f)    In relation to the Dutch Collateral Documents the following additional provisions shall apply:
(i)    for the purpose of Section 8.07(g) of this Agreement the Administrative Agent is JPMorgan Chase Bank, N.A. and acts on its own name and on behalf of itself and not as agent, representative or trustee of any Secured Party; and
(ii)    the parties hereto acknowledge and agree that any resignation by the Administrative Agent is not effective with respect to its rights and obligations under the Parallel Debt until such rights and obligations have been assumed by the successor Administrative Agent. The Administrative Agent will reasonably cooperate in assigning its rights and obligations under the Parallel Debt to a successor Administrative Agent and will reasonably cooperate in transferring all rights and obligations under any Dutch Collateral Document to such successor Administrative Agent. All other parties hereby, in advance, irrevocably grant their cooperation to such transfer of all rights and obligations by the Administrative Agent to a successor Administrative Agent.
(g)    Each Loan Party hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Administrative Agent amounts equal to any amounts owing from time to time by such Loan Party to any Secured Party under this Agreement any other Loan Document or other relevant document pursuant to any Secured Obligations as and when those amounts are due under any Loan Document or other relevant document (such payment undertakings under this Section 8.07(g) and the obligations and liabilities resulting therefrom being the “Parallel Debt”).
(i)    The Administrative Agent shall have its own independent right to demand payment of the Parallel Debt by the Loan Parties. Each Loan Party and the Administrative Agent acknowledge that the obligations of each Loan Party under this Section 8.07(g) are several, separate and independent from, and shall not in any way limit or affect, the corresponding obligations of each Loan Party to any Secured Party under this Agreement any other Loan Document or other relevant document (the “Corresponding Debt”) nor shall the amount for which each Loan Party is liable under Section 8.07(g) be limited or affected in any way by its Corresponding Debt provided that:
(A)    the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);
(B)    the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;
(C)    the Parallel Debt will be payable in the currency or currencies of the Corresponding Debt;
(D)    the Loan Parties shall have all objections and defenses against the Parallel Debt as the Loan Parties have against the Corresponding Debt (including Corresponding Debt reinstated for any reason); and
(E)    for the avoidance of doubt the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable.

(ii)    the security granted under any German Collateral Document or any Dutch Collateral Document with respect to the Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of the Parallel Debt.
(iii)    Without limiting or affecting the Administrative Agent’s rights against any Loan Party (whether under this Agreement or any other Loan Document), each Loan Party acknowledges that:
(A)    nothing in this Agreement shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document; and
(B)    for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.
(iv)    The parties to this Agreement acknowledge and confirm that the parallel debt provisions contained herein shall not be interpreted so as to increase the maximum total amount of the Secured Obligations.
(v)    The Parallel Debt shall remain effective in case a third Person should assume or be entitled, partially or in whole, to any rights of any of the Secured Parties under any of the other Loan Documents, be it by virtue of assignment, assumption or otherwise; and
(vi)    All monies received or recovered by the Administrative Agent pursuant to this Agreement and all amounts received or recovered by the Administrative Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with Section 2.18 of this Agreement.
(h)    Each Lender authorizes JPMorgan Chase Bank, N.A. to enter in each of the U.K. Collateral Documents to which it is a party and to take all action contemplated by such documents. In this Agreement and the U.K. Collateral Documents, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Administrative Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, the Administrative Agent (or any other Person acting in such capacity) in its capacity as security trustee of the Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to the U.K. Collateral Documents or the security thereby created. Any obligations of the Administrative Agent (or any other Person acting in such capacity) in this Agreement and the U.K. Collateral Documents shall be obligations of the Administrative Agent in its capacity as security trustee of the Secured Parties to the extent that the obligations relate to the U.K. Collateral Documents or the security thereby created. Additionally, in its capacity as security trustee of the Secured Parties, the Administrative Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of the Administrative Agent contained in the provisions of the whole of this Article VII,; (ii) all the powers of an absolute owner of the security constituted by the U.K. Collateral Documents and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the U.K. Collateral Documents and/or any of the Loan Documents.
(i)    Each Secured Party on behalf of itself and its Affiliates as potential counterparties to Banking Services Obligations and Swap Agreement Obligations hereby appoints the Administrative Agent to act as its trustee under an in relation to the U.K. Collateral Documents and to hold the assets subject to the security thereby created as trustee for the Secured Parties on the trusts and other terms contained in the U.K. Collateral Documents and each Secured Party hereby irrevocably authorizes the Administrative Agent in its capacity as security trustee of the Secured Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to the Administrative Agent as security trustee of the Secured Parties by the terms of the U.K. Collateral Documents together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.
(j)    Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent under the U.K. Collateral Documents shall be construed so as to include a reference to Liens granted in favor of the Administrative Agent in its capacity as security trustee of Secured Parties.
(k)    The Secured Parties agree that at any time that the Person acting as security trustee of the Secured Parties in respect of the U.K. Collateral Documents shall be a Person other than the Administrative Agent, such other Person shall have the rights, remedies, benefits and powers granted to the Administrative Agent in its capacity as security trustee of the Secured Parties under this Agreement and the U.K. Collateral Documents.
(l)    Nothing shall require the Administrative Agent in its capacity as security trustee of the Secured Parties under this Agreement and the U.K. Collateral Documents to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States or the U.K. which may not operate under the principles of trust or where such trust would not be recognized or its effects would not be enforceable.
SECTION 8.08.        Credit Bidding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
SECTION 8.09.        Certain ERISA Matters..
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments, or
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, any Lead Arranger, any Syndication Agent, any Co-Documentation Agent, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent and each Lead Arranger, Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 8.10.        Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
Article IX.

Miscellaneous
SECTION 9.01.        Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to any Loan Party, to the Borrower Representative at:
Belden Inc.
1 North Brentwood Blvd., 15th Floor
St. Louis, Missouri 63105
Attention of Chief Financial Officer
Telecopy No. (314) 854-8001
Telephone No. (314) 854-8010)

with a mandatory copy (in the case of a notice of Default or a notice that is not in the ordinary course of administering this Agreement) to:
c/o Belden Inc.
1 North Brentwood Blvd., 15th Floor
St. Louis, Missouri 63105
Attention of General Counsel
Telecopy No. (314) 854-8001
Telephone No. (314) 854-8035

(ii)    if to the Administrative Agent, Swingline Lender or Issuing Bank, to:
JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor 22
Chicago, IL 60603
Attention:  Stephanie Lis
Telephone No: (312) 336-1177
Facsimile No: (312) 429-4461
Email: stephanie.a.lis@jpmorgan.com

and, in the case of a notice regarding the Foreign Borrowers, to:

J.P. Morgan AG
Loans & Agency
25 Bank Street, Canary Wharf
London E145JP
United Kingdom
Fax: +44 (0)20 7777 2360
Email: Loan_and_agency_london@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A., Toronto Branch
66 Wellington St. W.
Suite 4500, TD Bank Tower
Toronto, ON  M5K 1E7
Attention: Auggie Marchetti
Facsimile No: 416-981-2375
Email: agostino.a.marchetti@chase.com

And, in the case of Foreign Swingline Loans, to:

J.P. Morgan AG, European Loan Operations
3rd Floor, Prestige Platina, Near Marathahali Junction, Sarjapur Outer Ring Road, Kadabeesanahali, Vathur Hobli, Bangalore – 560087, India
Facimilie No: +1 214 291 4365
Email: European.loan.operations@jpmorgan.com
and a copy to Loan_and_agency_london@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor 7
Chicago, IL 60603
Attention:  Ana Salas
Telephone No: 1 (312) 732-4858
Facsimile No:  1 (312) 385-7101
Email: cls.reb.chicago@jpmorganchase.com
(iii)    if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Approved Electronic Platforms, as applicable pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)    Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02.        Waivers; Amendments. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other

Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and in Section 2.24(a) (with respect to a German Borrower Amendment), Section 2.14(b), (c), and (d), and subject to clauses (c) through (h) of this Section 9.02, neither this Agreement nor any other provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided that, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby; provided that, (x) any amendment to the financial covenant, borrowing base or availability definitions in this Agreement shall not constitute a reduction in the rate of interest or the reduction or forgiveness of any interest for purposes of this clause (ii) and (y) the default interest rate specified in Section 2.13(e) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby; provided that, mandatory prepayments pursuant to Section 2.11(c) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders, (iv) change Section 2.09(c) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) change the definition of any Borrowing Base (or any defined terms used therein) in a manner that makes more credit available, increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, in each case, without the written consent of the Supermajority Lenders; provided, that the Administrative Agent may adjust Reserves in its Permitted Discretion, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender), (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release all or substantially all of the value of the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including with respect to a sale, disposition or dissolution of a Loan Guarantor permitted herein), without the written consent of each Lender (other than any Defaulting Lender), (ix) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender) or (x) except as expressly permitted hereunder or under the Loan Documents (including by Section 9.02(d)), subordinate all or substantially all of the Obligations hereunder or all or substantially all of the Liens granted in favor of the Administrative Agent under the Collateral Documents, to any other Indebtedness or Lien, as the case may be, without the written consent of each Lender (provided, that nothing in this clause (x) shall require the consent of all Lenders to subordinate Liens on assets not included in the Borrowing Base securing Term Loan Obligations or obligations in respect of bond or other financings, in each case, to the extent permitted hereunder); provided further that, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender); provided further that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively.
(c)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
(d)    The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release and the Administrative Agent shall, at the Borrowers’ request release (and/or, in connection with clauses (ii) through (v) below, subordinate) any Liens granted to the Administrative Agent by the Loan Parties on any Collateral:
(i)    upon Payment in Full, in which case the Administrative Agent is also authorized to terminate the Loan Documents and release the Loan Guaranty;
(ii)    constituting property being sold or disposed of (including transfers of property from a Loan Party to a Restricted Subsidiary that is not a Loan Party and the sale, assignment or disposition of assets pursuant to a Permitted Factoring Transaction) if the Loan Party disposing of such property certifies to the Administrative Agent that the sale, disposition or other transfer is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary (including by way of contribution to a joint venture), the Administrative Agent is authorized to release any Loan Guaranty or license provided by such Subsidiary;
(iii)    constituting property leased or licensed to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement;
(iv)    as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII;

(v)    subject to Liens permitted under Section 6.02(b), 6.02(c), 6.02(d), 6.02(f), 6.02(i) or 6.02(l);
(vi)    constituting Excluded Assets;
(vii)    constituting real property;
(viii)    constituting a Deposit Account secured pursuant to the U.K. Collateral Documents if and to the extent such Deposit Account is closed or constitutes an Excluded Asset (and if all such Deposit Accounts are closed or constitute Excluded Assets, to terminate and release the U.K. Collateral Documents); or
(ix)    in relation to a terminated Foreign Borrower pursuant to Section 2.24(b).
The Lenders and the Issuing Bank agree that any release of Liens as described above may be automatic to the extent provided in the Collateral Documents and, at the request and sole expense of the Loan Parties, the Administrative Agent is hereby authorized to execute and deliver to the Loan Parties all releases or other documents reasonably requested to evidence the release of such Liens. Except as provided in the preceding sentence, the Administrative Agent will not release or subordinate any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release or subordinate its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Notwithstanding the foregoing, rights of the Administrative Agent to provide releases, upon any sale or other disposition by any Loan Party (other than to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, the security interests in such Collateral created by this Agreement and other Loan Documents shall be automatically released. Any such release or subordination shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released or subordinated) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release or subordination shall be without recourse to or warranty by the Administrative Agent.
(e)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement and such Non-Consenting Lender agrees to be replaced, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
(f)    A Loan Guarantor shall automatically be released from its obligations under the Loan Guaranty, and any Equity Interests or assets of such Loan Guarantor which have been pledged as Collateral shall be released, upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Guarantor ceases to be a Restricted Subsidiary (including by way of contribution to a joint venture); provided that, (i) if consent of the Required Lenders is expressly required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise and (ii) no Loan Guarantor with assets in the Borrowing Base may be so released unless the Borrowing Base has been redetermined and, after giving pro forma to such release, no Revolving Exposure Limitations would be exceeded. In addition, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), and upon request of the Company shall, release any Foreign Borrower, including its Loan Guaranty and all Liens on the assets of such Foreign Borrower, pursuant to Section 2.24(b). In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party's expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), and upon the request of the Company shall, release any Loan Guarantor from its obligations under the Loan Guaranty and release its Liens on any Equity Interests or assets of such Loan Guarantor which have been pledged as Collateral if such Loan Guarantor is no longer a Material Restricted Subsidiary or is otherwise no longer required to be a Loan Party. Upon Payment in Full, the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Party thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
(g)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
SECTION 9.03.        Expenses; Limitation of Liability; Indemnity; Damage Waiver. (a) he Loan Parties shall, jointly and severally, but subject to the limitations set forth in Sections 9.21 and 11.14, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (which, in the case of counsel, shall be limited to the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel, one primary European counsel and one additional local counsel in each other jurisdiction, in each case, for the Administrative Agent) in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (which, in the case of counsel, shall be limited to the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel, one primary European counsel and one additional local counsel in each other jurisdiction for the Administrative Agent and one additional counsel for all the Lenders (taken as a whole)), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:
(i)    subject to the limits set forth in Sections 5.11 and 5.12, appraisals, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each appraisal and field examination;
(ii)    background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;
(iii)    Other Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
(iv)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
(v)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing fees, costs and expenses may be charged to the Company as Revolving Loans or to another deposit account, all as described in Section 2.18(c). This Section 9.03(a) is subject to the limitations set forth in Sections 9.21 and 11.14.
(b)    The Loan Parties shall, jointly and severally but subject to the limitations set forth in Sections 9.21 and 11.14, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses for any Indemnitee (including the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel, one primary European counsel and one additional local counsel in each other jurisdiction, in each case, as selected by the Administrative Agent and for all Indemnitees and, in light of actual or perceived conflicts of interest or the availability of different claims or defenses, one additional counsel for each similarly affected group of Indemnitees (taken as a whole) and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of Indemnitees), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan

Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit, any document related thereto or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Restricted Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Restricted Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or its respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, (y) a material breach by such Indemnitee or its Related Parties of its express obligations under the Loan Documents pursuant to a claim initiated by the Borrowers or (z) disputes solely between or among the Indemnitees not arising from any act or omission by the Company or any of its Subsidiaries or Affiliates, it being understood and agreed that the Administrative Agent and each Lead Arranger fulfilling its role and in its capacity as such, shall remain indemnified in such proceedings. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)    Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (d) of this Section 9.03 to the Administrative Agent, each Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the Payment in Full of the Secured Obligations
(d)    To the extent permitted by applicable law (i) neither any Borrower nor any Loan Party shall assert, and each Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Lead Arranger, any Syndication Agent, any Co-Documentation Agent any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than an intentional breach of confidentiality obligations, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(d) shall relieve any Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)    All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.
SECTION 9.04.        Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower Representative, provided that, the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent;
(C)    the Issuing Bank; and
(D)    the Swingline Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s

Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that, no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing, provided further, that an assignment of a Global Tranche Commitment or Loan made available to the Dutch Borrower shall at all times be provided by a Lender that is a Non-Public Lender;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (such fee to be paid by the assignor and/or assignee);
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(E)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a counterpart to the Lender Allocation Agreement; provided, that each Person that executes and delivers an Assignment and Assumption shall automatically be deemed to have consented to the terms of the Lender Allocation Agreement.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f), (g) and (h) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or otherwise comply with Tax law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Each Person that acquires a Participation shall automatically be deemed to have consented to the terms of the Lender Allocation Agreement.
(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.        Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding that has not been cash collateralized (including with the issuance of a back-up letter of credit in a manner reasonably satisfactory to the Administrative Agent) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06.        Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Lender Allocation Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties (provided that, the Lender Allocation Agreement is only an agreement among the Administrative Agent and the Lenders) relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.07.        Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.        Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. In respect of a German Borrower, the German Guaranty Limitations shall apply if and to the extent applicable. The applicable Lender shall notify any Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE

SECURED OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS. This Section 9.08 is subject to the limitations set forth in Sections 9.21 and 11.14.
SECTION 9.09.        Governing Law; Jurisdiction; Consent to Service of Process. This Agreement and the other Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.
(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each party to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Loan Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof. Each Foreign Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d). Each Foreign Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign

Borrower. To the extent any Foreign Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e)    Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
SECTION 9.10.        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.        Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the prior written consent of the Borrower Representative, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Company and its

Subsidiaries, or (i) on a confidential basis to (1) any rating agency in connection with rating any Borrower or its Subsidiaries. or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein. For the purposes of this Section, “Information” means all information received from the Company and its Subsidiaries relating to the them or their operations or business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than customary information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
SECTION 9.13.        Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
SECTION 9.14.        USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.
SECTION 9.15.        Canadian Anti-Money Laundering Legislation. (a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(b) If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent;
(i)     shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and
(ii)    shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.
SECTION 9.16.        Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.17.     Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in Collateral which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
SECTION 9.18.        Interest Rate Limitation.
(a)    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the

“Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
(b)    If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) first, by reducing the amount or rate of interest required to be paid to the Lenders under this Agreement, and (2) second, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in this Agreement shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Restatement Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.
SECTION 9.19.        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates

has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.20.        Intercreditor Agreements. Without limiting the authority granted to the Administrative Agent in Article VIII hereof, each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby authorizes and directs the Administrative Agent to enter into any Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.
SECTION 9.21.        Limitation on Subsidiaries. Notwithstanding anything in this Agreement (including, without limitation, Article X and XI) to the contrary, (i) no Foreign Subsidiary or any Domestic Subsidiary owned directly or indirectly by the Foreign Subsidiary shall be the primary obligor or guarantor (pursuant to Section 10.01, Section 11.01 or otherwise) or pledgor of any assets or otherwise responsible for, in each case, any Secured Obligations incurred by or on behalf of any Domestic Loan Party and (ii) no Foreign Subsidiary or any Domestic Subsidiary owned directly or indirectly by such Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Secured Obligations incurred by or on behalf of, any Domestic Loan Party.
SECTION 9.22.        Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 9.23.        Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Article X.
Loan Guaranty of Domestic Loan Parties
SECTION 10.01.    Guaranty. Each Loan Guarantor that is a Domestic Loan Party (each reference to Loan Guarantors in this Article X being limited to such Domestic Loan Parties) (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and, subject to the limitations set forth in Section 9.03, all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, as used in this Article X, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan

Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
SECTION 10.02.    Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
SECTION 10.03.    No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Guaranteed Obligations (other than Unliquidated Obligations)), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.
(b)    The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c)    Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations (other than Unliquidated Obligations)).
SECTION 10.04.    Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any other Loan Guarantor or any other Obligated Party, other than the Payment in Full of the Guaranteed Obligations (other than

Unliquidated Obligations). Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
SECTION 10.05.    Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.
SECTION 10.06.    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07.    Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
SECTION 10.08.    Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to any Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that may exist under clause (p) of Article VII hereof as a result of any such notice of termination.
SECTION 10.09.    Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding of Indemnified Taxes applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made. For purposes of this Section 10.09, the term “Borrower Representative” shall be deemed replaced with “Loan Guarantor” in each place such term appears under Section 2.17(f).
SECTION 10.10.    Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.
SECTION 10.11.    Contribution.
(a)    To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)    This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.
SECTION 10.12.    Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 10.13.    Keepwell. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article X hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Loan Guarantee in respect of a Specified Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under any Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Specified Swap Obligations. Each such Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Article XI.
Loan Guaranty of Foreign Loan Parties
SECTION 11.01.    Guaranty. Subject to Section 11.14 hereof, each Loan Guarantor that is a Foreign Loan Party (each reference to Loan Guarantors in this Article XI being limited to such Foreign Loan Parties) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Foreign Secured Obligations, and, subject to the limitations set forth in Section 9.03, all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Foreign Secured Obligations from, or in prosecuting any action against, any Foreign Borrower, any Loan Guarantor or any other guarantor of all or any part of the Foreign Secured Obligations (such costs and expenses, together with the Foreign Secured Obligations, as used in this Article XI, collectively the “Guaranteed

Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
SECTION 11.02.    Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
SECTION 11.03.    No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Guaranteed Obligations (other than Unliquidated Obligations.)), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.
(b)    The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c)    Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations (other than Unliquidated Obligations)).

SECTION 11.04.    Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
SECTION 11.05.    Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.
SECTION 11.06.    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.
SECTION 11.07.    Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
SECTION 11.08.    Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to any Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 11.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that may exist under clause (p) of Article VII hereof as a result of any such notice of termination.
SECTION 11.09.    Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding of Indemnified Taxes applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made. For purposes of this Section 11.09, the term “Borrower Representative” shall be deemed replaced with “Loan Guarantor” in each place such term appears under Section 2.17(f).
SECTION 11.10.    Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.
SECTION 11.11.    Contribution.
(a)    To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)    This Section 11.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 11.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 11.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.
SECTION 11.12.    Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article XI is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 11.13.    Keepwell. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article XI hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party that is a Loan Guarantor under this Article XI to honor all of its obligations under this Loan Guaranty in respect of a Specified Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 11.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 11.13 shall remain in full force and effect until the termination of all Specified Swap Obligations. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article XI intends that this Section 11.13 constitute, and this Section 11.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party that is a Loan Guarantor under this Article XI for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. This Section 11.13 is subject to the limitations set forth in Section 9.21.
SECTION 11.14    German Guaranty Limitations.
(a)    Limitation. The Administrative Agent agrees to restrict the enforcement of the guarantee or any indemnity granted by each German Loan Party pursuant to this Agreement and any joint and several liability assumed hereunder (together, the “Security”) if and to the extent that (i) such Security secures any liabilities of such German Loan Party’s direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of any of such German Loan Party’s Subsidiaries and, for the avoidance of doubt, such German Loan Party’s own liabilities) and (ii) the enforcement of such Security would cause the amount of such German Loan Party’s net assets (Reinvermögen), as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of Sections 30 and 31 of the German Limited Liability Company Act (GmbHG), (each such event is hereinafter referred to as a “Capital Impairment”) or would deprive such German Loan Party of the liquidity necessary to fulfill its liabilities towards its creditors (a “Liquidity Impairment”). For the purposes of the calculation of a Capital Impairment for any German Loan Party, the following balance sheet items shall be adjusted as follows: (a) the amount of any increase of such German Loan Party’s registered share capital after the date of this Agreement that has been effected without prior written consent of the Administrative Agent shall be deducted from such German Loan Party’s registered share capital; (b) loans provided to such German Loan Party shall be disregarded if and to the extent such loans are subordinated or are considered subordinated by operation of law and such loans are not shown in the balance sheet as liability of the German Loan Party; (c) loans or other contractual liabilities incurred in violation of the provisions of the Loan Documents shall be disregarded; (d) non-distributable assets (§ 268 (8) of the German Commercial Code) shall be disregarded (i.e. deducted); and (e) the net assets shall take into account the costs of the Auditor’s Determination (as defined below) either as a reduction of assets or an increase of liabilities.
(b)    Disposal of Relevant Assets. In a situation where any German Loan Party would not have sufficient assets to maintain its registered share capital after satisfaction (in whole or in part) of the relevant demand, such German Loan Party shall dispose of all assets, to the extent legally permitted and to the extent necessary to satisfy the amounts demanded under the Security granted by such German Loan Party which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of such German Loan Party with a book value which is significantly lower than the market value of such assets, unless such disposal would not be commercially justifiable, provided that the Administrative Agent consents to the fact that a disposal would not be commercially justifiable.
(c)    Management Notification/Auditor’s Determination.
(i)    The limitation pursuant to this Section 11.14 shall apply, subject to the following requirements, if, following a notice by the Administrative Agent that it intends to enforce any Security or a demand by the Administrative Agent under any such Security, the applicable German Loan Party notifies the Administrative Agent (“Management Notification”) within fifteen (15) days upon receipt of the relevant notice or demand that a Capital Impairment or Liquidity Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment or Liquidity Impairment would occur and providing prima facie evidence that a realisation or other measures undertaken in accordance with the mitigation provisions set out above would not prevent such Capital Impairment or Liquidity Impairment); provided that until and including the earlier of (x) the date falling fifteen (15) Business Days after the notice or demand of the Administrative Agent regarding the enforcement of any Security and (y) the date of delivery of the Management Notification to the Administrative Agent, the right to enforce such Security (whether in full or in part) shall be suspended.
(ii)    If the Management Notification is contested by the Administrative Agent, the Administrative Agent shall nevertheless be entitled to enforce any Security granted under this Agreement up to such amount, which is, based on the Management Notification, undisputed between itself and the applicable German Loan Party. In relation to the amount which is in dispute, the applicable German Loan Party undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any payment under the Security would cause a Capital Impairment or Liquidity Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the applicable German Loan Party in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The applicable German Loan Party shall provide the Auditor’s Determination to the Administrative Agent within thirty (30) days (or such longer period as has been agreed between the Borrower Representative and the Administrative Agent) from the date on which the Administrative Agent contested the Management Notification in writing. The Auditor’s Determination shall be binding on the applicable German Loan Party and the Administrative Agent.
(iii)    If, and to the extent that, any Security has been enforced without regard to the limitation set forth in this Section 11.14 because the amount of the available net assets or liquidity pursuant to the Auditor’s Determination is lower than the amount stated in the Management Notification, the Administrative Agent shall upon written demand of the applicable German Loan Party to the Administrative Agent repay any amount (if and to the extent already paid to the Administrative Agent) up to and including the amount calculated in the Auditor’s Determination in accordance with this Section 11.14, provided such demand for repayment is made to the Administrative Agent within six (6) months (Ausschlussfrist) from the date such Security has been enforced.
(iv)    If pursuant to the Auditor’s Determination the amount of the available net assets or liquidity is higher than set out in the Management Notification, the Administrative Agent shall be entitled to enforce into such available net assets accordingly.
(d)    Exceptions. Notwithstanding the above, the limitations pursuant to this Section 11.14 shall not apply to any German Loan Party:
(i)    if such German Loan Party is party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) pursuant to Section 30, paragraph 1, sentence 2 of the German Limited Liability Company Act (GmbHG) and payment by or enforcement against the German Loan Party would not violate Section 30, paragraph 1 GmbHG; provided, that the limitations pursuant to this Section 11.14 shall apply if the dominating entity is insolvent or payment by the dominated entity would result in the insolvency of the dominated entity;
(ii)    if such German Loan Party has a recourse right (Rückgewähranspruch) pursuant to Section 30, paragraph 1, sentence 2 of the German Limited Liability Company Act (GmbHG) which is fully recoverable (werthaltig);
(iii)    if such German Loan Party fails to deliver the Management Notification and/or the Auditor’s Determination pursuant to this Section 11.14 in the required timeframe, unless such German Loan Party proves in a court proceeding that the disputed amount is necessary for maintaining its registered share capital;
(iv)    to any amounts borrowed under the Loan Documents to the extent the proceeds of such borrowing are on-lent to such German Loan Party or its Subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against such German Loan Party and the repayment of such loans as a result of such on-lending is not prohibited by law; or
(v)    to any amounts borrowed under the Loan Documents by such German Loan Party to the extent that any amounts so borrowed are still outstanding at the time the relevant demand for repayment is made against such German Loan Party.
Article XII.
The Borrower Representative.
SECTION 12.01.    Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XII. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s). The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.01.
SECTION 12.02.    Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
SECTION 12.03.    Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
SECTION 12.04.    Notices. Each Borrower shall promptly notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
SECTION 12.05.    Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
SECTION 12.06    Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
SECTION 12.07    Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month or week, as applicable, to the Borrower Representative any certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificate and Compliance Certificate required pursuant to the provisions of this Agreement.
SECTION 12.08    Representation of Dutch Loan Party. If, in respect of a Dutch Loan Party, this Agreement or any other Loan Document is signed or executed by another Person (a “Dutch Attorney-in-Fact”) acting on behalf of such Dutch Loan Party pursuant to a power of attorney executed and delivered by such Dutch Loan Party, it is hereby expressly acknowledged and accepted by the other parties to this Agreement or any other Loan Document that the existence and extent of such Attorney-in-Fact’s authority and the effects of such Attorney-in-Fact’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.
Article XIII.
Subordination of Intercompany Indebtedness.
SECTION 13.01    Subordination of Intercompany Indebtedness. Each Loan Party agrees that any and all claims of such Loan Party against any Loan Party (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Loan Party may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness, and provided further that if the Intercompany Indebtedness is an upstream or cross stream loan granted by a German Loan Party and if and to the extent the managing directors of the relevant German Loan Party (or in case of a GmbH & Co. KG, the managing directors of the general partner of such German Loan Party) are required by law to demand repayment of Intercompany Indebtedness in order to avoid personal and/or criminal liability due to a violation of capital maintenance, liquidity protection or similar or comparable rules under applicable German law and/or if and to the extent required to avoid non-compliance with section 30 of the German Limited Liability Companies Act (GmbHG), the German Loan Party may demand to receive and may receive payments with respect to Intercompany Indebtedness regardless of whether an Event of Default has occurred. Notwithstanding any right of any Loan Party to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Loan Party, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties in those assets. No Loan Party shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document, any Swap Agreement or any Banking Services Agreement have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, administration, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold pursuant to any such proceeding, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Loan Party (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash); provided, however, that no such payment of the Guaranteed Obligations shall be required to be made in violation of Section 9.21. Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Loan Party upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Secured Parties, such Loan Party shall receive and hold, in each case subject to the limitations set forth in Section 9.21, the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Loan Party where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Loan Party as the property of the Secured Parties. If any such Loan Party fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BELDEN INC., as the Company

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Senior Vice President
OTHER DOMESTIC LOAN PARTIES:
BELDEN 1993 LLC

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Secretary
BELDEN HOLDINGS, INC.

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Secretary
BELDEN WIRE & CABLE COMPANY LLC

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Secretary

CDT INTERNATIONAL HOLDINGS LLC

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Secretary
Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

GARRETTCOM, INC.

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Secretary
PPC BROADBAND, INC.

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Secretary
PROSOFT TECHNOLOGY, INC.

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Secretary
TRIPWIRE, INC.

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Secretary

VIA HOLDINGS I, INC.

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Secretary
VIA HOLDINGS II, INC.

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Secretary
Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

THINKLOGICAL, LLC

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Secretary

Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

CANADIAN LOAN PARTIES:
BELDEN CANADA ULC, as the Canadian Borrower

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson-President
    Title: Secretary & Chief Executive Officer

Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

DUTCH LOAN PARTIES:
BELDEN EUROPE B.V., as the Dutch Borrower

By:    /s/ Paul Zwaneveld
    Name: Paul Zwaneveld
    Title: Director A
BELDEN WIRE & CABLE B.V.

By:    /s/ Paul Zwaneveld
    Name: Paul Zwaneveld
    Title: Director

Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

GERMAN LOAN PARTIES:
BELDEN DEUTSCHLAND GmbH, as German Borrower A

By:    /s/ Brian Lieser
    Name: Brian Lieser
    Title: Managing Director
HIRSCHMANN AUTOMATION AND CONTROL GmbH, as German Borrower B

By:    /s/ Brian Lieser
    Name: Brian Lieser
    Title: Managing Director

Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

U.K. LOAN PARTIES:
PPC BROADBAND FIBER LTD., as the U.K. Borrower

By:    /s/ Brian E. Anderson
    Name: Brian E. Anderson
    Title: Director

Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender

By:    /s/ Stephanie Lis
    Name: Stephanie Lis
    Title: Authorized Officer
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

By:    /s/ Auggie Marchetti
    Name: Auggie Marchetti
    Title: Authorized Officer

Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender, as Issuing Bank and as Syndication Agent

By:    /s/ Matt Harbour
    Name: Matt Harbour
    Title: Authorized Signatory
WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender

By:    /s/ David G. Phillips
    Name: David G. Phillips
    Title: Senior Vice President, Credit Officer,
         Canada
WELLS FARGO NATIONAL ASSOCIATION (LONDON BRANCH), as a Lender

By:    /s/ S J Chait
    Name: S J Chait
    Title: Authorised Signatory

Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

CITIBANK, NA, individually as a Lender and as Co-Documentation Agent

By:    /s/ Javier Escobar
    Name: Javier Escobar
    Title: Vice President & Director

Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender and as Co-Documentation Agent

By:    /s/ Nicole Manies
    Name: Nicole Manies
    Title: Vice President
U.S. BANK NATIONAL ASSOCIATION, acting through its Canadian branch, as a Lender

By:    /s/ Nicole Manies
    Name: Nicole Manies
    Title: Vice President

Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

GOLDMAN SACHS BANK USA, as a Lender

By:    /s/ Kevin Raisch
    Name: Kevin Raisch
    Title: Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:    /s/ Philip Tancorra
    Name: Philip Tancorra
    Title: Vice President

By:    / s/ Michael Strobel
    Name: Michael Strobel
    Title: Vice President

Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

HSBC BANK USA, N.A. as a Lender

By:    /s/ Meredith Philips
    Name: Meredith Philips
    Title: Vice President

Signature Page to Second Amended and Restated Credit Agreement
Belden Inc.

COMMITMENT SCHEDULE

Lender	Domestic Tranche Commitment	Global Tranche Commitment	Aggregate Commitment	Treaty Passport Scheme Reference Number and Jurisdiction of Tax Residence (if applicable)
JPMorgan Chase Bank, N.A.	$40,250,000	$17,250,000	$57,500,000	13/M/0268710/DTTP (United States)
Wells Fargo Bank, National Association	$40,250,000	$17,250,000	$57,500,000	13/W/61173/DTTP (United States)
Citibank, N.A.	$25,900,000	$11,100,000	$37,000,000
U.S. Bank National Association	$25,900,000	$11,100,000	$37,000,000	13/U/62184/DTTP (United States)
Goldman Sachs Bank USA	$25,900,000	$11,100,000	$37,000,000
Deutsche Bank AG New York Branch	$25,900,000	$11,100,000	$37,000,000	7/D/70006/DTTP (Germany)
HSBC Bank USA, N.A.	$25,900,000	$11,100,000	$37,000,000	13/H/314375/DTTP (United States)

Total	$210,000,000	$90,000,000	$300,000,000
Commitment Schedule

Schedule 5.18

Post-Closing Matters

1.Not later than ninety (90) days after the Restatement Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Company shall deliver to the Administrative Agent the documents identified under the heading “U.S. Real Property Documentation” on Exhibit F to the Agreement.
2.    Not later than ten (10) Business Days after the Restatement Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Company shall deliver to the Administrative Agent any pledged stock certificates (and accompanying stock powers executed in blank) required to be delivered to the Administrative Agent pursuant to the Domestic Security Agreement and that have not been so delivered on or before the Restatement Effective Date.